AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 1998
                                                    REGISTRATION NO. 333-41839

  ============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------

                                ADMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------
                          INTERAMERICAS COMMUNICATIONS
                                   CORPORATION
             (Exact name of registrant as specified in its charter)

                        TEXAS                            87-0464860
            (State or other jurisdiction of          (I.R.S. Employer
         incorporation or organization)          Identification Number)

                          2600 DOUGLAS ROAD, SUITE 501
                           CORAL GABLES, FLORIDA 33134
                                 (305) 448-4422

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               DOUGLAS G. GEIB II
                             CHIEF FINANCIAL OFFICER
                    INTERAMERICAS COMMUNICATIONS CORPORATION

                          2600 DOUGLAS ROAD, SUITE 501
                           CORAL GABLES, FLORIDA 33134
                                 (305) 448-4422

  (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  _____________

                          Copies of Communications to:

                               ANDREW HULSH, ESQ.
                                BAKER & MCKENZIE

                         701 BRICKELL AVENUE, SUITE 1600

                                 MIAMI, FL 33131
                                 (305) 789-8900

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                                  _____________

    If the only securities being registered in this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.    [  ]

    If any of the securities being registered on this form are to be offered on a delayed or a continuous basis pursuant to Rule 415, under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest  reinvestment  plans,  check  the  following  box.    [X]

    If this form is filed to register additional securities for an offering pursuant to Section 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

    If this form is a post-effective amendment filed pursuant to Rule 462(o) under the Securities Act of 1933, check the following box and list the
Securities  Act  registration  statement  number  of  the  earlier  effective
registration  statement  for  the  same  offering.    [  ]    _____________

    If  delivery  of the prospectus is expected to be made pursuant to Rule 434,
please  check  the  following  box.    [  ]
                                  _____________

                   CALCULATION OF ADDITIONAL REGISTRATION FEE

==================================================================================================
                                                                                       AMOUNT OF
                                 ADDITIONAL      PROPOSED MAXIMUM  PROPOSED MAXIMUM    ADDITIONAL
     TITLE OF SHARES              AMOUNT TO      AGGREGATE PRICE      AGGREGATE       REGISTRATION
     TO BE REGISTERED           BE REGISTERED     PER SHARE(1)     OFFERING PRICE(1)     FEE(2)
-----------------------------  ----------------  ----------------  -----------------  ------------
Common Stock, $.001 par Value            93,829  $          2.375 $         222,844  $      65.74
=============================  ================  ================  =================  ============

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) A registration fee of $11,973.55 was paid in connection with the initial filing of this Registration Statement on December 10, 1997. The amount of the additional registration fee is being paid herewith.


                                  _____________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

  ============================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION DATED MARCH 18, 1998

PROSPECTUS

                       [INTERAMERICAS COMMUNICATIONS LOGO]

                                  COMMON STOCK
                                 $.001 PAR VALUE

     This Prospectus relates to 18,567,432 shares (the "Shares") of Common Stock, par value $.001 per share ("Common Stock"), of InterAmericas Communications Corporation, a Texas corporation ("ICCA" and, together with its subsidiaries, the "Company"), being offered from time to time by stockholders of ICCA ("the Selling Stockholders"), including (i) Shares issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder and (ii) Shares issuable upon the exercise of outstanding warrants and options to purchase shares of Common Stock.

     The  names  of  the Selling Stockholders, their respective holdings and the duration of their respective warrants or options, as the case may be, are set forth under "Selling Stockholders." The Shares may be sold or distributed by the Selling Stockholders or by donees, transferees or pledges of, or the successors in interest to, the Selling Stockholders from time to time in transactions for their own account, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may change, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker/dealers may act as agent and to whom they sell as principal or both (which compensation as to a particular broker/dealer might be less than or in excess of customary commissions). Except for the exercise price of the Selling Stockholders' warrants and options, none of the proceeds from the sale of Shares by the Selling Stockholders pursuant to this Prospectus will be received by ICCA.
                              ____________________

     SEE "RISK FACTORS" COMMENCING ON PAGE 11 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THIS OFFERING AND AN INVESTMENT IN THE COMMON STOCK.

                              ____________________
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                              ____________________

              The date of this Prospectus is                , 1998


     The Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "ICCA." On February 25, 1998, the last sale price for the Common Stock as reported by Nasdaq was $2.31 per share.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Each  document  filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and prior to the termination of this Offering shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY RESALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFERS OR SOLICITATION IN SUCH JURISDICTION.

     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LAWS. ALL STATEMENTS REGARDING ICCA'S AND ITS SUBSIDIARIES' EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, THE INFORMATION UNDER "RISK FACTORS," "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALL SUCH FORWARD-LOOKING STATEMENTS ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                        NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

     THE INFORMATION CONTAINED IN THIS PROSPECTUS HAS BEEN FURNISHED BY THE COMPANY AND OBTAINED FROM INTERNAL COMPANY SURVEYS, INDUSTRY PUBLICATIONS AND CURRENTLY AVAILABLE INFORMATION BELIEVED BY THE COMPANY TO BE RELIABLE. THERE CAN BE NO ASSURANCE AS TO THE ACCURACY AND COMPLETENESS OF SUCH INFORMATION. THIS PROSPECTUS CONTAINS SUMMARIES, BELIEVED TO BE ACCURATE, OF CERTAIN TERMS OF CERTAIN DOCUMENTS BUT REFERENCE IS MADE TO THE ACTUAL DOCUMENTS, COPIES OF WHICH WILL BE MADE AVAILABLE UPON REQUEST, FOR THE COMPLETE INFORMATION CONTAINED THEREIN. ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THIS REFERENCE.

                               EXCHANGE RATE DATA

     This Prospectus contains translations of certain Peruvian Nuevo Sol and Chilean Peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the Peruvian Nuevo Sol and Chilean Peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

PERU

     The following table sets forth, for the periods ending on the date indicated, the high, low, average and period-end free-market exchange rate. The Federal Reserve Bank of New York does not report a noon buying rate for Peruvian Nuevo Sol.


                                                      PERIOD-
PERIOD-                       HIGH  LOW   AVERAGE(1)    END
----------------------------  ----  ----  ----------  -------
Year ended December 31, 1994  2.27  2.04        2.19     2.18
Year ended December 31, 1995  2.35  2.17        2.25     2.30
Year ended December 31, 1996  2.60  2.30        2.45     2.60

Year ended December 31, 1997  2.73  2.61        2.66     2.72

Source:  Extel  Pricing  Database.

(1)  Average  daily  exchange  rate.

CHILE

     The following table sets forth, for the periods ending on the date indicated, the high, low, average and period-end free-market exchange rate. The Federal Reserve Bank of New York does not report a noon buying rate of Chilean Pesos.


                                                          PERIOD-
PERIOD-                        HIGH    LOW    AVERAGE(1)    END
----------------------------  ------  ------  ----------  -------
Year ended December 31, 1994  433.67  398.25      419.83   400.21
Year ended December 31, 1995  418.76  367.94      396.60   406.91
Year ended December 31, 1996  424.87  402.68      412.16   424.87

Year ended December 31, 1997  439.81  411.85      419.31   439.81

Source:  Extel  Pricing  Database  and  Chilean  Central  Bank.

(1)  Average  daily  exchange  rate.

     Unless otherwise indicated, industry and demographic data used throughout this Prospectus have been obtained from the following industry publications and have not been independently verified by the Company: Bank of America World Information Services (March 1997); Telecom Markets in South America, Pyramid Research, Inc. (October 1996) (the "Pyramid Research Report"); Subsecretaria de Telecomunicaciones of the Republic of Chile (1997); National Bureau of Statistics of the Republic of Peru (1997); Telefonica del Peru, S.A. 1996 Annual Report and Press Release in connection with the presentation of 2nd Quarter 1997 financial results dated July 31, 1997.

                              AVAILABLE INFORMATION

     ICCA has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the Shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to ICCA and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. In addition, ICCA is subject to the informational and reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules thereto, reports and other information filed with or furnished to the Commission by ICCA may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 6061-2511. Copies of such materials may be obtained, at prescribed rates, by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and such material may be accessed through the web site maintained by the Commission at http://www.sec.gov.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information, including risk factors and financial statements and notes thereto, located elsewhere in this Prospectus. Certain of the information contained in this summary and elsewhere in this Prospectus including information with respect to the Company's plans and strategy for its business, acquisitions and related financings, are forward-looking statements. Such forward-looking statements are subject to material risks, uncertainties and contingencies, many of which are beyond the control of the Company. For a discussion of important factors that could cause actual results to differ materially from these forward-looking statements, see "Risk Factors." As used herein, the term "Latin America" means Central America, South America and Mexico. Except as otherwise indicated, all dollar amounts are expressed in United States dollars and references to "dollars" and "$" are to United States dollars. See "Glossary of Defined Terms," for definitions of certain technical and industry terms used herein.

                                   THE COMPANY

     The Company is a new provider of high bandwidth integrated telecommunications services to high volume users in Santiago, Chile and Lima, Peru, including business customers and other telecommunications carriers. The Company believes that the size, expected growth and increasing deregulation of the telecommunications industry in Latin America offers the Company considerable opportunities to broaden its existing service offerings and to expand its recently commenced operations into additional key Latin American business centers.

     Prior to November 1996, the Company operated as a development stage company whose activities primarily consisted of the acquisition of licenses, concessions and rights-of-way in certain key Latin American markets. Beginning in November 1996, with the hiring of a new management team, the Company has focused on the development and operation of high capacity fiber optic networks in Lima, Peru and Santiago, Chile.

     In May 1996, the Company acquired an operating company in Peru which holds one of only two local concessions that compete with Telefonica del Peru S.A. ("Telefonica") to provide local private line voice and data services. The Company intends to expand its existing service offerings to provide local public switched telephony upon the planned 1999 liberalization of Peru's telecommunications markets. The Company also intends to apply for a concession to provide public switched long distance services as regulation permits. The Company currently offers high speed data transmission services on a private line basis, including area network interconnection, remote terminal access, dedicated channels for access to the Internet and voice services on a private line basis. The Company's services are provided through its 90 kilometer digital fiber optic network in Lima, Peru, which the Company intends to expand to approximately 230 kilometers by the end of 1998. When completed, the Company's fiber optic network will extend throughout the major commercial and industrial districts of Lima and the port city of Callao (combined population of 7.5 million). The Company believes that its planned fiber optic network expansion and early implementation of private line and value-added services prior to the scheduled expiration of Telefonica's exclusive concession for public switched local and long distance services in July 1999 will enable the Company to develop a strong customer base and network presence.

     In Chile, the Company currently holds concessions to provide (i) voice and data transmission services and value-added services on a private line basis and
(ii) public switched domestic and international long distance services. The Company also maintains a concession to own and operate satellite earth stations throughout Chile and plans to apply for a concession to provide local public switched telephony services in Santiago. The Company currently provides similar services to those offered in Peru, as well as (i) private line remote analog digital telephone access and digital links for PBX to PBX connections, (ii) local and wide area network design and engineering and (iii) systems installation, integration and support services. The Company's services are provided through its 120 kilometer digital fiber optic network which currently extends through most of Santiago's downtown business district and the outlying industrial park and airport corridors. With the completion of last mile connections to its existing network and approval of a local telephony concession, the Company believes that it will be able to substantially broaden its product and services offerings and significantly increase its revenues in Chile.

     In December 1997, the Company acquired FirstCom Long Distance, S.A. ("FirstCom Long Distance"), formerly Iusatel Chile, S.A., an operating company in Santiago, Chile, which provides domestic and international long distance services. FirstCom Long Distance's long distance traffic is switched and transported, in part, through its own gateway switch and satellite earth station, as well as through interconnections with other Chilean long distance carriers. The Company believes that the acquisition of FirstCom Long Distance will enable the Company to: (i) provide long distance services to its existing corporate customers; (ii) bundle a variety of service offerings, including long distance and data services, to attract additional customers; and (iii) access the approximately $178.2 million Chilean international long distance market.

     Local and long distance telecommunications revenues in Peru were approximately $885.5 million in 1996 and are estimated by Pyramid Research, Inc. ("Pyramid") to increase to approximately $1.9 billion in the year 2000, representing a compound annual growth rate of 21%. Local and long distance telecommunications revenues in Chile were approximately $1.1 billion in 1996 and are estimated by Pyramid to increase to approximately $2.2 billion in the year 2000, representing a compound annual growth rate of 16%.

     Upon completion of its anticipated upgrades, all of the Company's existing and planned fiber optic networks will employ ATM transmission technology with centralized network monitoring control and maintenance. The Company believes its networks allow it to provide its customers with uniform, reliable, high quality services which are competitive with or exceed those services provided by former PTTs and other carriers in the markets in which it operates.

     While the Company only recently is commenced its current operations, the Company's customers already include, among others, Xerox de Chile S.A., Autorentas del Pacifico (Hertz) Ltda. and Nike de Chile S.A. in Chile and Sony Music Entertainment Peru S.A., Banco Interbank del Peru S.A. ("Interbank") and one ISP in Peru. Upon completion of its networks the Company will be able to market aggressively its service offerings to additional business customers and other telecommunications carriers. The Company also believes that dedicated access to ISPs will represent a significant source of new customer relationships in both Chile and Peru because of the anticipated rapid increase in the number of Internet users throughout Latin America.

                                BUSINESS STRATEGY

     The Company's goal is to become a leading provider of high bandwidth telecommunications services to businesses and other high volume users and carriers operating in key Latin American business centers. The Company follows a regional business strategy in Latin America as set forth below. The Company has modified this strategy to adapt to the specific economic and regulatory environments of each market in which the Company operates and intends to operate in the future. See "Business -- Business and Services - Peru -- Country Strategy," and " -- Chile -- Country Strategy."

     Focus  on  Key  Markets  in  Latin  America

     The  Company  believes  that  the  size  and  growth potential of key Latin
American business centers coupled with the ongoing liberalization of the telecommunications markets throughout the region offer the Company considerable growth opportunities. The Company intends to build upon its existing operations and expertise and to leverage its existing customer base by expanding the geographic reach and density of its existing networks as well as by entering additional key Latin American business centers that have (i) a significant level of unsatisfied demand for high quality, state-of-the art telecommunications services, (ii) a favorable regulatory environment and (iii) significant projected economic growth.

     Enter  Markets  Early

     The Company seeks to enter markets in Latin America where it can construct or acquire fiber optic networks and offer telecommunications services in advance of full market liberalization. The Company has already implemented this strategy in Lima, where it is one of the first companies to have established a telecommunications system prior to the scheduled liberalization of Peru's telecommunications markets in July 1999, at which time the exclusivity provisions of Telefonica's concession will expire and the local and long distance markets are scheduled to be opened to competition by new entrants. The Company believes that this early entry into the Lima market will enable the Company to establish strong business relationships with its targeted customers prior to onset of widespread competition.

     Provide  a  Broad  Range  of  High  Quality  Telecommunications  Services

     The Company intends to follow the strategy implemented by CLECs in the United States of installing advanced equipment into their existing fiber optic networks that enable interconnections with existing public networks and the provision of switched telephone services. As regulation permits, the Company will seek to secure a growing portion of its existing and targeted customers' telecommunications business by adding local, long distance, enhanced voice and data services to the private line services it currently offers. The Company believes its customers require maximum reliability, high quality service, broad geographic coverage, strong customer service and the opportune introduction of innovative services delivered in a timely and cost-effective manner. The Company believes that these needs are often left unmet by the former PTT in markets where the Company currently operates.

     Target  Business  Customers  and  Telecommunications  Carriers

     The Company's strategy is to target business customers and telecommunications carriers in key Latin American business centers. These customers are typically located in major metropolitan areas, require high reliability, high volume data transmission and voice capabilities and, in the case of telecommunications carriers, very large capacity to interconnect POPs. In addition, many of the Company's existing and targeted customers have operations in more than one key Latin American business center in which the Company currently operates or may operate in the future. The Company believes that by leveraging its customer base it will achieve operating synergies through the reduction of advertising and other related costs.

     Growth  Through  Acquisitions  and  New  Licenses

     The Company expects to opportunistically enter additional key Latin American business centers in part by acquiring controlling interests in existing companies that have licenses, concessions and rights-of-way to install and operate fiber optic networks or by applying for such licenses and concessions and negotiating such rights-of-way directly. The Company may also acquire other telecommunications service providers in existing and targeted markets that enable the Company to expand or enhance its current operations. The Company believes that many emerging local and long distance carriers, cellular providers and recently privatized PTTs are likely to seek alliances with local access providers with fiber optic systems, such as the Company, to compete more effectively in the growing telecommunications markets.

     Growth  Through  Strategic  Alliances

     The Company intends to establish strategic alliances with the following entities for the following purposes: (i) to engage major international carriers to facilitate the termination or completion of dedicated international calls to or from the countries where carriers' customers operate and (ii) to enter into joint bids with local turnkey integrators and equipment vendors for the sale of value-added services, such as video-conferencing, Internet, frame relay, ATM networks, PBX and private telephone networks.

     Unify  Marketing  Identity

     The Company intends to conduct its business under a single brand name in the markets in which it operates to develop name recognition for its services. In this regard, the Company has filed an application to register the name "FirstCom" in Chile, Peru and the United States. The Company believes that the use of a recognized brand name will facilitate customer referrals and achieve economies of scale through a unified marketing campaign.

                              SENIOR NOTE OFFERING

     On October 27, 1997, the Company consummated an offering ("the Senior Note Offering") of units ("Units") consisting (i) $150.0 million aggregate principal amount of 14% Senior Notes due October 27, 2007 (the "Senior Notes") and (ii) 5,250,000 warrants ("Warrants," or "Unit Warrants") to purchase an aggregate of 5,250,000 shares of Common Stock, at an exercise price of $4.40 per share. The Senior Note Offering resulted in net proceeds to the Company of approximately $142.5 million. The Units were originally issued and sold by ICCA in a transaction which was exempt from the registration requirements of the Securities Act. Concurrent with the filing of the Registration Statement of which this Prospectus forms a part, the Company has filed a registration statement on S-4 (the "Exchange Offer Registration Statement") to register 14% Senior Notes due October 27, 2007 ("New Notes"), which are being offered (the "Exchange Offer") in exchange for the Senior Notes. The form and terms of the New Notes are the same as the form and terms of the Senior Notes for which they may be exchanged pursuant to the Exchange Offer, except that the New Notes will have been registered under the Securities Act, and hence the New Notes will not bear legends restricting the transfer thereof. The Senior Notes and the New Notes are sometimes referred to herein collectively as the "Senior Notes." See "Description of Senior Notes."

     The Company was incorporated in Nevada in April 1989 and reincorporated in Texas in July 1994. The Company's principal executive offices are located at 2600 Douglas Road, Suite 501, Coral Gables, Florida 33134, and its telephone number at such offices is (305) 448-4422.

           NO CASH PROCEEDS TO THE COMPANY FROM THE SALE OF THE SHARES

     This Offering is intended to satisfy certain obligations of the Company to the Selling Stockholders. Except for the exercise price of the Selling Stockholders' warrants and options, the Company will not receive any proceeds from the sale of the Shares offered hereby. The Company has agreed to pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents.

                                  RISK FACTORS

     An investment in the Common Stock involves a high degree of risk. Prospective investors should consider all of the information contained in this Prospectus before purchasing any of the Shares of Common Stock offered hereby. In particular, prospective investors should consider the factors set forth herein under "Risk Factors."

                      PRESENTATION OF FINANCIAL INFORMATION

INTERAMERICAS  COMMUNICATIONS  CORPORATION

     The consolidated financial statements of ICCA and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). As a result, the operations of ICCA and its consolidated subsidiaries are stated in U.S. dollars.

     The financial statements of subsidiaries outside the United States are prepared using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rate of exchange at the balance sheet date. The resultant translation adjustments are included in equity as cumulative translation adjustments, a separate component of stockholders' equity. Income and expense items are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in the statement of operations.

SUMMARY CONDENSED CONSOLIDATED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth summary condensed consolidated historical and pro forma combined financial data of the Company. The summary condensed consolidated historical statement of operations data for the years ended December 31, 1994, 1995, 1996 and 1997 were derived from the consolidated financial statements of the Company which were audited by Price Waterhouse LLP, independent certified public accountants.

     The summary condensed unaudited pro forma combined statement of operations for the year ended December 31, 1997 gives effect to the FirstCom Long Distance Acquisition as if it had occurred at the beginning of 1997. The FirstCom Long Distance Acquisition is accounted for under the purchase method of accounting.

     The information contained in this table should be read in conjunction with "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements including the notes thereto appearing elsewhere in this Prospectus.


                                              YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------
                                                                           PRO FORMA
                                    1994      1995     1996(1)     1997(1)    1997
                                  --------  --------  --------  ---------  ----------
                                                    (UNAUDITED)           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Sales. . . . . . . . . . . . .  $    34   $   224   $   652      1,130   $  10,927
  Operating expenses . . . . . .   (2,207)   (2,722)   (5,009)   (12,075)    (23,396)
                                  --------  --------  --------  ---------  ----------
  Loss from operations . . . . .   (2,173)   (2,498)   (4,357)   (10,915)    (12,469)
  Other income (expense) . . . .      (45)      (56)      (23)     1,247         780
  Interest expense . . . . . . .     (313)     (319)     (246)    (5,934)    (24,409)
                                  --------  --------  --------  ---------  ----------
              Net loss . . . . .  $(2,531)  $(2,873)  $(4,626)  $(15,632)  $ (36,098)
                                  ========  ========  ========  =========  ==========
Net basic and diluted
  loss per share. . . . . . . .  $ (1.30)  $ (0.31)  $ (0.31)  $  (0.94)  $   (2.17)
  Weighted average shares
    Outstanding. . . . . . . . .    1,952     9,407    14,796     16,668      16,668

OTHER FINANCIAL DATA:
  EBITDA(2). . . . . . . . . . .  $(2,097)  $(2,102)  $(3,651)  $ (9,948)  $ (10,535)
  Depreciation and amortization.       76       396       706        967       1,934
  Capital expenditures . . . . .    1,849       720     1,453        763


                                          AT DECEMBER 31, 1997
                                          ---------------------
BALANCE SHEET DATA:
  Cash and cash equivalents. . . . . . .  $              13,705
  Restricted cash and investments(3) . .                117,551
                                          ---------------------
  Total assets
  Current portion of lease obligations,.                 70,031
    net of original issue discounts. . .                    313
  Long-term debt and lease obligations .                131,982
  Total stockholders equity. . . . . . .                 27,622

____________________

(1) Historical financial data includes the operations of Resetel and FirstCom Networks (each as defined herein) from their respective dates of acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) "EBITDA" represents income (loss) from operations before interest, depreciation and amortization. EBITDA is presented because it is commonly used in the telecommunications industry to measure operating performance, asset value and financial leverage. However, EBITDA should not be considered as an alternative to net income as a measure of operating results, cash flows or as a measure of liquidity in accordance with generally accepted accounting principles. Also, EBITDA as defined herein may not be comparable to similarly entitled measures reported by other companies.

(3) Restricted cash and investments represent proceeds from the Senior Note Offering that will be disbursed in accordance with the terms of the Indenture relating to the Senior Notes (the "Indenture"). See "Description of Senior Notes -- Proceeds Pledge and Escrow Agreement."


                                  RISK FACTORS

     Prospective purchasers of the Common Stock offered hereby should consider carefully the following risk factors, as well as the other information contained in this Prospectus, before purchasing the Common Stock offered hereby.

RISKS  RELATING  TO  FORWARD-LOOKING  STATEMENTS

     Certain statements contained in this Prospectus including, without limitation, statements containing the words "believes," "anticipates,"
"intends," "expects," "projects," and words of similar import constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general national and international economic and business conditions, as well as conditions in the regions in which the Company operates; demographic change; existing government regulations and changes in, or the failure to comply with, government regulations; competition; the loss of any significant customers; changes in business strategy or development plans;
technological developments; the ability to attract and retain qualified personnel; the significant indebtedness of the Company; the availability and terms of capital to fund the expansion of the Company's business; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus including, without limitation, under the captions "Prospectus Summary;" "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

SUBSTANTIAL  LEVERAGE;  ABILITY  TO  SERVICE  INDEBTEDNESS

     The Company is highly leveraged and has substantial debt service requirements. As of December 31, 1997, the Company has approximately $132.0 million of total long-term Indebtedness and the Company has stockholders' equity of $27.6 million. In addition, in each year since its inception, the Company's earnings have been inadequate to cover its fixed charges by a substantial amount. The Company's earnings were inadequate to cover its fixed charges by $4.6 million and $16.8 million, respectively, for the years ended December 31, 1996 and 1997. On a pro forma basis after giving effect to the consummation of the FirstCom Long Distance Acquisition, for the year ended December 31, 1997 the Company's earnings would have been inadequate to cover its fixed charges by $36.9 million. The Company's annual interest obligations under the Senior Notes substantially exceeds the Company's sales for the year ended December 31, 1997.

     The ability of ICCA to make scheduled payments with respect to its indebtedness, including the Senior Notes, will depend upon, among other things,
(i) its ability to implement its business plan, to expand its operations and to successfully develop its customer base in its target markets, (ii) the ability of ICCA's subsidiaries to remit cash to ICCA in a timely manner and (iii) the future operating performance of ICCA and its subsidiaries. Each of these factors is, to a large extent, subject to economic, financial, competitive, regulatory and other factors, many of which are beyond the Company's control. The Company expects that it will continue to generate cash losses for the foreseeable future. No assurance can be given that the Company will be successful in developing and maintaining a level of cash flow from operations sufficient to permit it to pay the principal of, and interest on, its indebtedness, including the Senior Notes. If the Company is unable to generate sufficient cash flow from operations to service its indebtedness, including the Senior Notes, it may have to modify its growth plans, restructure or refinance its indebtedness or seek additional capital. There can be no assurance that (i) any of these strategies could be effected on satisfactory terms, if at all, in light of the Company's high leverage or (ii) any such strategy would yield sufficient proceeds to service the Company's indebtedness, including the Senior Notes. See "-- Historical and Anticipated Operating Losses," and "Management's Discussion and Analysis of Financial Condition and Results of
Operations  --  Liquidity  and  Capital  Resources."

HOLDING  COMPANY  STRUCTURE;  INABILITY  TO  ACCESS  CASH  FLOW

     Substantially all of ICCA's assets are held by its subsidiaries and all of ICCA's operating revenues are derived from the operations of such subsidiaries. Future acquisitions may be made through present or future subsidiaries of ICCA. Accordingly, ICCA's ability to pay the principal of, and interest on, its outstanding indebtedness is dependent upon the earnings of its subsidiaries and the distribution of sufficient funds from its subsidiaries. ICCA's subsidiaries will have no obligation, contingent or otherwise, to make any funds available to ICCA for payment of the principal of, and interest on, its outstanding indebtedness. In addition, the ability of ICCA's subsidiaries to make such funds available to ICCA may be restricted by the terms of such subsidiaries' current and future indebtedness, the availability of such funds and the applicable laws of the jurisdictions under which such subsidiaries are organized. Furthermore, ICCA's subsidiaries will be permitted under the terms of the Indenture to incur certain additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to ICCA. The failure of ICCA's subsidiaries to pay dividends or otherwise make funds available to ICCA could have a material adverse effect upon ICCA's ability to satisfy its debt service requirements.

HISTORICAL  AND  ANTICIPATED  OPERATING  LOSSES

     The Company has never generated positive cash flow from consolidated operations and, since its inception, has incurred significant net operating losses and negative cash flow. As of December 31, 1997, the Company had an accumulated deficit of $25.8 million. Since inception through December 31, 1997, the Company's operations have resulted in losses before interest, other income
(loss), taxes, depreciation and amortization ("EBITDA") of $17.8 million. On a pro forma basis, after giving effect to the consummation of the FirstCom Long Distance Acquisition, the Company would have had EBITDA of ($10.5) million for the year ended December 31, 1997. For the years ended December 31, 1996 and 1997, the Company incurred a net loss of $4.6 million and $15.6 million, respectively, and generated negative cash flow from operations of $3.9 million and $5.9 million, respectively. The Company expects to continue to incur significant operating losses and negative cash flow from operations for at least the next several years in connection with establishing its local networks and implementing its business plan. There can be no assurance that the Company's networks or any of its other services will ever provide a revenue base adequate to achieve or sustain profitability or to generate positive cash flow.

SIGNIFICANT  FUTURE  CAPITAL  REQUIREMENTS

     Expansion of the Company's existing networks and services and the development of new networks and services will require significant capital expenditures. The Company expects to use the net proceeds of the Senior Note Offering to meet its capital expenditure requirements. Although the Company believes that the proceeds of the Senior Note Offering are sufficient to fund its current plans, actual capital expenditures may vary significantly from the Company's estimates depending on a number of factors, many of which are beyond the Company's control, including the pace and extent of network upgrade and expansion, the magnitude of potential acquisitions, investments or the impact of strategic alliances, and levels of incremental sales and regulatory actions, which, individually or collectively, could cause material changes in the Company's capital expenditure requirements.

     The Company may need additional capital to (i) finance its anticipated growth, (ii) fund working capital needs and future debt service obligations,
(iii) take advantage of unanticipated opportunities, including more rapid international expansion, acquisitions of customer bases or businesses or investments in, or strategic alliances with, companies that are complementary to the Company's current operations, (iv) develop or expand into new services or
(v) otherwise respond to unanticipated competitive pressures. The Company currently expects to obtain such additional capital, if necessary, through internally generated cash flow and from offerings of additional debt or equity securities. There can be no assurance, however, that the Company will be successful in producing sufficient internally generated cash flow or raising sufficient capital on terms acceptable to the Company, if at all. Moreover, the amount of, and the terms and conditions of the instruments relating to, the Company's current outstanding indebtedness may adversely affect the Company's ability to raise additional capital. Failure to internally generate or raise sufficient funds may require the Company to delay, abandon or reduce the scope of any potential future expansion, which could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED  OPERATING  HISTORY;  ENTRANCE  INTO  NEWLY  OPENING  MARKETS

     The Company acquired its principal operations in Santiago, Chile in July 1994 and in Lima, Peru in May 1996, and has limited experience in operating its business. The Company has not commenced operations in any other country. Prospective investors therefore have limited historical financial and operating information about the Company upon which to base an evaluation of the Company's performance and an investment in the Common Stock.

     The Company's viability, profitability and growth depend upon the successful implementation of its business plan. A significant portion of the Company's business plan includes the acquisition or formation of new local operators in markets where it currently does not have operations and, in many of its existing and future markets, offering services that have historically been provided only by PTTs. Accordingly, the Company may face delays and problems inherent in establishing a new business in an evolving industry, including, among other things, hiring experienced and qualified personnel. Other risks associated with the Company's business plan include: (i) securing necessary licenses and adhering to regulatory requirements relating thereto; (ii) obtaining any required zoning variances or other governmental or local regulatory approvals; and (iii) other risks typically associated with any business venture, such as unanticipated cost increases and the ability to effectively implement its business strategy. There can be no assurance that the implementation of the Company's business plan will be successful. The failure to successfully implement its business plan would have a material adverse effect on the Company.

RISK  ASSOCIATED  WITH  IMPLEMENTATION  OF  GROWTH  STRATEGY

     The Company has a limited operating history and rapid growth by the Company could place a strain on its management, operating and financial resources. In addition, while the Company is currently a provider of telecommunications services in Peru and Chile, the Company will, on an ongoing basis, explore opportunities to provide additional telecommunications services in Latin America. The Company's ability to manage growth and expansion effectively will require continued implementation of, and improvements to, its operating and financial systems and will require the Company to expand, train and manage its employee base. Furthermore, the ability of the Company to expand its operations will, among other things, depend upon its ability to identify acquisitions in the future, or, if identified, to arrive at price and terms which are attractive to the Company and may also depend on consents from third parties, including regulatory authorities. Although the Company believes that it has made adequate allowances for the costs and risks associated with future growth and expansion, there can be no assurance that the Company's systems, procedures or controls or financial resources will be adequate to support the Company's operations, that management will be able to keep pace with such growth and/or expansion, and that the Company will be able to successfully consummate future acquisitions on terms acceptable to the Company, or at all. If the Company is unable to manage growth and/or expansion effectively, the Company's business, operating results and financial condition and its ability to generate sufficient cash flow to service its indebtedness will be materially and adversely affected.

RISKS  RELATED  TO  POTENTIAL  FUTURE  ACQUISITIONS

     The Company intends in the future to pursue acquisitions of complementary services, technologies or businesses, although the Company has no present understandings, commitments or agreements with respect to any such acquisitions except as described in this Prospectus. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and an increase in amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect upon the Company's business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns.

UNCERTAINTY  OF  MARKET  ACCEPTANCE;  POTENTIAL  LACK  OF  SUBSCRIBER  DEMAND

     The Company's success is subject to a number of business, economic, regulatory and competitive factors, many of which are beyond the Company's control, including the extent to which prospective subscribers will use the Company's services. The Company's ability to service its indebtedness, including the Senior Notes, is subject to the successful implementation of its growth strategy which, in turn, is premised, among other things, on the Company's expectation that demand for its current services will increase significantly in its existing markets and that there will be strong demand for services introduced by the Company in the future. The Company has only recently begun providing telecommunications services in Peru. Subscriber demand for the Company's services in the markets in which it currently operates and in those in which it expects to operate is uncertain. See "-- Competition" and "-- Rapid Industry and Technological Change." Failure to gain market acceptance for, or subscriber demand of, current or planned services would have a material adverse effect on the Company. In addition, the Company has incurred and will continue to incur significant operating expenses and has made, and will continue to make, significant capital investments. Accordingly, any material miscalculation by the Company with respect to its strategy or business plan is likely to have a material adverse effect on the Company. See "-- Significant Future Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONSTRUCTION  RISKS

     The operating companies in which the Company invests may require substantial construction of new, or additions to existing, network systems. Construction activity may require the Company to obtain qualified subcontractors, the availability of which varies significantly from country to country. Construction projects are subject to overruns and delays not within the control of the Company or its subcontractors, such as those caused by government entities, financing delays and catastrophic occurrences. Delays also can arise from design changes and material or equipment shortages or delays in delivery. Services to buildings can be delayed if the operating companies or their subcontractors have difficulty in obtaining easements from private parties. Failure to complete construction on a timely basis could jeopardize a system's subscriber contracts, franchises and licenses or the Company's ability to preempt its competition.

COMPETITION

     The international telecommunications industry is highly competitive. The Company's success depends upon its ability to compete with a variety of other telecommunications providers in each of its markets, including global alliances among some of the world's largest telecommunications carriers, PTTs, wireless telephone companies and microwave carriers. Other existing and potential competitors include cable television companies, railway companies, electric companies and other utilities with rights-of-way and large end-users which have private networks. The intensity of such competition has recently increased and the Company believes that such competition will continue to intensify as the number of new market entrants increases. Many of the Company's existing and potential competitors have substantially greater financial, marketing and other resources than the Company. If the Company's competitors devote significant additional resources to the provision of telecommunications services to the Company's target customer base, such action would have a material adverse effect on the Company's business, financial condition and/or results of operations. There can be no assurance that the Company will be able to compete successfully against such existing and potential competitors.

     Competition for customers in the telecommunications industry is primarily based on price and, to a lesser extent, on the type and quality of services offered. The Company has no control over the prices set by its competitors, and some of the Company's competitors may be able to use their financial resources to cause severe price competition. Any such price competition would have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, intensified competition in certain of the Company's markets may cause the Company to reduce its prices, which may reduce the Company's revenue and margins. See "Business -- Business and Services --
Chile  --  Competition"  and  "--  Peru  --  Competition."

RAPID  INDUSTRY  AND  TECHNOLOGICAL  CHANGE

     The international telecommunications industry is changing rapidly due to, among other things, deregulation, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and free trade. In addition, the telecommunications industry is in a period of rapid technological evolution. The Company is unable to predict which of the many possible future product and service offerings will be important to establish and maintain a competitive position in or what expenditures will be required to develop and provide such products and services. The Company's future financial performance will depend, in part, upon its ability to anticipate and adapt to rapid regulatory and technological changes occurring in the telecommunications industry and upon its ability to offer, on a timely basis, services that meet evolving industry standards. There can be no assurance that the Company will be able to adapt to such technological changes or offer such services on a timely basis or establish or maintain a competitive position. There can be no assurance that one or more of these factors will not vary unpredictably, which could have a material adverse effect on the Company. In addition, there can be no assurance, even if these factors turn out as anticipated, that the Company will be able to implement its strategy or that its strategy will be successful in this rapidly evolving market.

DEPENDENCE  UPON  NETWORK INFRASTRUCTURE; RISK OF SYSTEM FAILURE; SECURITY RISKS

     The Company's success in marketing its services to business and government users requires that the Company provide adequate reliability, capacity and security via its network infrastructure. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which may cause interruptions in service or reduced capacity for customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.

YEAR  2000  CONCERNS

     The Company believes that it has prepared its computer systems and related software to accommodate data sensitive information relating to the Year 2000. The Company expects that any additional costs related to ensuring such systems and software to be Year 2000-compliant will not be material to the financial condition or results of operations of the Company. In addition, the Company is discussing with its vendors and customers the possibility of any difficulties which may affect the Company as a result of its vendors and customers ensuring that their computer systems and software are Year 2000-compliant. To date, no significant concerns have been identified. However, there can be no assurance that no Year 2000 related computer operating problems or expenses will arise with the Company's computer systems and software or in the computer systems and software of the Company's vendors and customers.

GOVERNMENT REGULATORY RESTRICTIONS; DEPENDENCE ON RIGHTS-OF-WAY AND OTHER THIRD PARTY AGREEMENTS

     National and local laws and regulations differ significantly among the countries in which the Company currently operates and plans to operate. The interpretation and enforcement of such laws and regulations vary and could limit the Company's ability to provide certain telecommunications services. Furthermore, there can be no assurance that changes in current or future laws or regulations or future judicial intervention would not have a material adverse effect on the Company. In addition, the Company's strategy is based in large part upon the expected deregulation of the telecommunications markets in various countries throughout Latin America. There can be no assurance that any such countries will proceed with the expected deregulation on schedule, or at all, or that the trend towards deregulation will not be stopped or reversed. There may be significant resistance to the implementation of such legislation from PTTs, regulators, trade unions and other sources. These and other potential obstacles to deregulation would have a material adverse effect on the Company's operations and growth. See "Business -- Regulation."

     The Company also must obtain easements, rights-of-way, franchises and licenses (collectively, "local approvals") from various private parties, actual and potential competitors and local governments in order to construct and maintain its fiber optic networks. The Company does not yet have all of the approvals required to implement its network business plan in prospective new markets, and there can be no assurance that the Company will be able to obtain and maintain approvals on acceptable terms or that other service providers will not obtain similar approvals that will allow them to compete against the Company or enter a market before the Company. Some of the agreements for approvals obtained by the Company may be short-term or revocable at will, and there can be no assurance that the Company will have continued access to approvals after their expiration. If any of these agreements were terminated or could not be renewed and the Company was forced to remove its fiber optic cable or abandon its network in place, such termination or non-renewal would have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE  UPON  SUPPLIERS;  SOLE  AND  LIMITED  SOURCES  OF  SUPPLY

     The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment, which, in the quality demanded by the Company, are available only from sole or limited sources. The Company is also dependent upon incumbent local exchange companies to provide telecommunications services to the Company and its customers. The Company has from time to time experienced delays in receiving telecommunications services, and there can be no assurance that the Company will be able to obtain such services on the scale and within the time frames required by the Company at an affordable cost, or at all. Any failure to obtain such services or additional capacity on a timely basis at an affordable cost, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company also is dependent on its suppliers' ability to provide necessary products and components that comply with various Internet and telecommunications standards and interoperate with products and components from other vendors and function as intended when installed as part of the network infrastructure. Any failure of the Company's sole or limited source suppliers to provide products or components that comply with Internet standards, interoperate with other products or components used by the Company in its network infrastructure or by its customers or fulfill their intended function as a part of the network infrastructure would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE  ON  KEY  PERSONNEL

     The Company is managed by a small number of key executive officers and operating personnel, including Patricio E. Northland, the Company's Chief Executive Officer, and Douglas G. Geib II, the Company's Chief Financial Officer, the loss of certain of whom could have a material adverse effect on the Company and the ability of the Company to fulfill its financial obligations, including, without limitation, those under the Senior Notes. The Company believes that its future success will depend in large part on its continued ability to attract and retain skilled and qualified personnel with experience in the telecommunications industry. Such employees are in great demand and are often subject to competing offers of employment. The Company has not obtained disability or life insurance policies covering its key executive officers.

COUNTRY  RISKS

     General. The Company has invested significant resources in Latin America and intends to continue to make such investments in Latin America in the future. Accordingly, the Company may be subject to economic, political or social instability or other developments not typical of investments made in the United States. Such events could adversely affect the financial condition and results of operations of the Company, the ability of the Company to repay the Senior Notes and the market value and liquidity of the Common Stock. During the past several years, countries in Latin America in which the Company operates or plans to operate have been characterized by varying degrees of inflation, uneven growth rates and political uncertainty. The Company currently does not have political risk insurance in the countries in which it conducts business. While the Company carefully considers these risks when evaluating investment opportunities and seeks to mitigate these and other risks by diversifying its operations in a number of Latin American countries, there is no assurance that the Company will not be materially adversely affected as a result of such risks.

     Currency Risks and Exchange Controls. Although ICCA's subsidiaries have attempted, and will continue to attempt, to match costs and revenues and borrowings and repayments in terms of their respective local currencies, payment for a majority of purchased equipment has been, and may continue to be, required to be made in currencies, including US dollars, other than local currencies. In addition, the value of ICCA's investment in a subsidiary is partially a function of the currency exchange rate between the US dollar and the applicable local currency. In general, the Company does not execute hedge transactions to reduce its exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the dollar. The countries in which ICCA's subsidiaries now conduct business generally do not restrict the removal or conversion of local or foreign currency; however, there can be no assurance that this situation will continue. See Management's Discussion and Analysis of Financial Condition and Results of Operations -- Inflation and Exchange Rates" and "Business -- Regulation -- Peru -- Foreign Investment and Exchange Controls" and "-- Chile -- Foreign Investment and Exchange Controls."

     Dependence on Local Economies; Inflation. The Company's operations depend upon the economies of the markets in which it operates. These markets include countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product and interest and foreign exchange rates. The Company may be subject to such fluctuations in the local economies in which it operates. To the extent such fluctuations have an effect on the ability of subscribers to pay for the Company's service, the growth of the Company's services in such markets could be impacted negatively. Many of the countries in which the Company operates, or expects to operate, do not have established credit bureaus, thereby making it more difficult for the Company to ascertain the creditworthiness of potential subscribers. Accordingly, the Company may experience a higher level of bad debt expense than otherwise would be the case.

     Certain of the Company's targeted markets are in countries in which the rate of inflation is significantly higher than that of the United States. The Company intends to price its products and services in US dollars to mitigate any effects of inflation; however, there can be no assurance that any significant increase in the rate of inflation in such countries could be offset, in whole or in part, by corresponding price increases by the Company, even over the long-term. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Inflation and Exchange Rates."

     Import Duties on Equipment. The Company's operations are highly dependent upon the successful and cost-efficient importation of infrastructure equipment from the United States. In the Latin American markets where the Company operates or plans to operate infrastructure equipment is subject to significant import duties and other taxes. Any significant increase in import duties in the future could have a material adverse effect on the Company's results of operations.

     Tax Risks Associated with Foreign Operations. Distributions of earnings and other payments, including interest, received from ICCA's subsidiaries and affiliates may be subject to withholding taxes imposed by the jurisdictions in which such entities are formed or operating, which will reduce the amount of after-tax cash ICCA can receive from such entities. In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for such foreign withholding taxes and for foreign income taxes paid directly by foreign corporate entities in which it owns 10% or more of the voting stock. The ability to claim such foreign tax credits and to utilize net foreign losses is, however, subject to numerous limitations, and the Company may incur incremental tax costs as a result of these limitations or because the Company is not in a tax-paying position in the United States.

     ICCA may also be required to include in its income for United States federal income tax purposes its proportionate share of certain earnings of those foreign corporate subsidiaries that are classified as "controlled foreign corporations" without regard to whether distributions have been actually received from such subsidiaries. See "Business -- Taxation -- Peru" and "-- Chile."

     Enforcement of Agreements. A number of the agreements ICCA enters into with its non-United States subsidiaries, dealers, subscribers and agents are governed by the laws of, and are subject to dispute resolution in the courts of, or through arbitration proceedings in, the country or region in which the operation is located. The Company cannot accurately predict whether such forum will provide it with an effective and efficient means of resolving disputes that may arise in the future. Even if the Company is able to obtain a satisfactory decision through arbitration or a court proceeding, it could have difficulty enforcing any award or judgment on a timely basis. The Company's ability to obtain or enforce relief in the United States is uncertain.

     Foreign Corrupt Practices Act. As a United States corporation, ICCA is subject to the regulations imposed by the Foreign Corrupt Practices Act (the "FCPA"), which generally prohibits United States companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. Any determination that the Company has violated the FCPA would have a material adverse effect on the Company.

     Changes in Country Policy; Change in Regulatory Agencies and Political Structures. The Company has obtained and is seeking to acquire licenses in countries throughout Latin America and, accordingly, is subject to government regulation in each market. Much of the Company's planned growth is predicated upon the liberalization of telecommunications markets. The Company has confronted, and is likely to continue to confront, changes in government policy or circumstances that can affect the Company's business and results of operations. There can be no assurance that such events in the future will not have a material adverse effect on the Company's results of operations.

     The governments of the countries in Latin America vary widely with respect to structure, constitution and stability. While Latin American governments have historically exercised extensive influence over their economies, the role of government has declined as countries have liberalized their political structures and economies. However, there can be no assurance that future developments in the government administration of local economies would not materially and adversely impair the Company's business and financial condition, or the value of the Common Stock.

     Labor Issues. In most Latin American countries labor unions are considered to be strong and influential. Accordingly, while none of the Company's operations are currently unionized, no assurance can be given that the Company will not encounter strikes or other types of conflicts with labor unions or the Company's personnel in the Company's markets or that such labor disputes will not have an adverse effect on the Company. In addition, in response to pressure by labor unions, many Latin American governments in which the Company targets operations have, at times, actively regulated cross-border transactions, including placing limitations on imported goods. Such regulations may result in delays and increased costs for the Company.

TRANSACTIONS  AND  RELATIONSHIPS  WITH  RELATED  PARTIES

     The Company has engaged in a large number of transactions with its shareholders, directors, officers and other related parties. There can be no assurance that the terms of these transactions were the same as those that would have resulted from transactions among unrelated parties. The Indenture will restrict the Company's ability to engage in transactions with related parties after consummation of the Offering. See "Certain Relationships and Related Party Transactions," "Description of Senior Notes -- Certain Covenants -- Affiliate Transactions" and the Report of Independent Certified Public Accountants contained in the consolidated financial statements of the Company contained elsewhere in this Prospectus.

LACK  OF  DIVIDENDS

     ICCA does not anticipate paying dividends on the Common Stock for the foreseeable future, and the ability of ICCA to make dividend payments on the Common Stock is restricted by certain covenants in the Indenture. See "Price Range of Common Stock and Dividend Policy" and "Description of Senior Notes -- Certain Covenants -- Restricted Payments."

SHARES  ELIGIBLE  FOR  FUTURE  SALE

     As of February 28, 1998, ICCA had outstanding 19,084,300 shares of Common Stock. All of such shares may be sold upon consummation of this Offering subject to restrictions set forth in Rule 144 ("Rule 144") promulgated under the Securities Act, and to a lock-up agreement described below.

     All of the executive officers and directors and certain shareholders of ICCA were deemed to beneficially own 8,922,083 shares of Common Stock (including options to purchase 3,643,333 shares) as of the Closing Date of the Senior Note Offering, have agreed not to sell, otherwise dispose of or pledge any shares of Common Stock or securities convertible into or exercisable or exchangeable for such Common Stock for a period of 180 days from the commencement of the Senior Note Offering without the prior written consent of UBS Securities LLC (the "Initial Purchaser").

     Sales of substantial amounts of Common Stock in the public market under Rule 144, pursuant to the exercise of registration rights or otherwise, and even the potential for such sales, may have a material adverse effect on the prevailing market price of the Common Stock and the Warrants included in the Units and could impair the Company's ability to raise capital through the sale of its equity securities.

POSSIBLE  ADVERSE  EFFECTS  OF  AUTHORIZATION  OF  PREFERRED  STOCK

     ICCA's Articles of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"), on terms which may be fixed by the Board of Directors of ICCA without further shareholder approval. The terms of any series of Preferred Stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, financing and other corporate transactions, could have the effect of preventing or making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, capital stock of ICCA, which may adversely affect the market price of the Common Stock. The Indenture limits the ability of the Company to issue Preferred Stock. See "Description of Senior Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

                                 USE OF PROCEEDS

     This Offering is intended to satisfy certain obligations of the Company to register the Shares under the Securities Act to holders of Shares and warrants and options to purchase Shares. The Company will not receive any proceeds from the sale of the Shares offered hereby and has agreed to pay the expenses of the Offering.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company as of December 31, 1997.

     The information contained in this table should be read in conjunction with "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements including the notes thereto appearing elsewhere in this Prospectus.


                                                                    At
                                                               December 31,
                                                                   1997
                                                               (DOLLARS IN
                                                                THOUSANDS)
CASH, RESTRICTED BANK DEPOSITS AND ESCROWS:
  Cash and cash equivalents . . . . . . . . . . . . . . . . .  $     13,705
  Restricted cash and investments . . . . . . . . . . . . . .       117,551
                                                               -------------
               Total cash and restricted cash and investments  $    131,256
                                                               =============
Short-term debt:
  Lease obligations . . . . . . . . . . . . . . . . . . . . .           313
                                                               -------------
               Total short-term debt. . . . . . . . . . . . .  $        313
                                                               =============
Long-term debt:
  Senior Notes, net of original issue discount. . . . . . . .  $    131,626
  Capital lease obligations . . . . . . . . . . . . . . . . .           356
               Total long-term debt . . . . . . . . . . . . .  $    131,982
                                                               =============
Stockholders' equity:
  Preferred Stock, $.001 par value, authorized 10,000,000
       shares, none issued. . . . . . . . . . . . . . . . . .            --
  Common Stock, $.001 par value, authorized 50,000,000
       shares, 19,084,300 shares issued and outstanding . . .  $         19
  Additional paid in capital. . . . . . . . . . . . . . . . .        26,887
  Outstanding warrants. . . . . . . . . . . . . . . . . . . .        26,737
  Accumulated deficit . . . . . . . . . . . . . . . . . . . .       (25,783)
  Cumulative translation adjustments. . . . . . . . . . . . .          (238)
                                                               -------------
               Total stockholders' equity . . . . . . . . . .  $     27,622
                                                               =============
               Total Capitalization . . . . . . . . . . . . .  $    159,917
                                                               =============

                       SELECTED HISTORICAL FINANCIAL DATA

ICCA

     The selected historical financial data presented below as of December 31, 1995, 1996 and 1997 and for the years ended December 31, 1994, 1995, 1996 and 1997 have been derived from the consolidated financial statements of the Company which were audited by Price Waterhouse LLP, independent certified public accountants. The selected historical financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, and other financial information included elsewhere in this Prospectus.

     The Consolidated Financial Statements of the Company have been prepared in accordance with U.S. GAAP. The financial statements of subsidiaries outside the United States are prepared using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rate of exchange at the balance sheet date. The resultant translation adjustments are included as a separate component of stockholders' equity. Income and expense items are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in the statement of operations.


                  SELECTED HISTORICAL FINANCIAL DATA, CONTINUED


                     INTERAMERICAS COMMUNICATIONS CORPORATION
                                                  YEAR ENDED DECEMBER 31,
                                          ---------------------------------------
                                            1994      1995      1996      1997
                                          --------  --------  --------  ---------
                                            AMOUNTS IN THOUSANDS OF  DOLLARS,
                                            EXCEPT  NET LOSS PER COMMON SHARE
Historical Operating Data(1):
  Sales. . . . . . . . . . . . . . . . .  $    34   $   224   $   652   $  1,130
  Operating expenses . . . . . . . . . .   (2,207)   (2,722)   (5,009)   (12,075)
                                          --------  --------  --------  ---------
  Loss from operations . . . . . . . . .   (2,173)   (2,498)   (4,357)   (10,915)
  Other expense. . . . . . . . . . . . .      (45)      (56)      (23)       (68)
  Interest expense . . . . . . . . . . .     (313)     (319)     (246)       (96)
                                          --------  --------  --------  ---------
   Net loss. . . . . . . . . . . . . . .  $(2,531)  $(2,873)  $(4,626)  $(15,632)
                                          ========  ========  ========  =========

  Net basic and diluted
    loss per share . . . . . . . . . . .  $ (1.30)  $ (0.31)  $ (0.31)  $  (0.94)
  Weighted average shares outstanding. .    1,952     9,407    14,796     16,668
Cash Flows:
  Cash used in operating activities. . .  $  (489)  $(2,150)  $(3,934)  $ (5,939)
  Cash used in investing activities. . .   (2,049)   (1,170)   (2,968)    (8,562)
  Cash provided by financing activities.    2,649     3,263     7,570     27,483
Other Financial Data:
  EBITDA(2). . . . . . . . . . . . . . .  $(2,097)  $(2,102)  $(3,651)  $ (9,948)
  Depreciation and amortization. . . . .       76       396       706        967
  Capital expenditures.. . . . . . . . .    1,849       720     1,453      2,763


                                            AT DECEMBER 31,
                                       -------------------------
                                        1995    1996      1997
                                       ------  -------  --------
Balance Sheet Data:
  Cash and cash equivalents . . . . .  $   57  $   723  $ 13,705
  Restricted cash and investments (3)      --       --   117,551
  Total assets. . . . . . . . . . . .   4,347   10,354   170,031
  Current debt:
    Lease obligations . . . . . . . .      11      114       313
  Long-term liabilities:
    Lease obligations . . . . . . . .     210      248       356
    Senior Notes, net                                    131,626
    Stockholders' equity. . . . . . .     670    8,280    27,622

1) Historical financial data includes the operations of Resetel and FirstCom Networks from their respective dates of acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) "EBITDA" represents loss form operations before interest, depreciation and amortization. EBITDA is presented because it is commonly used in the telecommunications industry to measure operating performance, asset value and financial leverage. However, EBITDA should not be considered as an alternative to net income, as a measure of operating results, cash flows or as a measure of liquidity in accordance with generally accepted accounting principles. Also, EBITDA as defined herein may not be comparable to similarly entitled measures reported by other companies.

(3) Restricted cash and investments represents proceeds of the Senior Note Offering that are to be used for the purchase of telecommunications equipment in Peru and Chile and for payment of interest on the Senior Notes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the notes thereto appearing elsewhere in this document.

OVERVIEW

General

The Company is a new provider of high bandwidth integrated telecommunication services to high volume users through state of the art fiber optic networks located in Santiago, Chile and Lima, Peru. The Company began development of its networks in Chile and Peru in 1994 and 1996, respectively. As of December 31, 1997, the Company had (i) constructed a 120 kilometer fiber optic network which extends through most of Santiago's downtown business district and the outlying industrial and airport corridor and (ii) completed construction of 90 kilometers of its fiber optic network in Lima. The Lima network, when completed, is expected to be approximately 230 kilometers in length and will extend throughout the major commercial and industrial districts of Lima, and the port city of Callao.

     The Company has historically operated as a Latin American telecommunications development stage company, which has developed its operations in Latin America through the acquisition of holding and operating companies that own licenses, concessions or rights-of-way in what the Company believes to be attractive markets. The following table sets forth the name, principal market and date of acquisition of each entity acquired by the Company.


NAME                                                          MARKET   DATE OF ACQUISITION
Hewster Servicios Intermedios, S.A. ("HSI") . . . . . . . .  Santiago  July 15, 1994
Visat, S.A. ("Visat") . . . . . . . . . . . . . . . . . . .  Santiago  September 23, 1994
Red de Servicios Empresariales de Telecomunicaciones, S.A.
  ("Resetel") . . . . . . . . . . . . . . . . . . . . . . .  Lima      May 7, 1996
Hewster, S.A. ("HSA "). . . . . . . . . . . . . . . . . . .  Santiago  July 31, 1996

Iusatel Chile,  S.A. ("Iusatel"). . . . . . . . . . . . . .  Santiago  December 17, 1997


     FirstCom Networks (HSI and HSA were combined to operate under the name of Hewster Chile, S.A. and subsequently FirstCom Networks, S.A.) currently provides businesses in Santiago with high quality voice and data communications services on a private line basis, including local area network interconnections, remote terminal access, PBX to PBX connections, remote printing capabilities and high speed access to the Internet through arrangements with a Chilean based ISP and private line based services. In addition, FirstCom Networks provides its customers with local and wide area network design, engineering, installation, systems integration and support services. Visat is a Chilean corporation that holds a government concession to provide intermediate telecommunications services, including the installation and operation of a network of 12 satellite earth stations and a switch throughout Chile, which allows the Company to transmit either "C" or "KU" bands for satellite communications and broad band distribution. Resetel is a Peruvian corporation that holds a concession to build and operate a fiber-optic telecommunications network in Lima and Callao, Peru. FirstCom Long Distance (formerly Iusatel) is a Chilean corporation which provides domestic and international long distance services. FirstCom Long Distance's long distance traffic is switched and transported, in part, through its own gateway switch and satellite earth station, as well as through interconnections with other Chilean long distance carriers. FirstCom Networks, Visat, Resetel and FirstCom Long Distance are wholly-owned subsidiaries of the Company.

     To date, the majority of the Company's revenues have been generated through systems integration and consulting fees provided by the Company's FirstCom Networks operations. With the proceeds of the Company's Senior Note Offering completed in October 1997, the Company anticipates that it will have the capital necessary to complete and leverage its networks to provide significant, sustainable network-based telecommunications revenues. Due to the changing scope of its operations, the Company believes that its historical operating results and statistics may not be indicative nor representative of future results and statistics.

Sales

     Today, the Company derives its sales primarily from long distance services provided by FirstCom Long Distance and services provided by FirstCom Networks including voice and data communications services on a private line basis, and local and wide-area network design, engineering, systems integration and support services. The Company expects sales to increase significantly over the next few years due to the recent acquisition of FirstCom Long Distance and the continued expansion of its operations.

Costs  of  Sales

     Cost of sales include both the cost of services provided and the cost of equipment sold. Today, cost of sales relate principally to the Company's operations in Chile. Such costs of services include payments under lease agreements to install and operate the Company's fiber optic network in the Santiago subway system. The lease agreement requires payments based on monthly invoicing of the Company, subject to minimum amounts. The Company anticipates that the cost of sales will increase with the expansion of its operations. However, as a percentage of sales, the Company anticipates that the cost of sales will decrease over time as a result of economies of scale in its operations.

Selling,  General  and  Administrative  Expenses

     Selling, general and administrative expenses consist principally of compensation expense, professional fees, consulting services, travel costs, office rent and other general corporate expenses. As the Company's subsidiaries expand their operations, complete construction of their fiber optic networks and add new customers, the Company expects a larger portion of selling, general and administrative expenses to be incurred at the subsidiary level. The Company expects selling, general and administrative expenses to increase over time as it continues to expand its operations. However, selling, general, and administrative expenses as a percentage of sales is expected to decrease over time with the expansion of the Company's operations, although during the next several years such costs could represent a higher percentage of sales compared to historical amounts, as the Company funds the infrastructure necessary to enhance sales in the future.

Depreciation  and  Amortization

     The Company depreciates its property and equipment over their estimated useful lives, which approximate twenty years for its fiber optic networks. Intangible assets acquired in the acquisition of FirstCom Long Distance, FirstCom Networks and Visat are being amortized over ten years. The concessions purchased in the acquisitions of Resetel and FirstCom Long Distance are being amortized over their estimated useful lives of twenty years. The Company believes that depreciation and amortization will continue to increase with the expansion of its operations.

Interest  Expense

     The Company currently incurs interest expense on the outstanding Senior Notes, capital leases and also incurred interest and related expenses Attributable to convertible debentures and bridge notes that were issued during the year ended December 31, 1997. Interest expense has been reduced for amounts capitalized related to the Company's construction of its fiber optic networks.

     Interest costs reported with respect to the Company's convertible debentures include interest expense related to the stated coupon rate of interest, the value attributable to the ability of the holders to convert the debentures at a share price less than the closing bid price (as reported by the Nasdaq SmallCap Market) at time of conversion ("beneficial conversion features") and amortization of (i) deferred financing costs and (ii) original issue discounts related to detachable warrants. The value attributable to the beneficial conversion features has been expensed at date of issuance because the agreements could allow holders of the Convertible Debentures to convert at that date. As a result, for the year ended December 31, 1997 the Company incurred noncash interest cost of $466,000 related to the fair value of the beneficial conversion features.

     Interest expense for the year ended December 31, 1997 also includes non-cash costs of $852,000 related to the value of 300,000 shares of Common Stock issued to an individual for certain financial assistance provided to the Company.

     The Company expects interest expense to increase significantly in the future due to the interest payable on the Senior Notes.

Income  Taxes

     The Company is subject to federal, state and foreign income taxes but has incurred no liability for such taxes due to net operating losses incurred. These net operating losses could be used to offset future taxable income. The
Company's net deferred tax assets, which result primarily from the future benefit of these net operating losses, are fully offset by a valuation allowance for the same amount because of the uncertainty surrounding the future realization of these net operating loss carryforwards. However, as the Company expands its fiber optic networks in Chile and Peru, the Company expects to generate taxable income. Certain tax benefits could expire prior to the time the Company generates taxable income.

RESULTS  OF  OPERATIONS

Year  Ended  December  31,  1997  Compared  to  Year  Ended  December  31,  1996

     Sales. The Company's sales were $1,130,000 for the year ended December 31, 1997 as compared to $652,000 for the year ended December 31, 1996. This increase of approximately $478,000, was attributable to the inclusion of a full year of FirstCom Networks' operations, as compared to five months in 1996.

     Cost of Revenues. The Company's cost of revenues, relating principally to the Company's operations in Chile, was $1,203,000 for the year ended December 31, 1997 as compared to $958,000 for the year ended December 31, 1996. This increase of approximately $245,000, was attributable to services provided by FirstCom Networks.

     Selling, General and Administrative Expenses. The Company's selling, general and administrative expenses were $5,265,000 for the year ended December 31, 1997 as compared to $3,272,000 for the year ended December 31, 1996. This increase of approximately $1,993,000, was primarily attributable to an increase in corporate expenses related to salaries, professional fees and travel attributable to the ongoing support of the Company's subsidiary operations, as well as corporate development opportunities, and expenses attributable to the Company's Resetel and FirstCom Networks subsidiaries which were acquired by the Company in May and July 1996, respectively.

     Common Stock and Stock Option Compensation. This expense is directly attributable to the value of shares of Common Stock and stock options issued to certain officers and former directors of the Company during 1997.

     Depreciation and Amortization. The Company's depreciation and amortization expenses were $967,000 for the year ended December 31, 1997 as compared to $706,000 for the year ended December 31, 1996. This increase of $261,000 was primarily attributable to an increase in amortization expense related to the intangible assets purchased in the acquisitions of Resetel and FirstCom Networks.

     Interest Expense. The Company's interest expense was $5,934,000 for the year ended December 31, 1997 as compared to $246,000 for the year ended December 31, 1996. This increase of approximately $5,688,000 was due to additional financing costs related to the Senior Notes, the issuance of convertible debentures in February and May 1997 and the non-cash charge of $852,000 related to the value of 300,000 shares of common stock issued to an individual for certain financial assistance provided to the Company. Of the total interest costs incurred by the Company for the year ended December 31, 1997, $712,000 of such costs were capitalized in connection with the Company's construction of its fiber optic network in Lima, Peru.


YEAR  ENDED  DECEMBER  31,  1996  COMPARED  TO  YEAR  ENDED  DECEMBER  31, 1995

     SALES. The Company's sales were $652,000 for the year ended December 31, 1996 as compared to $224,000 for the year ended December 31, 1995. This increase of approximately $428,000, was attributable to additional services provided by the Company through its HSA subsidiary, which was acquired in July 1996.

     COST OF SALES. The Company's cost of sales was $958,000 for the year ended December 31, 1996 as compared to $408,000 for the year ended December 31, 1995. This increase of approximately $550,000, was attributable to added costs associated with the increase in sales discussed above.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The Company's selling, general and administrative expenses were $3,272,000 for the year ended December 31, 1996 as compared to $1,906,000 for the year ended December 31, 1995. This increase of approximately $1,366,000, was primarily attributable to an increase in corporate expenses related to salaries, professional fees, consulting fees and travel attributable to the ongoing support of the Company's subsidiary operations as well as corporate development opportunities, and expenses attributable to the Company's Resetel and HSA subsidiaries which were acquired by the Company in May 1996 and July 1996, respectively.

     DEPRECIATION AND AMORTIZATION. The Company's depreciation and amortization expenses were $706,000 for the year ended December 31, 1996 as compared to $396,000 for the year ended December 31, 1995. This increase of $310,000 was attributable to an increase in amortization expense related to the intangible assets purchased in the acquisitions of Resetel and HSA, as well as additional depreciation expense related to the commencement of operations of the Company's fiber optic network in Chile.

     INTEREST EXPENSE. The Company's interest expense was $246,000 for the year ended December 31, 1996 as compared to $319,000 for the year ended December 31, 1995. This decrease of approximately $73,000, was due to a reduction in the Company's outstanding indebtedness during 1996.

LIQUIDITY  AND  CAPITAL  RESOURCES

     Since inception, the Company has been primarily engaged in start-up activities requiring substantial expenditures. Consequently, the Company has reported losses from operations, before interest, of approximately $2.5 million, $4.4 million and $10.9 million for the years ended December 31, 1995, 1996 and 1997, respectively. In addition, the Company has reported cash used in investing activities of approximately $1.2 million, $3.0 million and $8.6 million for the years ended December 31, 1995, 1996 and 1997, respectively. Cash used in investing activities related primarily to the purchase of property and equipment and the acquisitions of Visat, FirstCom Networks and FirstCom Long Distance. Further development of the Company's business and the expansion of its fiber optic networks, service offerings and customer base will require significant additional expenditures, and the Company expects that it will have significant operating losses and net cash outflows from operating and investing activities in the foreseeable future.

     Since inception, the Company has funded its cash needs through a combination of private equity and debt placements.

     On October 27, 1997, the Company consummated the Senior Note Offering of 150,000 Units consisting of an aggregate of $150.0 million aggregate principal amount of 14% Senior Notes due October 27, 2007 and 5,250,000 Unit Warrants to purchase 5,250,000 shares of Common Stock of the Company at an exercise price of $4.40 per share. The Unit Warrants entitle the holders thereof to acquire an aggregate of 5,250,000 shares of Common Stock, representing approximately 15.2% of the Common Stock of the Company on a fully diluted basis as of the date of the consummation of the Senior Note Offering (assuming full vesting and exercise of all options and warrants outstanding at November 14, 1997), at an exercise price of $4.40 per share. In addition, UBS Securities LLC, the initial purchaser of the Units in the Senior Note Offering, was granted 2,250,000 warrants to acquire 2,250,000 shares of Common Stock of
the  Company  at  an  exercise  price  of  $4.40  per    share.

     The net proceeds to the Company from the Senior Note Offering were approximately $142.5 million, after deducting the underwriting discount and offering expenses. Approximately $57.3 million of the proceeds were used to purchase a portfolio of securities that was deposited in escrow for payment of interest on the Senior Notes through October 27, 2000 and, under certain circumstances, as security for repayment of principal of the Senior Notes. During November and December of 1997 the Company used the net proceeds of the Offering as follows: (i) $5.9 million for the acquisition of FirstCom Long Distance; (ii) $4.3 million for the purchase of telecommunications equipment and the repayment of its subsidiaries liabilities; (iii) $2.6 million to settle all of the Company's outstanding obligations related to convertible debentures and (iv) $975,000 to repay certain bridge notes. The Company expects to use the remaining proceeds primarily to expand and operate the Company's telecommunications businesses in Peru and Chile.

   A summary of the Company's value of Common Stock issued and Common Stock and Common Stock equivalents outstanding as of December 31, 1997 and the pro forma effect of the exercise of such Common Stock equivalents and the concurrent inflows of capital follows:


                          ACTUAL AT            STOCK OPTIONS AND WARRANTS OUTSTANDING         INCREMENTAL
                         DECEMBER 31,      MANAGEMENT       SENIOR NOTE     OTHER OPTIONS         AS
                             1997       AND DIRECTORS(4)    WARRANTS (5)   AND WARRANTS (6)   ADJUSTED(7)
                         -------------  ---------------     ------------   ----------------   -----------
SHARES OF COMMON STOCK.     19,084,300          4,995,000      7,500,000          3,195,171    15,690,171

VALUE OF COMMON STOCK .  $  26,906,000  $      15,211,514  $  33,000,000  $       6,927,362  $ 55,142,071
ISSUED (1) (2)

PER SHARE(3). . . . . .  $        1.41  $            3.05  $        4.40  $            2.17  $       3.51

(1)     The  closing  price  of  the  Common Stock on December 31, 1997 was $1.94.  The exercise of stock options  and warrants as shown above assumes (i) that  the fair value of the Common Stock is equal to or above  the exercise price of the respective stock options and warrants and (ii) full vesting of all stock options and warrants.
(2)     Represents the proceeds from the Company's issuance of Common Stock and Common Stock equivalents, and  is  comprised  of  par  value  and  additional  paid  in  capital.
(3)     Represents  the  amount  in  (2)  per  share  of  Common  Stock.
(4)     Represents the incremental impact on the Company's value of Common Stock issued upon the exercise of  all  stock  options  (vested  and  not  vested)  held by the Company's management and directors as of
December  31,  1997.
(5)     Represents the incremental impact on the Company's value of Common Stock issued upon the exercise of  all  warrants  (vested  and  not vested) that were issued in connection with the Senior Notes and are outstanding  as  of  December  31,  1997.
(6)     Represents the incremental impact on the Company's value of Common Stock issued upon the exercise of  all  other  stock  options  and  warrants (vested and not vested) outstanding as of December 31, 1997
(includes  1,865,000  stock  options  issued  to  former  officers  and  directors).
(7)     Represents  the  combined  incremental  impact  of  (4),  (5)  and  (6)  above.

     As part of its business strategy, the Company intends to continue to evaluate potential acquisitions, joint ventures and strategic alliances in companies that own existing networks or companies that provide services that complement the Company's existing businesses. The Company continues to consider potential acquisitions from time to time. New sources of capital such as credit facilities and other borrowings, and additional debt and equity issuances, may be used to fund such acquisitions and similar strategic investments.

     As a result of the Senior Note Offering , the Company has become highly leveraged and has substantial debt service requirements. In addition, in each year since its inception the Company had net losses from operations and therefore had insufficient earnings to cover its fixed charges. The Company's annual interest obligations under the Senior Notes substantially exceeds the Company's net income.

     The ability of the Company to make scheduled payments with respect to its indebtedness, including interest on the Senior Notes after October 27, 2000, will depend upon, among other things, (i) its ability to implement its business plan, and to expand its operations and to successfully develop its customer base in its target markets, (ii) the ability of the Company's subsidiaries to remit cash to the Company in a timely manner and (iii) the future operating performance of the Company and its subsidiaries. Each of these factors is, to a large extent, subject to economic, financial, competitive, regulatory and other factors, many of which are beyond the Company's control. The Company expects that it will continue to generate cash losses for the foreseeable future. The Company has deposited in escrow funds representing interest payments with respect to the Senior Notes through October 2000. However, no assurance can be given that the Company will be successful in developing and maintaining a level of cash flow from operations sufficient to permit it to pay the principal of, and the interest on the Senior Notes after such time, or with respect to its other indebtedness. If the Company is unable to generate sufficient cash flow from operations to service its indebtedness, including the Senior Notes, it may have to modify its growth plans, restructure or refinance its indebtedness or seek additional capital. There can be no assurance that (i) any of these strategies can be effected on satisfactory terms, if at all, in light of the Company's high leverage or (ii) any such strategy would yield sufficient proceeds to service the Company's indebtedness, including the Senior Notes. Any failure by the Company to satisfy its obligations with respect to the Senior Notes at maturity or prior thereto would constitute a default under the Indenture and could cause a default under other agreements governing current or future indebtedness of the Company.

     Substantially all of the Company's assets are held by its subsidiaries and substantially all of the Company's sales are derived from operations of such subsidiaries. Future acquisitions may be made through present or future subsidiaries of the Company. Accordingly, the Company's ability to pay the principal of, and interest and liquidated damages, if any, when due, on the Senior Notes is dependent upon the earnings of its subsidiaries and the distribution of sufficient funds from its subsidiaries. the Company's subsidiaries will have no obligation, contingent or otherwise, to make funds available to the Company for payment of the principal of, and interest and liquidated damages on, if any, the Senior Notes. In addition, the ability of the Company's subsidiaries to make such funds available to the Company may be restricted by the terms of such subsidiaries' current and future indebtedness, the availability of such funds and the applicable laws of the jurisdictions under which such subsidiaries are organized. Furthermore, the Company's subsidiaries will be permitted under the terms of the Indenture to incur indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to the Company. The failure of the Company's subsidiaries to pay dividends or otherwise make funds available to the Company could have a material adverse effect upon the Company's ability to satisfy its debt service requirements including its ability to make payments on the Senior Notes.

     In addition to the deposit of a portion of the proceeds from the Senior Note Offering to fund interest payments on the Senior Notes through October 2000, the Company deposited $62 million of the proceeds from the Senior Note Offering in a separate account under a trustee's control pending application of such funds by the Company for the payment of, as such terms are defined in the Indenture: (a) Permitted Expenditures; (b) in the event of a Change in Control of the Company, the Change in Control Payment and (c) in the event of a Special Offer to Purchase, or a Special Mandatory Redemption, the purchase or redemption price in connection therewith.

     The Company believes the net proceeds from the Senior Note Offering will be sufficient to satisfy the Company's liquidity needs through the end of 1999; however, there can be no assurance that the Company will have sufficient resources to meet its subsequent liquidity requirements.

     To accelerate its growth rate and to finance the launch or build-out of additional markets, the Company will consider obtaining financing from various sources, including vendor financing provided by equipment suppliers, project financing from commercial banks and international agencies, bank lines of credit and the sale of equity and debt securities. To the extent that the Company or any of its subsidiaries issues debt, its leverage and debt service obligations will increase. There can be no assurance that the Company will be able to raise such capital on satisfactory terms, if at all. In addition, the Indenture related to the Senior Notes will limit the ability of the Company and its subsidiaries to incur additional indebtedness.

INFLATION  AND  EXCHANGE  RATES

     Inflation and exchange rate variations may have substantial effects on the Company's results of operations and financial condition. Generally, the effects of inflation in many Latin American countries, including Chile and Peru, have been offset in part by a devaluation of the local countries' currencies relative to the U.S. dollar. Nevertheless, the devaluation of each country's currency may have an adverse effect on the Company.

     A substantial portion of the Company's purchases of capital equipment and interest on the Senior Notes is payable in U.S. dollars. To date, the Company has not had significant foreign currency exposure with third parties and generally intends to be paid for its services in U.S. dollars or in local currencies with a pricing adjustment that is structured to protect the Company against the risk of fluctuations in exchange rates. However, a portion of sales to customers of the Company will be denominated in local currencies, and substantial or continued devaluations in such currencies relative to the U.S. dollar could have a negative effect on the ability of customers of the Company to absorb the costs of devaluation. This could result in the Company's customers seeking to renegotiate their contracts with the Company or, failing satisfactory renegotiation, defaulting on such contracts.

     In addition, from time to time, Latin American countries have experienced shortages in foreign currency reserves and restrictions on the ability to expatriate local earnings and convert local currencies into U.S. dollars. Also, currency devaluations in one country may have adverse effects in another country, as in late 1994 and 1995, when several Latin American countries were adversely impacted by the devaluation of the Mexican peso. Any devaluation of local currencies in the country where the Company operates, or restrictions on the expatriation of earnings or capital from such countries, could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Risk Factors - Country Risks."

NET  OPERATING  LOSS  CARRYFORWARDS

     At December 31, 1997, the Company had net operating loss carry forwards ("NOLs") of approximately $16.1 million for U.S. income tax purposes and approximately $21.3 million for foreign income tax purposes. These carryforwards are available to offset future taxable income, if any, and expire for U.S. income tax purposes in the years 2007 through 2012. The foreign net operating loss carryforwards related to (1) Peru, $665,000, expire in the years 2000 through 2001 and (2) to Chile, $20.6 million, do not expire.

EFFECTS  OF  NEW  ACCOUNTING  STANDARDS

     During June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information" effective for fiscal years beginning after December 1997. Management does not expect Statements No. 130 and 131 to have a significant impact on the Company's reporting and disclosure requirements in 1998.

     Statement No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders.

                                    BUSINESS

OVERVIEW

     The Company is a new provider of high bandwidth integrated telecommunications services to high volume users in Santiago, Chile and Lima, Peru, including business customers and other telecommunications carriers. The Company believes that the size, expected growth and increasing deregulation of the telecommunications industry in Latin America offers the Company considerable opportunities to broaden its existing service offerings and to expand its recently commenced operations into additional key Latin American business centers.

     Prior to November 1996, the Company operated as a development stage company whose activities primarily consisted of the acquisition of licenses, concessions and rights-of way in certain key Latin American markets. Beginning in November 1996, with the hiring of a new management team, the Company has focused on the development and operation of high capacity fiber optic networks in Lima, Peru and Santiago, Chile.

     In May 1996, the Company acquired an operating company in Lima, Peru which holds one of only two local concessions that compete with Telefonica to provide local private line voice and data services. The Company intends to expand its existing service offerings to provide local public switched telephony upon the planned 1999 liberalization of Peru's telecommunications markets. The Company also intends to apply for a concession to provide public switched long distance services as regulation permits. The Company currently offers high speed data transmission services on a private line basis, including area network interconnection, remote terminal access, dedicated channels for access to the Internet and voice services on a private line basis. The Company's services are provided through its 90 kilometer digital fiber optic network in Lima, Peru, which the Company intends to expand to approximately 230 kilometers by the end of 1998. When completed, the Company's fiber optic network will extend throughout the major commercial and industrial districts of Lima and the port city of Callao (combined population of 7.5 million). The Company believes that its planned fiber optic network expansion and early implementation of private line and value-added services prior to the scheduled expiration of Telefonica's exclusive concession for public switched local and long distance services in July 1999 will enable the Company to develop a strong customer base and network presence.

     In Chile, the Company currently holds concessions to provide (i) voice and data transmission services and value-added services on a private line basis and
(ii) public switched domestic and international long distance services. The Company also maintains a concession to own and operate satellite earth stations throughout Chile and plans to apply for a concession to provide local public switched telephony services in Santiago. The Company currently provides similar services to those offered in Peru, as well as (i) private line remote analog digital telephone access and digital links for PBX to PBX connections, (ii) local and wide area network design and engineering and (iii) systems installation, integration and support services. The Company's services are provided through its 120 kilometer digital fiber optic network which currently extends through most of Santiago's downtown business district and the outlying industrial park and airport corridors. With the completion of last mile connections to its existing network and approval of a local telephony concession, the Company believes that it will be able to substantially broaden its product and service offerings and significantly increase its revenues in Chile.

      In December 1997, the Company acquired FirstCom Long Distance, formerly Iusatel Chile, S.A., an operating company in Santiago, Chile, which provides domestic and international long distance services. FirstCom Long Distance's long distance traffic is switched and transported, in part, through its own gateway switch and satellite earth station, as well as through interconnections with other Chilean long distance carriers. The Company believes that the acquisition of FirstCom Long Distance will enable the Company to: (i) provide long distance services to its existing corporate customers; (ii) bundle a variety of service offerings, including long distance and data services, to attract additional customers; and (iii) access the approximately $178.2 million Chilean international long distance market.

      Local and long distance telecommunications revenues in Peru were approximately $885.5 million in 1996 and are estimated by Pyramid to increase to approximately $1.9 billion in the year 2000, representing a compound annual growth rate of 21%. Local and long distance telecommunications revenues in Chile were approximately $1.1 billion in 1996 and are estimated by the Pyramid to increase to approximately $2.2 billion in the year 2000, representing a compound annual growth rate of 16%.

     Upon completion of its anticipated upgrades, all of the Company's existing and planned fiber optic networks will employ ATM transmission technology with centralized network monitoring control and maintenance. The Company believes its networks allow it to provide its customers with uniform, reliable, high quality services which are competitive with or exceed those services provided by former PTTs and other carriers in the markets in which it operates.

     While the Company only recently commenced its current operations, the Company's customers already include, among others, Xerox de Chile S.A., Autorentas del Pacifico (Hertz) Ltda, and Nike de Chile S.A. in Chile and Sony Music Entertainment Peru S.A., Interbank and one ISP in Peru. Upon completion of its networks, the Company will be able to market aggressively its service offerings to additional business customers and other telecommunications carriers. The Company also believes that dedicated access to ISPs will represent a significant source of new customer relationships in both Chile and Peru because of the anticipated rapid increase in the number of Internet users throughout Latin America.

BUSINESS  STRATEGY

     The Company's goal is to become a leading provider of high bandwidth telecommunications services to business and other high volume users and carriers operating in key Latin American business centers. The Company follows a regional business strategy in Latin America as set forth below. The Company has modified this strategy to adapt to the specific economic and regulatory environments of each market in which the Company operates. See "-- Business and Services -- Peru
-  Country  Strategy"  and  "--  Chile  -  Country  Strategy."

  Focus  on  Key  Markets  in  Latin  America

     The  Company  believes  that  the  size  and  growth potential of key Latin
American business centers coupled with the ongoing liberalization of the telecommunications markets throughout the region offer the Company considerable growth opportunities. The Company intends to build upon its existing operations and expertise and to leverage its existing customer base by expanding the geographic reach and density of its existing networks as well as by entering additional key Latin American business centers that have (i) a significant level of unsatisfied demand for high quality, state-of-the art telecommunications services, (ii) a favorable regulatory environment and (iii) significant projected economic growth.

  Enter  Markets  Early

     The Company seeks to enter markets where it can construct or acquire fiber optic networks and offer telecommunications services in advance of full market liberalization. The Company has already implemented this strategy in Lima, Peru where it is one of the first companies to have established a telecommunications system prior to the scheduled liberalization of Peru's telecommunications markets in July 1999, at which time the exclusivity provisions of Telefonica's concession will expire and the local and long distance markets are scheduled to be opened to competition by new entrants. The Company believes that this early entry into the Lima market will enable the Company to establish strong business relationships with its targeted customers prior to onset of widespread competition.

  Provide  a  Broad  Range  of  High  Quality  Telecommunications  Services

     The Company intends to follow the strategy implemented by CLECs in the United States of installing advanced equipment into their existing fiber optic networks that enable interconnections with existing public networks and the provision of switched telephone services. As regulation permits, the Company will seek to secure a growing portion of its customers' existing and targeted telecommunications business by adding local, long distance, enhanced voice and data services to the private line services it currently offers. The Company believes its customers require maximum reliability, high quality service, broad geographic coverage, strong customer service and the opportune introduction of innovative services delivered in a timely and cost-effective manner. The Company believes that these needs are often left unmet by the former PTT in markets where the Company currently operates.

  Target  Business  Customers  and  Telecommunications  Carriers

     The Company's strategy is to target business customers and telecommunications carriers in key Latin American business centers. These customers are typically located in major metropolitan areas, require high reliability, high volume data transmission and voice capabilities and, in the case of telecommunications carriers, very large capacity to interconnect POPs. In addition, many of the Company's existing and targeted customers have operations in more than one key Latin American business center in which the Company currently operates or may operate in the future. The Company believes that by leveraging its customer base it will achieve operating synergies through the reduction of advertising and other related costs.

  Growth  Through  Acquisitions  and  New  Licenses

     The Company expects to opportunistically enter additional key Latin American business centers in part by acquiring controlling interests in existing companies that have licenses, concessions and rights-of-way to install and operate fiber optic networks or by applying for such licenses and concessions and negotiating for such rights-of-way directly. The Company may also acquire other telecommunications service providers in existing and targeted markets that enable the Company to expand or enhance its current operations. The Company believes that many emerging local and long distance carriers, cellular providers and recently privatized PTTs are likely to seek alliances with local access providers with fiber optic systems, such as the Company, to compete more effectively in the growing telecommunications markets.

  Growth  Through  Strategic  Alliances

     The Company intends to establish strategic alliances with the following entities for the following purposes: (i) to engage major international carriers to facilitate the termination or completion of dedicated international calls to or from the countries where carriers' customers operate and (ii) to enter into joint bids with local turnkey integrators and equipment vendors for the sale of value-added services, such as video-conferencing, Internet, frame relay, ATM networks, LAN to LAN interconnections, PBX and private telephone networks.

  Unify  Marketing  Identity

     The Company intends to conduct its business under a single brand name in the markets in which it operates to develop name recognition for its services. In this regard, the Company has filed an application to register the name "FirstCom" in Chile, Peru and the United States. The Company believes that the use of a recognized brand name will facilitate customer referrals and achieve economies of scale through a unified marketing campaign.

SENIOR  NOTE  OFFERING

     On October 27, 1997, the Company consummated the Senior Note Offering of 150,000 Units pursuant to Rule 144A and Regulation S under the Securities Act, consisting of (i) $150.0 million aggregate principal amount of 14% Senior Notes due October 27, 2007 and (ii) 5,250,000 Unit Warrants to purchase an aggregate of 5,250,000 shares of Common Stock, at an exercise price of $4.40 per share. The Senior Note Offering resulted in net proceeds to the Company of approximately $142.5 million. The Units were originally issued and sold by the Company in a transaction which was exempt from the registration requirements of the Securities Act. The Company has filed Form S-4 and Form S-3 Registration Statements with the SEC to register under the Securities Act (i) New Notes which contain substantially identical terms as the Senior Notes and are being offered in exchange for the Senior Notes and (ii) the Common Stock underlying the Unit Warrants, respectively. The form and terms of the New Notes are the same as the form and terms of the Senior Notes for which they may be exchanged, except that the New Notes will have been registered under the Securities Act, and hence the New Notes will not bear legends restricting the transfer thereof. See "Description of Senior Notes."


INDUSTRY  OVERVIEW

  General

     The continuing liberalization of the telecommunications industry and technological change have resulted in an increasingly information-intensive business environment. Regulatory, technological, marketing and competitive trends have significantly expanded the Company's opportunities in the converging voice and data telecommunications markets. Rapid liberalization of the telecommunications industry in Latin America is expected to expand opportunities in the local telecommunications services market. Technological advances, including growth of the Internet, the increased use of packet switching technology for voice communications and the growth of multimedia applications, are expected to result in growth in the high-speed data services market. The Company believes that the current deregulation in many Latin American countries, coupled with technological innovation, will lead to market developments similar to those that occurred upon deregulation of long distance telecommunications services in the United States and the United Kingdom, including an increase in traffic volume and the continued introduction of new providers of telecommunications services of varying sizes.

     Telecommunications traffic of business customers and telecommunications carriers has increased dramatically and these customers now insist upon the quality and high capacity inherent in fiber optic transmission technology such as the technology used by the Company. As customers require increased bandwidth capabilities to handle complex voice, video and data telecommunications, the Company believes that demand for transmission capacity will continue to increase. Digital signals carried over optical fibers are superior in many respects to analog signals carried over copper wires, an older technology which many PTTs continue to use for parts of their networks, although many PTTs are using fiber optic technology to expand their existing networks. In addition to offering faster and more accurate transmission of voice and data communications, digital fiber optic networks generally require less maintenance than comparable copper wire networks, thereby decreasing operating costs. The capacity of fiber optic cable is determined in part by the interface of electronic equipment with the network, thereby allowing network capacity to be increased through a change in electronics, rather than the fiber itself. Fiber optic cable also provides enhanced transmission quality as signals are largely immune to electromagnetic interference.

  Latin  American  Markets

     Many countries in Latin America, and most of the region's major metropolitan markets, have economies that are growing faster than many other areas of the world. The Company believes that this growth is attributable in part to an increase in foreign investments, new trade agreements, such as the NAFTA, Mercosur and the Andean Pact, and the privatization of many industries, including the telecommunications industry. Many of Latin America's major metropolitan centers are among the largest cities in the world, are centers of trade and commerce for a wide region or for an entire country, and are home to a high concentration of large domestic and multinational corporations that require advanced telecommunications services. Following the economic recovery of many Latin American countries in the early 1990's, multinational corporations headquartered in North America, Europe and Asia began to invest in Latin America by either establishing new operations or expanding existing operations. In conducting their activities in Latin America, these multinational corporations require state-of-the-art telecommunications networks to handle the flow of information between their headquarters and their branches throughout Latin America. The telecommunications infrastructure in many of these markets is very limited or obsolete, resulting in significant unmet demand for advanced telecommunications services including reliable, high capacity data circuits, private line LANs and domestic and international long distance connectivity. The telecommunications industry in Latin America has experienced rapid growth in large part because most Latin American governments are opening their telecommunications markets to competition. By the year 2000, the telecommunications markets in most countries in the region are expected to be deregulated.

     The following table sets forth certain historical and projected economic data and selected information regarding the telecommunications markets in the Latin American countries where the Company operates:


                                                                 PERU

                                    1993    1994    1995     1996     1997     1998     1999     2000
                                   ------  ------  -------  -------  -------  -------  -------  -------
ECONOMIC DATA*
  Population (millions) . . . . .    22.5    22.9     23.4     23.8     24.3     24.8     25.3     25.8
  Real GDP (in constant 1990 US$
    billions) . . . . . . . . . .    36.5    41.2     44.1     45.3     47.6     50.2     53.1     56.5
  Inflation (%) . . . . . . . . .    39.5    15.4     10.2     11.8     10.0      9.1      8.3      7.5
TELECOMMUNICATIONS DATA**
  Main Lines in Service (in
    thousands). . . . . . . . . .   673.0   772.4  1,109.2  1,435.1  1,595.5  1,850.8  2,093.6  2,437.7
  Penetration Rate (main lines
    per 100 pop). . . . . . . . .     2.9     3.4      4.7      5.9      6.6      7.5      8.3      9.4
  Service Revenues (US$
    millions) . . . . . . . . . .   655.8   590.7    825.9    880.4  1,216.2  1,410.8  1,595.9  1,858.2
    Local Services (US$
      millions) . . . . . . . . .   190.7   251.4    459.1    506.9    676.0    784.2    887.1  1,032.9
  Toll Services (US$
    millions) . . . . . . . . . .   235.2   123.2    130.9    143.1    192.8    223.6    253.0    294.5
  International Services (US$
    millions) . . . . . . . . . .   229.9   216.1    235.9    230.5    347.4    403.0    455.8    530.8

                                                                  CHILE

                                     1993    1994     1995     1996     1997     1998     1999     2000
                                   ------  ------  -------  -------  -------  -------  -------  -------
ECONOMIC DATA*
  Population (in millions). . . .    13.8    14.0     14.3     14.5     14.7     15.0     15.2     15.4
  Real GDP (constant 1990 US$
    billions) . . . . . . . . . .    38.2    39.8     43.1     46.1     48.8     52.3     55.9     59.8
  Inflation (%) . . . . . . . . .    12.2     8.9      8.2      6.6      5.7      5.0      5.1      4.7
TELECOMMUNICATIONS DATA**
  Main Lines in Service (in
    millions) . . . . . . . . . .     1.5     1.6      1.8      2.2      2.6      3.0      3.5      3.9
  Penetration Rate (main lines
    per 100 pop). . . . . . . . .    11.0    11.6     13.0     14.9     17.8     20.3     22.9     25.4
  Service Revenues (US$
    millions) . . . . . . . . . .  714.10  765.10  1,016.0  1,186.7  1,443.1  1,668.4  1,911.7  2,157.1
    Local Services (US$
      millions) . . . . . . . . .   479.0   560.6    627.8    733.3    891.7  1,030.9  1,181.3  1,332.9
    Toll Services (US$
      millions) . . . . . . . . .   135.2   118.9    235.6    275.2    334.6    386.9    443.3    500.2
    International Services (US$
      millions) . . . . . . . . .    99.9    85.6    152.6    178.2    216.8    250.6    287.1    324.0

---------------

Sources:  Bank  of  America  World  Information  Services  (March  1997)  and  Pyramid
          Research  Report  (October  1996)
 *  Economic Data includes historical information for the years 1993-1996 and projections for the years
1997-2000.
**  Telecommunications Data includes historical information for the years 1993-1995 and projections for the  years  1996-2000.

  Competitive  Local  Market  Access

     Once the domain of PTTs, the local access market in both developed and emerging countries is increasingly open to competition. Where permitted, local markets may be entered via any combination of (i) construction of proprietary wired network infrastructure, (ii) construction of wireless local loop, PCS or cellular networks and (iii) resale of the existing local carrier's network. Companies gaining local access through the use of a fiber optic rings using ATM technology are uniquely positioned to provide services for large business customers due to the high capacity of such systems.

     In the United States and other developed countries, CAPs have been allowed to enter markets in advance of complete deregulation through their provision of special access services and private line services. Typically, CAPs begin providing such services through their own fiber optic loop networks, which are built over existing facilities and often exceed existing providers in terms of bandwidth, reliability and enhanced service capability. Frequently, fixed wireless technologies are used to cost effectively extend the network from the fiber optic network to customer locations. Special access services provide high capacity voice, data and video circuits to connect long distance carriers with their respective customers. Private line services provide high capacity circuits to transmit voice, data and video between two or more end-user locations locally or internationally.

     Long distance carriers have traditionally been the first customers for CAPs. Local access in the markets in which the Company operates in some cases comprises over forty percent of the cost of a long distance call. For this reason, long distance carriers, as well as high volume corporate customers, have great demand for the lower cost local access provided by CAPs. In addition, as any communications failure can result in significant expenses and/or lost revenue to businesses, corporate and carrier customers often utilize CAPs as a back-up to their primary carrier. CAPs typically market their private line and special access services by offering lower prices, higher network reliability and higher quality transmissions and customer service. Corporate customers utilize such private lines to interconnect their branch offices and computer networks, and even to connect their internal PBX networks with the local PTT. Telecommunications carrier networks utilize CAPs to interconnect their switching centers, to connect major customers to their networks, and to connect their cellular, microwave and satellite transmitters. With direct connection to customers, CAPs may also market higher margin value-added services such as Internet access, database access and Centrex. Depending on local regulation, the CAP may also provide dial tone for any calls made to points outside of the local market. In most markets, corporate customers will begin by transferring a small portion of their telecommunications requirements to the CAP. As these customers experience the CAP's competitive cost and superior service, they often transfer increasing amounts of their business to the new operator.

     As deregulation has permitted, most CAPs have attempted to expand their services from the provision of private line and special access services to the provision of CLEC switched or dial tone services that are provided through a combination of the CAP's own network and through interconnection with the local PTT network. This evolution has enabled CAPs to achieve increased gross margins over time. Typically, private line services are provided on a flat fee, monthly rental basis. Switched services, on the other hand, are billed on a volume or minutes of use basis which generally generates substantially higher revenues and margins. Through interconnection with the local PTT, new carriers are able to offer services immediately to any customer on the PTT's network, thereby significantly increasing the number of customers and markets that they serve without physically expanding their own networks. The PTTs receive a volume-based payment for the use of their network.

     Although the Company has based its strategy in part on the experiences of CAPs and CLECs in the United States and other developed countries, there can be no assurance that the liberalizing Latin American markets will be characterized by the same trends as were found in such other markets.

BUSINESS  AND  SERVICES

  Peru

     Country Overview. Peru is the fourth largest country in South America with an estimated population of 23.9 million people. Lima, the capital of Peru and the major economic center in Peru, has a population of approximately 6.8 million people. According to the 1996 report issued by the Peruvian National Bureau of Statistics, as of 1993, approximately 70.1% of Peru's population lived in cities. In 1990, Alberto Fujimori, a political outsider, was elected President and embarked on a series of economic and political measures to curtail inflation and restore economic stability. From 1991 through 1996, GDP increased by an average annual growth rate of 5.2%, although GDP increased by only 2.8% in 1996. The lower GDP growth rate in 1996 has been largely attributed to the Peruvian government's effort to reduce expenditures to avoid an overheated economy and to reduce Peru's current account deficit. Inflation has been dramatically curtailed as a result of President Fujimori's economic plan, falling from 7,649.7% in 1990 to 11.8% in 1996. GDP is expected to grow at a compound annual growth rate of 6.2% from 1997 to 2002.

     Market Overview. The Company believes that demand for telephone service in Peru has historically been unmet due to lack of investment, high prices, poor service and long waiting periods for service. One of the goals of the privatization of Peru's former local and long distance PTT, Telefonica, in 1994 (the "Privatization") was to expand significantly the national telecommunications network and improve service quality. The number of lines in service has increased since the Privatization from approximately 772,000 to over
1.4 million at December 31, 1996. Notwithstanding the significant recent growth in lines in service, Peru continues to have a relatively low penetration rate with 5.9 lines in service per 100 inhabitants at December 31, 1996. The Company believes that continued growth in demand for telecommunication services in Peru will be influenced by the growth of the Peruvian economy, foreign investment and international trade, the continued expansion of the telecommunications network and the re-balancing of tariffs. Based on 1996 operating results for Telefonica, the local and long distance telecommunications markets in Peru are estimated to have accounted for approximately $880.5 million in total revenues, of which approximately $506.9 million are local access and service revenues and approximately $373.6 million are domestic and international long distance revenues. The Company believes that Peru's telecommunications market offers an excellent environment for telecommunications business growth. The Company believes that the Peruvian economy is also a source of growing demand for telecommunication services with growing domestic and multinational businesses attracting significant foreign investment. The following chart presents certain historical and projected information with respect to the telecommunications market in Peru for the periods indicated:


                                          TELECOMMUNICATIONS DATA -- PERU*

                                           1993        1994        1995        1996        1997        1998
                                        ----------  ----------  ----------  ----------  ----------  ----------
TELEPHONE
Minutes (in millions)
  Local Services . . . . . . . . . . .  3,600.0(1)  4,240.0(1)  4,954.0(1)  7,806.2(2)  4,193.4(3)        n/a
  Long Distance Domestic . . . . . . .    388.0(1)    394.0(1)    461.0(1)    577.0(2)    326.4(3)        n/a
  Long Distance International. . . . .    179.2(1)    232.4(1)    262.1(1)    294.5(2)    164.6(3)        n/a
MAIN LINES IN SERVICE (IN THOUSANDS) .    673.0(2)    772.4(2)  1,109.2(2)  1,435.1(2)  1,595.5(1)  1,850.8(1)
PENETRATION RATE
  (main lines per 100 pop) . . . . . .      2.9(4)      3.4(4)      4.7(4)      5.9(2)      6.6(1)      7.5(1)
SERVICE REVENUES
  Local Services (US$millions) . . . .    190.7(1)    251.4(4)    459.1(4)    506.9(3)    676.0(1)    784.2(1)
  Toll Services (US$millions). . . . .    235.2(1)    123.2(4)    130.9(4)   143.15(3)    192.8(1)    223.6(1)
  International Services (US$millions)    229.9(1)    216.1(4)    235.9(4)    230.5(3)    347.4(1)    403.0(1)
DATA
X-25/Frame Relay Ports (in thousands).      0.5(1)      0.7(1)      0.9(1)      1.2(1)      1.5(1)     14.0(1)
ISP Host Penetration
  (main lines per 100 pop) . . . . . .    0.000(5)    0.001(5)    0.003(5)    0.021(5)    0.084(5)    0.208(5)

                                               1999             2000
                                        -------------------  ----------
TELEPHONE
Minutes (in millions)
  Local Services . . . . . . . . . . .                 n/a         n/a
  Long Distance Domestic . . . . . . .                 n/a         n/a
  Long Distance International. . . . .                 n/a         n/a
MAIN LINES IN SERVICE (IN THOUSANDS) .           2,093.6(1)  2,437.7(1)
PENETRATION RATE
  (main lines per 100 pop) . . . . . .               8.3(1)      9.4(1)
SERVICE REVENUES
  Local Services (US$millions) . . . .             887.1(1)  1,032.9(1)
  Toll Services (US$millions). . . . .             253.0(1)    294.5(1)
  International Services (US$millions)             455.8(1)    530.8(1)
DATA
X-25/Frame Relay Ports (in thousands).              29.9(1)     46.6(1)
ISP Host Penetration
  (main lines per 100 pop) . . . . . .             0.361(5)    0.515(5)

---------------

(1)  Source:  Pyramid  Research  Report.
(2)  Source:  Telefonica  del  Peru,  S.A.  1996  Annual  Report.
(3)  Source:  Telefonica  del Peru S.A., 2nd Quarter Report: July 31, 1997. Translations from 6/30/97 Peruvian
Nuevo  Sol  into  US$  at  the  6/30/97  exchange  rate  of  0.377  US$/Peruvian  Nuevo  Sol.
(4)  Source:  Telefonica  del Peru 1995 Annual Report.  Translations from 12/31/95 Peruvian Nuevo Sol into US$
at  the  12/29/95  exchange  rate  of  0.4341  US$/Peruvian  Nuevo  Sol.
(5)  Source:  Calculations based on Pyramid Research Report estimates of ISP hosts and of population for Peru.

(*)  Includes  historical  information  for  the  years  1993-1995  and  projections  for the years 1996-2000.

     Operating Company Overview. The Company conducts its business in Peru through its wholly-owned subsidiary, Resetel, which was acquired by the Company in May 1996. Resetel offers to multinational, national and local businesses a broad array of high quality data, video and voice communications services, including LAN interconnection, remote terminal access and dedicated channels for access to the Internet, on a private line basis through a digital fiber optic network in metropolitan Lima, Peru. The Company has installed and in operation 90 kilometers of its fiber optic network, and plans to expand its network to approximately 230 kilometers by the end of 1998. The Company anticipates that its fiber optic network will travel through the major commercial and industrial districts of Lima and the adjacent port city of Callao (combined population of approximately 7.5 million people) upon its scheduled completion in 1998. The Company is one of only two companies which is currently permitted to compete in the provision of its services with Telefonica.

     The Company intends to expand its existing service offerings to provide local public switched telephony service in Lima upon liberalization of Peru's telecommunications markets and the expiration of Telefonica's exclusive concession to provide public switched local and long distance telephony services, which is scheduled to occur in July 1999. Resetel also intends to seek approval to provide long distance services as regulation permits. By implementing its private line and value-added services prior to the expiration of Telefonica's exclusive concession in 1999, the Company believes that it will be able to develop a strong customer base and network presence that will enable it to rapidly enter the local telephony and long distance markets upon deregulation.

     Country Strategy. The Company intends to leverage Resetel's existing customer base, its cost efficient, state-of-the-art infrastructure and its market knowledge to expand its Peruvian operations. The Company is currently directing its marketing efforts in Lima towards a number of Peru's leading financial institutions and multinational companies with a strong presence in Peru.

     The Company also intends to expand the focus of its marketing efforts to include medium- and small-sized businesses which are located in the major commercial and industrial districts in Lima and in the port city of Callao. The Company believes, based upon an independent market survey, that a large number of its targeted business customers are located in commercial buildings which are not connected to a fiber optic network, but rather are connected to networks based on older, copper technology with limited capacity. The Company intends to take advantage of this opportunity by directly offering its services to businesses identified by management as having a need for the Company's services. The Company also intends to (i) use an independent marketing firm to identify commercial multi-tenant buildings in which a critical mass of occupants are located that have or will have an interest in acquiring the Company's services,
(ii) rapidly connect many of these buildings to the Company's existing fiber optic network, (iii) offer an extensive selection of high quality voice and data services on a private line basis and (iv) pursue an aggressive sales and marketing strategy that includes (A) an advertising and marketing campaign designed to increase customer awareness of the Company's services, (B) holding educational seminars which explain the benefits of using the telecommunications services offered by the Company and (C) employing a highly qualified sales force with extensive knowledge of the local market. The Company believes that customers in Peru are seeking to utilize new communications technologies in order to more effectively compete in the global market. By helping to educate its customers on the use of the latest technologies and by providing turn-key corporate networks and telecommunications solutions, the Company expects to develop strong customer relationships that will help it to increase customer revenues. The Company believes that this strategy will enable it to gain early mover advantages, build its customer base and expand the range of services provided to its customers to include local and long distance telephony upon the expiration of Telefonica's exclusive concession in July 1999.

     The Company believes that the quality of its private line services compares favorably to similar services offered by its competitors. Accordingly, as part of its marketing strategy, the Company is offering its services on a trial basis to several major financial institutions in Lima. Upon completion of the trial with Interbank in July 1997, the Company was hired to link ten of Interbank's Lima branches through the Company's network.

     In addition, the Company believes that the rapid growth of Internet use in Peru will provide it with a significant opportunity to further develop its customer base through the strategic referral of customers between ISPs and the Company.

     Concessions. Resetel provides its services pursuant to a renewable local carrier concession expiring in 2016. Resetel's concession can be renewed for an additional 20 years upon prior approval by the Peruvian Ministry of Transport and Communications. After July 1999, when the local telephony services market opens for competition, Resetel and other carriers will be able to provide local telephony services as regulations permit. At such time, Resetel intends to seek approval to also provide long distance services.

     Network Infrastructure. The Company provides its services in Peru through its 90 kilometer fiber optic digital switched network, which is expected to expand to approximately 230 kilometers by the end of 1998. The Company anticipates that its fiber optic network will extend throughout the major commercial and industrial districts of Lima and the port city of Callao (combined population of approximately 7.5 million people) upon its scheduled completion in 1998. The Company's Lima network will be implemented using self-healing rings equipped with fully redundant ATM technology.

     The Company has utility pole rights-of-way contracts with two of the Peruvian utility companies which allows the Company to use utility poles to route cable throughout most of its existing and planned network.

     In conjunction with its sales initiatives, the Company expects to invest in the "last mile" network links that connect commercial buildings and customer offices with the Company's fiber optic network by installing fiber optic cable in selected commercial buildings in the Lima business district.

     Customers. Resetel currently services 30 customers in Peru, including Interbank and Sony Music Entertainment Peru S.A. Resetel will seek to enter into contracts with new customers for a term of at least two years. Prices charged to customers will vary in accordance with the customer's requirements based on the number of locations, type of services, transmission rates and length of service contracts.

     Competition. Peru's telecommunications market is dominated by Telefonica, a company formed by the merger in 1994 of the former local telephone service PTT, Compania Peruana de Telefonos and ENTEL, the former long distance telephone service PTT. Telefonica is 35% owned by Telefonica de Espana S.A. Telefonica has announced plans to devote a large amount of its resources over the next few years to install hundreds of thousands of telephone lines to provide basic telephone service. The Company believes that the focus of Telefonica on expanding basic telephone services has created an opportunity for the Company to capture market share by providing value-added, high bandwidth services to business customers on a private line basis. Currently, Peru's only other wireline telecommunications carrier is Tele2000, approximately 58.7% of which is owned by BellSouth Corporation. Tele2000 currently operates cellular, public pay phone and cable television services in Lima and other Peruvian cities. Although Tele2000 has to date focused largely on providing cellular and cable television services, it owns and operates a small fiber optic loop which may be utilized to compete directly with the Company.

     Management believes that following the deregulation of local and domestic and international long-distance telephony in July 1999, competition in these services may arise from a variety of new entrants, including telecommunications carriers providing services in other countries as well as companies currently providing services in other industries previously liberalized in Peru. Existing telecommunications service providers may have established customer relationships as well as other capabilities and resources to expand their current service offerings and include local carriers, wireless telephone operators, the providers of data services, cable television network operators and operators of existing private network infrastructure, such as electric power companies. The Company believes that other companies have filed applications for local concessions, including COMSAT whose license was recently granted.

     The identity of new entrants and the scope of increased competition, and any corresponding adverse effect on the Company's results, will depend on a variety of factors. Among such factors are the business strategies and financial and technical capabilities of potential competitors, prevailing market conditions at the time competition is permitted, applicable Peruvian regulations with respect to new entrants and the Company, as well as the effectiveness of the Company's strategy to prepare for increased competition. See "Risk Factors - Competition."

  CHILE

     Country Overview. Chile is a highly urbanized country, with a population of approximately 14.7 million in 1996, of which 85.0% are estimated to live in cities. Santiago, the capital of Chile and a major international economic center, has a population of approximately 5.1 million people. The Chilean government has implemented a strategy to encourage foreign investment in Chile and it has privatized and deregulated many industries, including transportation, energy and telecommunications. Since 1991, the Chilean economy has experienced high rates of economic growth. From 1991 through 1996, GDP increased by an average annual rate of 7.3%. Inflation has been dramatically curtailed during this period, falling from 18.7% in 1991 to 6.6% in 1996. GDP is expected to grow at a compounded annual growth rate of 7.0% from 1997 through the year 2002.

     Market  Overview.    As  the  first  telecommunications  market to commence
deregulation in Latin America, Chile has experienced substantial growth in telecommunications revenue and telephone density. Total international long distance revenues have grown from $99.9 million in 1993 to $178.2 million in 1996, representing a compound annual growth rate of 21.0%. Chile's telecommunications markets continue to be dominated by the former PTTs, although new entrants have begun to reduce the former PTTs' market share. In the long distance market, Entel, the former long distance PTT, faces competition from eight other carriers, and its market share has been reduced to approximately 40.4% for domestic long distance and 37.5% for international long-distance. As a result of its open telecommunications market, Chilean subscribers enjoy some of the lowest prices in the world for long distance telephony services. In the local telephony market, CTC, the former local services PTT, controls approximately 96% of the local telephony market. The Company believes that the full implementation of its business strategy will enable it to penetrate this market and further develop its customer base.

     The following table provides some general information on the historical size and estimated growth of Chile's telecommunications market.


                                                                  TELECOMMUNICATIONS DATA -- CHILE
                                         ----------------------------------------------------------------------------------------
                                           1993      1994       1995        1996       1997       1998        1999        2000
                                         --------  --------  ----------  ----------  --------  ----------  ----------  ----------
TELEPHONE MINUTES
  Local Service . . . . . . . . . . . .       --        --          --          --        --          --          --          --
  Long Distance Domestic (millions) . .      n/a       n/a   1,847.2(1)  2,259.0(2)      n/a         n/a         n/a         n/a
  Long Distance International
  (millions). . . . . . . . . . . . . .      n/a       n/a     136.9(3)    172.9(2)      n/a         n/a         n/a         n/a
MAIN LINES IN SERVICE
  (in thousands). . . . . . . . . . . .  1,513(4)  1,626(4)    1,846(4)    2,157(4)  2,623(4)    3,032(4)    3,474(4)    3,920(4)
PENETRATION RATE
  (main lines per 100 pop). . . . . . .   11.0(4)   11.6(4)     13.0(4)     14.9(4)   17.8(4)     20.3(4)     22.9(4)     25.4(4)
SERVICE REVENUES
  (US$millions)
  Local Services (US$millions). . . . .  479.0(4)  560.6(4)    627.8(4)    733.3(4)  891.7(4)  1,030.9(4)  1,181.3(4)  1,332.9(4)
  Toll Services (US$millions) . . . . .  135.2(4)  118.9(4)    235.6(4)    275.2(4)  334.6(4)    386.9(4)    443.3(4)    500.2(4)
  International Services (US$millions).   99.9(4)   85.6(4)    152.6(4)    178.2(4)  216.8(4)    250.6(4)    287.1(4)    324.0(4)
DATA
  X-25/Frame Relay Ports (in thousands)    3.3(4)    3.6(4)      4.7(4)     10.2(4)   17.5(4)     25.8(1)     33.9(4)     39.7(4)
  ISP Host Penetration
  (main lines per 100 pop). . . . . . .  0.020(5)  0.022(5)    0.063(5)    0.157(5)  0.279(5)    0.413(5)    0.525(5)    0.601(5)

n/a    --  Information  not  publicly  available.

(1)  Statistical  measures  were  changed  in  1994  due  to  the  multicarrier  system  implementation.
(2)  Source: Calculations based on monthly market share data provided by the Subsecretaria de Telecomunicaciones ("SUBTEL") as of
August  1997.
(3)  Source:  Calculations based on Pyramid Research Report estimates of lines in services -- includes historical information for the  years  1993-1995  and  projections  for  the  years  1996-2000.
(4)  Source:  Pyramid  Research  Report  -- includes historical information for the years 1993-1995 and projections for the years
1996-2000.
(5)  Source:  Calculations  based  on  Pyramid  Research  Report  estimates  of  ISP  hosts  and  population  for  Chile.

     Operating Company Overview. The Company conducts its business in Santiago through its wholly-owned subsidiaries, FirstCom Networks, S.A. ("FirstCom Networks"), formerly Hewster Chile, S.A., and FirstCom Long Distance. FirstCom Networks currently provides businesses in Santiago with high quality voice and data communications services on a private line basis, including local area network interconnections, remote terminal access, PBX to PBX connections, remote printing capabilities and high speed access to the Internet through arrangements with a Chilean based ISP and private line based services. In addition, FirstCom Networks provides its customers with local and wide area network design, engineering, installation, systems integration and support services. FirstCom Long Distance provides domestic and international long distance services in Santiago. FirstCom Long Distance's long distance traffic is switched and transported, in part, through its own gateway switch and satellite earth station as well as through interconnection with other Chilean long distance carriers. The Company's Chilean customer base currently includes approximately 40 large- and medium-sized businesses such as Xerox de Chile S.A., Autorentas del Pacifico (Hertz) Ltda., Iberia Airlines, The Aetna Life Insurance Company, Nike de Chile S.A. and one ISP. The Company believes that its high quality transmission capabilities, responsive customer service and domestic and international long distance services have become important elements in many of its customers' telecommunications network and operational strategies. The Company provides network services through its 120 kilometer digital fiber optic network which covers the downtown business district and outlying industrial park and airport corridor. This network utilizes advantageous rights-of-way through Santiago's underground subway system (the "Metro") as well as through certain facilities of ENERSIS, a Chilean power company.

      The Company is in the process of filing an application to obtain a license for local telephony. However, there can be no assurance that the Company will secure such license, be able to make the necessary network enhancements to provide such services or successfully market such services to potential customers.

     Country Strategy. The Company's new management team intends to leverage FirstCom Networks' and FirstCom Long Distance's existing customer base, its cost efficient state-of-the-art infrastructure and its market knowledge to expand its Chilean operations. The Company is currently directing its marketing efforts in Santiago towards medium-and small-sized businesses. Large businesses in Santiago are typically located in single-tenant buildings and are currently the focus of Chile's major carriers. Therefore, the Company believes that a substantial opportunity exists to provide services to medium- and small-sized businesses which are currently underserved. These businesses are typically located in multi-tenant buildings throughout downtown Santiago and the outlying industrial district. The Company believes that, based upon an independent market survey, a large number of its targeted business customers are located in commercial buildings which are not connected to a fiber optic network, but rather are connected to networks through older, copper technology with limited capacity. The Company intends to take advantage of this opportunity by (i) using an independent marketing firm to identify commercial, multi-tenant buildings in which a critical mass of occupants are located that have or will have an interest in acquiring the Company's services, (ii) rapidly connecting many of these buildings to the Company's existing fiber optic network, (iii) offering high quality voice and data services on a private line basis as well as long distance telephony and (iv) pursuing a sales and marketing strategy that includes a combination of direct sales calls, telemarketing and direct mail campaigns and an increased advertising budget.

     Concessions. In 1991, Hewster Servicios Intermedios, S.A., FirstCom Networks' predecessor, was granted a concession with an unlimited duration to provide intermediate telecommunications services (the "FirstCom Networks Concession"). The FirstCom Networks Concession authorized the installation and operation of the Company's fiber optic cable local network in metropolitan Santiago. Pursuant to the FirstCom Networks Concession, FirstCom Networks is authorized to provide voice and data transmission services and certain value-added services on a private line basis. The FirstCom Networks Concession may not be transferred, assigned or leased, nor may control of FirstCom Networks be transferred or assigned, without the prior approval of SUBTEL. The Company, through a wholly-owned subsidiary, Visat, also holds a concession with an unlimited duration to construct and operate a network of satellite earth stations throughout Chile that can provide national and international long distance telecommunications services (the "Visat Concession"). In addition, the Company is authorized to provide services based on 38 GHz wireless technology in Santiago. FirstCom Long Distance holds a concession with an unlimited duration to provide public, switched national and international long distance services in Chile. FirstCom Long Distance's concession was issued by the Chilean Ministry of Transport and Communications in 1993.

     Network Infrastructure. FirstCom Networks provides network services in Chile through its 120 kilometer fiber optic network which currently covers the majority of Santiago's downtown business district and the outlying industrial park and airport corridors. The Company's 120 kilometer digital fiber optic network travels through the traditional commercial center of Santiago, where many established businesses are headquartered, and the rapidly growing expansion areas, including outlying industrial parks, and the airport corridor where many branch offices and new companies have located. FirstCom Long Distance provides domestic and international long distance services in Santiago through its own gateway switch and satellite earth station and through interconnections with other Chilean long distance carriers.

     The Company is in the process of upgrading its fiber optic network in Chile by replacing the existing PDH and SDH nodes with ATM node equipment (the "ATM Upgrade"). The planned ATM Upgrade is expected to be completed by December 1998.

     The portion of the Company's network that passes through the downtown business and financial district has been installed in Santiago's Metro subway tunnels. The Metro subway tunnels protect the network from hazards such as severe weather and vandalism. Metro access points, such as ventilation shafts and platform entrances, are available every approximately 250 meters along the subway route. These facilities serve as the "insert" points for last mile connections between the Company's network and customer buildings. In addition to its agreement with the Metro, the Company has a utility pole right-of-way contract with one of Chile's electric companies which allows the Company to use utility poles to route cable to outlying areas of Santiago.

     The Company plans to invest in the "last mile" network links that connect commercial buildings and customer offices with the Company's fiber optic network. Where customers are operating in newly developed areas of Santiago, the Company intends to install its own last mile network infrastructure to connect those customers with its fiber optic network. In areas of Santiago where the telecommunications infrastructure is more developed, the Company believes that it may grow most efficiently by leasing such last mile connections from other network operators.

     The Company recently installed its first 38 GHz wireless connection between its fiber optic network and an ISP. The Company intends to utilize this wireless technology to connect customers more rapidly and efficiently to its fiber optic network. This wireless connection is deployed by installing wireless transceivers on rooftops, towers or windows where line-of-sight can be established between the connected points. This technology will enable the Company to develop POPs that serve buildings not currently reached by its fiber optic network without paying interconnection fees to the local telephone company. 38 GHz technology provides network connections similar to fiber optic circuits in terms of both bandwidth and service quality.

     The Company intends to invest in FirstCom Long Distance to improve the quality of its service through the continuing upgrade of FirstCom Long Distance's switching infrastructure and customer service platforms. In addition, the Company plans to acquire or install an additional satellite antenna which will enable FirstCom Long Distance to interconnect with additional international long distance carriers, subject to regulatory approval. Such additional satellite capability is expected to enable FirstCom Long Distance to obtain lower prices for international transmission services.

     FirstCom Long Distance obtains local access services through interconnection agreements with the following operators or their subsidiaries:
CTC Mundo, Complejo Manufacturero de Equipos Telefonicos S.A.C.I. ("CMET"), Entel, BellSouth Chile S.A., Telefonica Manquehue S.A., Lucsic and Compania Nacional de Telefonos S.A. ("CNT"). In 1997, FirstCom Long Distance installed a new Excel NS 2000 international long distance gateway switch to handle all international long distance calls as well as credit card and callback services. FirstCom Long Distance operates a 9.1 meter satellite earth station located in Santiago through which it links with Satelitron, a Mexican carrier, which then links with a number of other carriers through the Mexican Solidaridad I satellite. FirstCom Long Distance's satellite earth station is linked with its gateway switch via a 18-19 GHz microwave link. FirstCom Long Distance currently operates a 24-hour network control and operator service center in Santiago to monitor its network and handle customer service calls.

     Customers. FirstCom Networks currently services approximately 43 customers in Santiago, including Xerox de Chile S.A., Iberia Airlines, Autorentas del Pacifico (Hertz) Ltda., Nike de Chile S.A. and The Aetna Life Insurance Company. FirstCom Networks charges a monthly fee for its services based on the length of the contract and the type and quantity of services provided. FirstCom Long Distance provides domestic and international long distance services to approximately eight large corporations, 800 medium and small-size corporations and 400 residential customers through annual service contract arrangements. In addition, during the past three months, FirstCom Long Distance provided casual dialing services to approximately 20,000 non-subscriber users. FirstCom Long Distance also provides routing services to a number of other long distance carriers including Entel.

     Competition. Chile's local and long distance markets were both opened to competition in 1994, with the only constraint being a four-year long distance market share cap imposed on Chile's former local services monopoly, CTC. There are currently five telecommunications groups that provide both local and long distance services, three of which also provide data services. There are also three other licensed providers of local telephony services and four other licensed providers of domestic and international long distance services. In the long distance market, Entel, the former long distance PTT, has a market share of approximately 40.4% for domestic long distance and 37.5% for international long distance. In the local telephony market, CTC, the former local services PTT, has a market share of approximately 96%. Both CTC and Entel operate fiber optic loops in Santiago, while Teleductos S.A. operates a passive point-to-point network built using a star topology.

     The Company believes it can successfully compete in the Santiago telecommunications market by providing customers a competitively priced, bundled service offering consisting of data, long distance and other value-added services. In addition, the Company intends to begin offering local services during 1998 after it receives a license, as to which there can be no assurance. Such services will be delivered over the Company's digital fiber optic network which will help the Company control operating costs and minimize the need to rely on other carriers' networks. The Company believes that it is well-positioned to develop and increase its customer base in Santiago because
(i) it will be able to gain a "first mover" advantage in offering services to its targeted customer base of medium and small-sized businesses which the Company believes have significant unmet demand for advanced telecommunications services and (ii) its services are provided via a digital fiber optic network that utilizes the ATM protocol and "drop and insert" technology, which enables the Company to offer an extensive range of advanced telecommunications services. The Company believes that its size and the entrepreneurial culture of its management team will allow it to react quickly to changes in the marketplace and that, coupled with its strong commitment to customer service, will differentiate FirstCom Networks and FirstCom Long Distance from its larger, less flexible competitors.

REGULATION

  PERU

     Peruvian Telecommunications Laws and Regulations. The principal features of Peruvian regulation of telecommunications services include the General Telecommunications Law (the "Peruvian Telecommunications Law"), State Contracts, the General Regulation to the Telecommunications Law (the "General Regulation"), and the Regulation (the "OSIPTEL Regulation") for the Organization for Supervision of Private Investments in Telecommunications ("OSIPTEL"). These laws and their related governmental authorities constitute the legal and regulatory framework within which the Company provides services in Peru.

     The Peruvian Telecommunications Law sets out the basic framework for the provision and regulation of telecommunications services, and has the stated objective of providing a competitive market in telecommunications. The law grants the Peruvian government the ability to oversee telecommunications services through the Ministry of Transportation, Communications, Housing and Construction (the "Ministry of Transportation" or the "Ministry"). The Ministry has the authority to grant concessions and impose sanctions for the violation of telecommunications laws. Pursuant to Supreme Decree No. 007-97-MTC, the Specialized Telecommunications Concession Unit ("STCU") became the government agency within the Ministry charged with the following functions previously performed by OSIPTEL: (i) grant, renew and cancel concessions, authorizations, permits and licenses; (ii) manage the electric spectrum and approve the assignment of frequencies; and (iii) discontinue the rendering of value added services offered by concessionaires when such services cause any damage or harm to the public telecommunications network.

     Concessions. A private entity may only provide telecommunications services in Peru pursuant to a concession granted by STCU and in accordance with a state contract (the "State Contract") to be entered between the STCU and the concessionaire. Such concessions, including the concession held by the Company through Resetel, have a maximum period of twenty years and can be renewed for an equal term without limitation subject to the submission of an application for renewal two years prior to the expiration of the concession and compliance with the requirements under the concession. The State Contract outlines, among other obligations: (i) a minimum expansion plan for the operator; (ii) required fees and tariffs; (iii) technology standards for all equipment; and (iv) quality standards of service.

     State Contracts are treated under Peruvian law the same as contracts between private parties. For this reason, such contracts cannot be modified or terminated by any subsequent regulation or legislation. The Ministry may, however, if it is deemed in the public interest, modify the terms of State Contracts unilaterally if such terms relate to the international telecommunications policy of the Ministry, or if it is necessary to modify the contract to comply with international laws, treaties or conventions. These changes can only take place through an administrative process that provides for public comment on any proposed changes.

     Local and Long Distance Services. Dial tone and public switched local and long distance services in Peru will be provided exclusively by Telefonica until May 1999, at which time the exclusivity provisions in Telefonica's concession will expire and the local and long distance markets are scheduled to be opened to competition by new entrants. The Company operates under a concession which permits it to provide private line, special access and value-added services within the local telecommunications markets of Lima and Callao. Beginning in 1999, the Company may seek to obtain authorization to begin providing dial tone as well as public local and long distance switched services.

     Technical Requirements. The Company is required to comply with regulations and detailed technical plans promulgated by the OSIPTEL that apply to such matters as the transmission, routing, signaling and assignment of numbers in the Peruvian telephone network as well as use of the radio frequency spectrum. Before concessionaires initiate service, their facilities must have been authorized by the Ministry of Communications and must be in full compliance with the applicable regulations and technical plans. Failure to comply with the technical plans can be grounds for terminating a concession if the holder does not comply within a period of time prescribed by the OSIPTEL.

     Both Telefonica and operators of private networks must make their networks available for interconnection with other carriers' networks in order to promote competition within Peru's telecommunications marketplace.

     Fees, Tariffs and Other Charges. In conformity with the Telecommunications Law, the General Regulation, and the OSIPTEL Regulation, telephone operators, including the Company, must pay certain fees, tariffs, and other charges which are primarily comprised of: (i) a concession fee; (ii) annual tariffs; (iii) payment to OSIPTEL for supervisory services; and (iv) contribution to the Fund for Private Investment in Telecommunications (FITEL). The Company may set its own tariff levels for its private line service, subject to certain maximum tariff levels set by the OSIPTEL.

     Foreign Investment and Exchange Controls. The basic legal framework to attract foreign investment to Peru is provided by the Foreign Investment Promotion Law. The Law provides for specific rules that guarantee nondiscriminatory treatment of foreign investors investing in Peru, and provides mechanisms to stimulate and secure foreign capital. Specifically, under the Law, foreign investors may freely remit all profit and repatriate all capital invested in Peru, and may freely convert such local currency proceeds into U.S. dollars. No registration with any government authority of such profit remittance or capital repatriation is required under Peruvian law irrespective of whether the original investment was made in the form of a capital contribution or intercompany loans. Notwithstanding the low level of restrictions on foreign investment, Peruvian law provides that if the foreign investor's home country imposes foreign investment restrictions on investments made by Peruvian companies in that country, the Peruvian government is authorized to impose similar restrictions with respect to investments made by companies from that country. For this reason, foreign investors are encouraged to enter into a legal stabilization agreement (the "Legal Stability Agreement") with the Peruvian government to guarantee certain rights with respect to their foreign investment in Peruvian companies.

     Legal Stability Agreements are entered into for a term of ten years. Foreign investors who execute such agreements are guaranteed the following rights, as of the date of the execution of the agreement: (i) maintenance of the existing tax treatment of the foreign investment; (ii) legal stability as to the availability of foreign currency for the remittance of profits and repatriation of capital and (iii) non-discriminatory treatment of the foreign investor.

     Foreign investors may enter into the Legal Stability Agreement by submitting an application to the National Commission on Foreign Investments, provided that the capital contribution is made in the following manner: (i) a capital contribution in cash of at least $2.0 million within two years of the date of execution of the agreement; or (ii) a capital contribution in cash of at least $500,000 and creation of at least 20 employment positions within two years from the date of the execution of the agreement.

  CHILE

     Telecommunications  Laws  and  Regulations.    The  Ley  General  de
Telecomunicaciones (General Law of Telecommunications), Law No. 18.168 (1982) (the "Chilean Telecommunications Law") and various decrees issued by the Ministry of Transportation and Telecommunications and other Chilean governmental authorities, constitute the legal and regulatory framework within which the Company provides services in Chile.

     In 1994, the Chilean Telecommunications Law was amended to promote greater competition in the telecommunications sector and to establish a framework for a multicarrier dialing system. The most significant amendments were: (i) in the case of local telephone carriers, only their affiliates or other related companies, rather than the local telephone carriers themselves, can now provide public long distance services and (ii) the establishment of all carriers' maximum market shares in the domestic long distance market for a four-year period and in the international long distance market for three years, each period measured from the inception of the multicarrier dialing system, as set forth in the following table. Companies that carry traffic above these units will be subject to substantial financial penalties and the Undersecretary of Telecommunications may suspend their service.


                            MAXIMUM MARKET SHARE CAPS

                                             YEAR 1    YEAR 2   YEAR 3   YEAR 4
                                           ---------  -------  -------  --------
                                                       (IN MINUTES)
Carriers Affiliated with Local Operators:
  Domestic Long Distance. . . . . . . . .        35%      45%      55%       60%
  International Long Distance . . . . . .        20       30       40        --
Other Carriers:
  Domestic Long Distance. . . . . . . . .        80       70       60        60
  International Long Distance . . . . . .        70       65       60        --

     The Chilean Telecommunications Law also requires providers of public telephone services to conform to a multicarrier system in which end-users, rather than local telephone carriers, will determine on a call-by-call or contractual basis the long distance carrier they want to use. In addition, long distance carriers are authorized to establish direct connections to end users through their own networks.

     The Chilean Telecommunications Law provides for substantial fines, the suspension of service and other penalties for violations of the multicarrier dialing system. The routing of calls by a local telephone company to a long distance carrier other than the carrier selected by the end user or the obstruction or delay of an interconnection between the local telephone carrier and any long distance carrier would constitute violations, and the local telephone carrier may be required to indemnify the provider of long distance services for any such violations.

     Concessions.    The  Chilean  Telecommunications  Law  specifies  which
telecommunications services require that a provider obtain a concession or permit from the Ministry of Transportation and Telecommunications. Such concessions or permits are granted by the Undersecretary of Telecommunications. Concessions, which may be granted only to entities constituted and domiciled in Chile, are necessary to provide the following services, among others: (i) public telecommunications services which are provided to satisfy the telecommunications needs of the general public and (ii) intermediate telecommunications services which are transmission and switching services offered by third parties to other concession holders who provide public telecommunications services or other services to end-users. Permits, which are granted following a simplified procedure and may have a shorter duration than concessions, are required to provide limited services, which are services necessary to satisfy specialized needs of businesses or other institutions, but do not entail carrying traffic across public international and certain telecommunications networks.

     Concessions and permits are granted by the Chilean government for a fixed term which is presently 30 years. These concessions and permits can be renewed for the same period if so requested by the concessionaire. However, because the Company's concession was granted before the establishment of fixed terms, such concession is deemed to be indefinite in accordance with its terms and with Transitory Article 3 of such Law. Concessions and permits cannot be assigned, transferred or leased without the prior authorization of the Undersecretary of Telecommunications, which authorization cannot be denied without reasonable cause.

     Holders of concessions to provide public telecommunications services must establish and accept interconnection with others, in accordance with technical requirements established by the Undersecretary of Telecommunications, to ensure that users have access to all public services. Concession holders may establish their own systems or use facilities of other entities.

     Any telephone service outage must be corrected within 12 hours or users are entitled to indemnification and the concession holder is subject to fines.

     The Undersecretary of Telecommunications may suspend a concession holder's service for up to thirty days for failure to comply with technical requirements, which action may be challenged in the courts within a term of five days as of the notification to the holder of the concession.

     The Chilean Telecommunications Law provides that holders of concessions and permits shall have access, on equal economic and technical basis, to satellite systems and international cables.

     Existing concessions may be terminated if the concession holder does not fulfill certain of its obligations, including: (i) fulfillment of the technical framework applicable to the service; (ii) reiterative sanctions because of the suspension of transmissions; (iii) nonpayment of a fine imposed on the concession holder for more than 30 days; and (iv) the unauthorized change of any of the essential elements of the concession. The holder of the concession can appeal such termination to the Chilean Supreme Court within ten days if it believes that the termination was illegal.

     Tariff  System.    Currently,  providers of domestic and international long
distance services are subject to maximum tariffs fixed by the Chilean government.

     The Company's services are presently subject to maximum tariffs under the Chilean Telecommunications Law. The Chilean government establishes the maximum tariffs of regulated services by using a methodology that provides for the recovery of investments and the costs of operations of such services, as well as a profit based on the cost of capital. Under the Chilean Telecommunications Law, the structure, level and mechanism for indexing the affected services are fixed every five years by a joint decree issued by the Ministry of Transportation and Telecommunications and the Ministerio de Economia, Fomento y Reconstruccion (the "Ministry of the Economy") on the basis of the incremental costs of providing the tariffed service in each geographical service area where the service is provided, including capital costs taking into account the expansion plans of the regulated companies over the five year period. In the absence of expansion plans, the structure and level of rates are set on the basis of marginal long-term costs. Maximum tariffs are established on the basis of an economic model that relies on the costs of an ideally efficient enterprise that offers only the service subject to tariff. The tariff for each service that is subject to tariff regulation reflects the theoretical cost components associated with such service.

     Tariffs for domestic long distance telephone services must include the prices of long distance transmission and switching as well as the price of local telephone service. Tariffs for international long distance services must include such price components as the price of domestic and international services, the cost of access to the local network, as well as the settlement costs with foreign correspondents.

     Providers of telecommunications services are prohibited from discriminating among similarly situated users in the price charged for tariffed services. Each tariff is subject to its own index, which is calculated using the prices of its principal components. A concessionaire must give two months notice to the Subsecretaria de Telecomunicaciones (the Undersecretary of Telecommunications) of changes to the maximum tariff resulting from changes in the applicable index (including inflation adjustments) and that tariff, upon readjustment, is the maximum price that users may be charged for the service.

     Because the tariff-setting process takes place every five years, providers of long distance services subject to tariff regulation have to prepare a special study for each regulated service included in their geographic concession areas. The purpose of the study is to calculate the total and marginal long-term costs with respect to each such service and to determine on the basis of such calculation the structure and level of future tariffs. New tariff proposals must be presented to the Ministries of Transportation and Telecommunications and of Economy 180 days prior to the end of each five-year period. The Company and other intermediate service providers are subject to the maximum tariffs established by the corresponding authorities for the principal intermediate service provider.

     Encaje or deposit requirement. Thirty percent of amounts borrowed from abroad must be placed on deposit with the Central Bank for a period equal to the average term of the loan, with a minimum period of 90 days and a maximum period of 1 year. These funds do not earn interest. In lieu of making this deposit, the recipient may comply with the encaje through the purchase of special Central Bank promissory notes equal to 30% of the principal, which the Central Bank repurchases on the same date, prior to deduction of an interest rate equal to LIBOR + 4% for one year. In addition to the 30% deposit requirement, payments made by a Chilean company on interest in connection with a loan by a foreign shareholder of such company are treated as dividends for purposes of the imposition of a 35% withholding tax on the value of the payment of interest.

     Foreign Investment and Exchange Controls. Complete foreign ownership of investments in Chilean entities is possible and there is no minimum period within which the foreign investments must remain in Chile. Foreign investment capital may be remitted overseas one year after entering Chile.

     The Central Bank requires most transactions relating to foreign investment to be effected in a "formal" currency market. Appropriate approvals and registrations must be obtained when foreign investment capital enters the country to ensure the right to acquire foreign currency to pay for imports, repatriate capital and profits and pay interest and capital due on foreign currency loans.

     Foreign investment capital may be remitted overseas one year after entering Chile, but only from the proceeds of sale or liquidation of all or part of the assets, business, shares or rights representing the investment. Capital comprising reinvested profits are not subject to the one year restriction.

     Annual profits may be remitted overseas at any time. Interim profits and dividends can be remitted quarterly if supported by audited financial statements and permitted by the foreign investment contract with the government.

     Normally, foreign currency required to repatriate capital and profits must be obtained in the local formal currency market. Certificates authorizing the purchase of the foreign currency are issued by the Foreign Investment Committee, normally within 48 hours in the case of profits. Investors may be able to operate offshore foreign currency accounts which may be used to repatriate capital profits directly.

     The Foreign Investment Statute guarantees that restrictions applicable to the remittance of capital and profits will not be less favorable than those applying generally to the acquisition of foreign currency to pay for imports.

TAXATION

  PERU

     The tax structure of Peru is composed of several broad based taxes, a consumption tax on certain products (e.g. gasoline), a general income tax, an alternative minimum tax based on a business' assets, a property tax, and a simplified import tariff. In addition, withholding taxes are imposed on interest and salary income, and Peru has a recently expanded value added tax (VAT) that covers certain products and services.

     Income Tax. Peruvian corporations or foreign corporations domiciled in Peru are subject to an income tax at a rate of 30% on the net income realized by the company during the fiscal year. There is no departmental, regional or municipal income tax.

     Payment  of  Dividends.    Under  applicable  Peruvian law, amounts paid as
dividends or distributed as profits are not deemed to be taxable income and, consequently, are not subject to any taxation.

     Extraordinary Asset Tax. Peruvian corporations are subject to an annual extraordinary asset tax calculated at a rate of 0.5% over the value of the net assets of the corporation. The amount of the net extraordinary asset tax which is due may be credited against the corporation's income tax.

     Value  Added  Tax.   Peruvian corporations are subject to a value added tax
calculated at a rate of 18% over the value of services rendered to customers, goods imported into Peru, sale of personal or real property and assignment of fixed assets to an affiliate. Companies are entitled to an off-setting credit against the value added taxes imposed on the sales of goods and services.

  CHILE

     Taxation. Generally, foreign investors and local businesses are treated equally, although foreign investors are given the benefit of certain fixed rate tax options which allow them to limit the impact of future adverse tax changes.

     To promote savings and investment, the income of business entities is taxed in two stages, initially when income is earned and finally when profits are distributed to the ultimate business owners. The effective rate payable on foreign investment profits remitted abroad is normally 35%, 15% being payable at the time profits are earned with the balance due on payment overseas. Considerable emphasis is placed on indirect taxation through a 18% Value-Added Tax which contributes about 60% of fiscal revenue.

     First Category Income Tax, often referred to as the corporate tax, is paid by all entities on accrued income from business operations at a rate of 15%. Chile has a fully integrated tax system allowing this corporate tax to be credited against personal income taxes payable by resident investors when business profits are withdrawn by them or, in the case of foreign investors, against withholding tax payable when profits are remitted overseas. Profit distributions received by a resident business entity as an investor in another business entity are not liable to tax until distributed to a non-business or overseas entity.

     Withholding  Tax.    Additional Withholding Income Tax of 35% is payable by
non-resident individuals and entities on Chilean-source business income withdrawn or remitted overseas. This tax is withheld by the paying business entity.

     The 15% corporate tax is allowed as a credit against the Additional Withholding Income Tax payable. As a result, the effective rate payable on foreign investment profits remitted abroad is normally 35%, 15% being payable at the time profits are earned with the 20% balance due on payment overseas.

     Withholding tax is also imposed on most other payments made abroad. For example:

1.    30%  for  royalty  payments  and  patents,  license  and  similar  fees;

2. 4% for interest payments to a foreign or international banking institution or to a foreign or international financial institution registered with the Central Bank of Chile. A 35% rate applies to interest payments to all other entities;

3. 35% for rental payments, this rate can be reduced to 1.75% for equipment rental payments; and

4. 20% withholding tax applied to remuneration of foreign individuals not resident in Chile for "technical assistance" or "engineering services" rendered in Chile or abroad.

     These rates can be increased to 80% for royalties or fees for technical services considered unproductive or unnecessary for the economic development of the country. All these payments are tax deductible if necessary to produce income.

     Thin Capitalization Rules. Although the tax regime does not impose restrictions on debt/equity ratios, the Foreign Investment Committee currently limits borrowing levels when approving investments. The current debt to equity ratio is 70:30.

     Capital Gains. Gain recognized on the sale of shares will be subject to both the First Category Income Tax and the Additional Withholding Income Tax, if either (i) the foreign holder has held the shares for less than one year or (ii) the foreign holder acquired and sold the shares in the ordinary course of business or as an habitual trader of shares. In all other cases, gain on the sale of shares will be subject to a sole 15% First Category Tax.

     For purposes of determining the capital gains on the disposition of the shares of the Chilean companies, the tax basis will be the acquisition value adjusted by the variation of the Chilean Consumer Price Index between the last day of the month prior to the purchase of the shares and the last day of the month prior to the disposition of the shares. If the investment in the shares has been made through DL 600, upon total or partial liquidation of the investment, no taxes will be applied on gains up to the U.S. dollar equivalent of the foreign investment.

     Income Tax Payment. Chile has a calendar tax year and returns must be lodged by April 30 of the following year. Business entities are required to make monthly provisional payments of corporate tax equal to a percentage of the previous month's gross revenue. The percentage is determined by the ratio of gross revenue to First Category Income Tax for the business entity for the preceding year. Any further tax due must be paid on filing of the relevant tax return. Excess tax paid is recoverable after filing.

EMPLOYEES

     As of February 25, 1998, the Company had 128 full-time employees, of whom approximately 32 are in Resetel, 34 are in FirstCom Networks, 57 are in FirstCom Long Distance and five are in the Company's headquarters. The Company's employees are not represented by any labor union. The Company believes that relations with its employees are good.

PROPERTIES

     ICCA's corporate offices are located at 2600 Douglas Road Suite 501, Coral Gables, Florida. These offices are occupied under a lease that expires on November 30, 1998 (the "ICCA Lease") at a rent of approximately $3,000 per month. The ICCA Lease does not specify the conditions for its renewal, but the Company believes that the current lease may be renewed for an additional one year term without unreasonable effort or additional expense. The Company's offices in Santiago, Chile are occupied under a lease which expire through September 2006, at a rent of approximately $14,000 per month. The Company's offices in Lima, Peru are occupied under a two year lease terminating on October 14, 1998 at a rent of approximately $3,500 per month. The Company believes that its current facilities, together with other contiguous rental space, are adequate to provide for its current needs and that its current facilities and planned lease of replacement facilities in Chile will be adequate for its current and anticipated needs and anticipated growth.

LEGAL  PROCEEDINGS

     The  Company  is  not  a  party  to  any  material  legal  proceedings.

                                   MANAGEMENT

EXECUTIVE  OFFICERS  AND  DIRECTORS

     The following table sets forth certain information concerning each of the executive officers and directors of ICCA:


NAME                   AGE  POSITION WITH THE COMPANY
---------------------  ---  ---------------------------------------------
Patricio E. Northland   42  President, Chairman of the Board of Directors
                              and Chief Executive Officer
Douglas G. Geib II. .   41  Chief Financial Officer and Director
David C. Kleinman . .   62  Director
George A. Cargill . .   56  Director

Andrew Hulsh. . . . .   37  Director


     Patricio E. Northland has over sixteen years of experience as an international telecommunications executive and entrepreneur. Mr. Northland has been President, Chairman of the Board of Directors and Chief Executive Officer of ICCA since November 1996. Born in Chile, Mr. Northland is a U.S. citizen who brings to the Company many relationships with telecommunications carriers and potential customers throughout Latin America. In 1991, Mr. Northland founded AmericaTel Corporation ("AmericaTel"), a Miami-based international telecommunications carrier focused on traffic originating and terminating in Latin America, and in 1993, Mr. Northland successfully completed a joint venture agreement between AmericaTel and Entel, Chile's major long distance carrier. Under Mr. Northland's leadership, AmericaTel grew to provide satellite-based voice, data and fax telecommunications services to corporate customers in several Latin American nations. Prior to his involvement with AmericaTel, Mr. Northland held key management positions with PanamSat and IntelSat. In 1996, Mr. Northland sold his interest in AmericaTel to Entel. Mr. Northland holds engineering degrees from the University of Chile, a master's degree in communications from George Washington University, and an M.B.A. from The University of Chicago.

     Douglas G. Geib II has been the Chief Financial Officer and a Director of ICCA since May 1997. For almost 20 years prior thereto, Mr. Geib worked with Ernst & Young LLP and had been a Partner since 1989. While at Ernst & Young, Mr. Geib provided corporate finance and audit services, as well as coordinated and managed various consulting services to clients involved in telecommunications, healthcare, manufacturing, real estate and consumer products. Mr. Geib holds an undergraduate business degree from The Ohio State University and an M.B.A. from The University of Chicago. Mr. Geib is a Certified Public Accountant.

     David C. Kleinman has been a Director of ICCA since May 1997. Mr. Kleinman is currently Senior Lecturer in Business Policy at the Graduate School of Business of The University of Chicago where he has taught since 1971. Mr. Kleinman serves as a member of the Board of Directors of Irex Corporation which trades its stock in the over-the-counter market. Mr. Kleinman is also a member of the Board of Directors of the Acorn Fund, the Acorn International Fund and the Acorn USA Fund which are registered under the Investment Company Act of 1940.

     George A. Cargill has been a Director of ICCA since July 1994. Mr. Cargill has been the President and owner of Telectronic S.A., a major Chilean systems integrator and the Northern Telecom equipment distributor in Chile since 1976. Prior thereto, Mr. Cargill spent seven years with CTC as a network engineer and manager of quality control.

     Andrew Hulsh has been a Director of ICCA since December 1997. Mr. Hulsh has been a partner with the law firm of the law firm of Baker & McKenzie since January 1997. For more than five years prior thereto, Mr. Hulsh was an attorney with the law firm of Greenberg, Trauig, Hoffman, Lipoff, Rosen & Quentel, P.A., most recently as a shareholder.

KEY  EMPLOYEES  OR  CONSULTANTS

     Luis Thais Diaz, age 54, has been Chairman of the Board of Directors of Resetel since November 1996. Since July 1996, he has also been Chairman of the Board of Directors of Drake Beam Morin-Chile, a human resources consulting company based in the United States. From 1972 through 1996, Mr. Thais served as representative of the United Nations Secretary General in Central America, Argentina, Panama, Colombia, Venezuela and Chile. Mr. Thais has supervised various telecommunications projects in those countries on behalf of the International Telecommunications Organization.

     Moises Blumen Cohen, age 28, has been the Chief Executive Officer of Resetel since October 1996 and its Administrative Manager since August 1996. From July 1993 until July 1996, Mr. Blumen was President of Compania Central 911, a Peruvian security alarm installation company founded by Mr. Blumen in July 1993.

     Ivan Van de Wyngard, age 53, has been a consultant to the Company since October 1997. From 1986 to 1994, Mr. Van de Wyngard was Chief Executive Officer of Entel. From 1995 to August 1997, Mr. Van de Wyngard was President of Consultora Internacional de Telecomunicaciones VamCon Ltda., a Chilean telecommunications consulting company.

COMMITTEES  OF  THE  BOARD  OF  DIRECTORS

     The Board of Directors of the Company has an Audit and Compensation Committee. The members of each committee have been appointed by the Board of Directors to serve until their respective successors are elected and qualified.

     Audit Committee. The Audit Committee reviews the scope and results of the audit of the financial statements of the Company and reviews the internal accounting, financial and operating control procedures of the Company. The Audit Committee also recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Audit Committee is currently composed of Messrs. Kleinman and Cargill, all of whom, in accordance with the rules of the Nasdaq SmallCap Market, is independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member.

     Compensation Committee. The Compensation Committee determines the cash and other incentive compensation to be paid to the Company's executive officers, including the award of stock options under the Company's stock option plans as well as the award of non-qualified stock options and warrants issued pursuant to individual stock option and warrant agreements. The Compensation Committee is composed of Messrs. _________ and Kleinman, who is a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act.

DIRECTORS  COMPENSATION

     Each non-employee director of ICCA, or of any of its subsidiaries, is entitled to be paid such compensation for his or her services and reimbursed for such expenses as fixed by ICCA's Board of Directors. Currently, non-employee directors of ICCA are entitled to receive annual compensation consisting of stock options to acquire 50,000 shares of Common Stock at a price calculated on the average closing price of the Common Stock for the five trading days immediately preceding the date of such grant.

EXECUTIVE  COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding the annual compensation earned by the Chief Executive Officer of ICCA, and the other most highly compensated executive officer of ICCA during 1997 (such persons are hereinafter referred to as the "Named Executive Officers").


                                                                         LONG-TERM COMPENSATION
                                                                  -------------------------------------
                                      ANNUAL COMPENSATION                 AWARDS              PAYOUTS
                            ------------------------------------  -------------------------  ----------
                                                        OTHER                                LONG-TERM
                                                        ANNUAL    RESTRICTED    NUMBER OF     INCENTIVE   ALL OTHER
NAME AND PRINCIPAL                                     COMPENSA-     STOCK        OPTIONS       PLAN      COMPENSA-
POSITION(S)                 YEAR  SALARY($)  BONUS($)  TION($)(1)  AWARDS($)       (#)        PAYOUTS($)  TION($)(1)
--------------------------  ----  ---------  --------  ---------  -----------  ------------  ----------  ----------
Patricio E. Northland. . .  1997    300,000   630,000         --           --  1,614,000(2)        --            --
  Chairman of the Board, .  1996     50,000        --         --           --  1,000,000           --            --
  President and CEO(2) . .  1995         --        --         --           --         --           --            --
Douglas G. Geib II(3). . .  1997    166,667   170,000         --           --  1,036,000           --            --
  Chief Financial Officer.  1996         --        --         --           --         --           --            --
                            1995         --        --         --           --         --           --            --

_________

(1)  Perquisites  to  each  officer  did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any officer.
(2)  Effective  as  of  November  23,  1996.
(3)  Mr.  Geib  commenced  employment  with  the  Company  on  May  1,  1997.  See  "-- Employment and Consultants Agreements."


                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning options granted in 1997 to ICCA's Named Executive Officers. The Company has no outstanding stock appreciation rights. None of the Named Executive Officers exercised options during 1997.


                                          INDIVIDUAL GRANTS
                       -------------------------------------------------
                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                             ANNUAL RATES OF
                                                                               STOCK PRICE
                                                                             APPRECIATION FOR
                                                                              OPTION TERM($)
                                                                          ----------------------
                                    PERCENT OF
                                  TOTAL OPTIONS
                       NUMBER OF    GRANTED TO     EXERCISE
                        OPTIONS    EMPLOYEES IN     PRICES    EXPIRATION
NAME                    GRANTED    FISCAL 1997    PER SHARE      DATE         5%         10%
---------------------  ---------  --------------  ----------  ----------  ----------  ----------
Patricio E. Northland  1,614,000             57%  $     3.85  Oct. 2007   3,907,000   9,903.000
Douglas G. Geib II     1,036,000             36%  $     2.90  Oct. 2007   1,889,000   4,788,000

                       OPTION EXERCISES IN FISCAL 1997 AND
                     OPTION VALUES AT THE END OF FISCAL 1997

     The following table sets forth information with respect to ICCA's Named Executive Officers concerning the exercise of options during 1997 and unexercised options held as of the end of 1997.


                                                                              VALUE OF
                                                       NUMBER OF            UNEXERCISED
                                                      UNEXERCISED           IN-THE-MONEY
                                                      OPTIONS AT             OPTIONS AT
                        NUMBER OF                  DECEMBER 31, 1997    DECEMBER 31, 1997($)
                         SHARES                  ---------------------  --------------------
                       ACQUIRED ON     VALUE         EXERCISABLE/           EXERCISABLE/
NAME                    EXERCISE    REALIZED($)      UNEXERCISABLE         UNEXERCISABLE
---------------------  -----------  -----------  ---------------------  --------------------
Patricio E. Northland           --           --  1,538,000 / 1,076,000          --/--
Douglas G. Geib, II             --           --    345,000 / 691,000            --/--

EMPLOYMENT  AND  CONSULTANTS  AGREEMENTS

     In September 1997, the Company entered into an employment and severance agreement (the "Northland Agreement") with Patricio E. Northland, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, which replaced his former employment agreement with the Company. The Northland Agreement has a term of three years unless terminated earlier for cause, death or disability, and provides for an initial annual base salary of $350,000, subject to an increase of $50,000 in each of the second and third year of the agreement. In addition, Mr. Northland was granted non-qualified stock options to purchase 300,000 shares of ICCA's Common Stock in the following manner: 100,000 shares which vest on the date of employment at an exercise price of $4.00 per share; 100,000 shares which vest one year thereafter at an exercise price of $6.00 per share; and 100,000 shares which vest two years after the date of employment at an exercise price of $8.00 per share. In consideration of Mr. Northland's agreement to terminate his former employment agreement with the Company, which would have provided for a substantial bonus to Mr. Northland upon consummation of the Offering, the Company agreed to pay Mr. Northland a performance bonus of $250,000 and vest all of his existing options to acquire 1,000,000 shares of Common Stock granted under his prior employment agreement.

     During May 1997, the Company entered into an employment and severance agreement (the "Geib Agreement") with Douglas G. Geib II, Chief Financial Officer of ICCA. The Geib Agreement has a term of three years unless terminated earlier for cause, death or disability, and provides for an annual salary of $250,000. In addition to the base salary, the Geib Agreement provides for a primary performance award based upon business criteria which is designed to enhance shareholder value during each year up to a maximum of 100 percent of the base salary payable thereunder. Mr. Geib was also granted non-qualified stock options to purchase 500,000 shares of ICCA's Common Stock at an exercise price of $2.42 per share. One-third of such options became exercisable on date of employment, and the remainder vest in equal annual installments over the first two years of Mr. Geib's three-year employment period.

     During October 1997, the Company entered into an agreement with Mr. Ivan Van de Wyngard (the "Van de Wyngard Agreement) for the performance of certain management, consulting and advisory services to the Company. Under the Van de Wyngard Agreement, Mr. Van de Wyngard will receive a monthly fee of $7,500 as compensation for his services. The Van de Wyngard Agreement has a term of one year and may be extended upon mutual agreement between the parties.

STOCK  OPTIONS

     As of December 31, 1997 ICCA has outstanding options to purchase 7,295,000 shares of Common Stock.

     During 1996, 2,060,000 stock options were granted by ICCA to its executive officers and directors. On May 29, 1997, the Board of Directors of ICCA granted stock options in an aggregate amount of 200,000 shares of Common Stock to Mr. Kleinman of which 50,000 shares vested on May 29, 1997 and the remainder vest in equal annual installments over a three year period. During September 1997, ICCA agreed to grant the following stock options to the following officers of ICCA at an exercise price of $2.13 per share, the then market value of the Common Stock:
(i) Patricio E. Northland, President, Chief Executive Officer and Chairman, was granted options to acquire 600,000 shares; and (ii) Douglas G. Geib II, Chief Financial Officer and a director of ICCA, was granted options to acquire 250,000 shares. In addition, in October 1997, ICCA agreed upon consummation of the Initial Offering to grant options to acquire an additional 714,000 and 286,000 shares to Mr. Northland and Mr. Geib, respectively, at an exercise price of $4.40 per share. See "Certain Relationships and Related Party Transactions."

LIMITATION  OF  DIRECTORS'  AND  OFFICERS'  LIABILITY  AND  INDEMNIFICATION

     ICCA's Articles of Incorporation and By-laws contain certain provisions that eliminate the liability of its directors and officers to the fullest extent permitted by the Texas Business Corporation Act, except that they do not eliminate liability for: (i) any breach of the duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act or omission for which the liability of a director is expressly provided by an applicable statute; or (iv) any transaction from which the director derived an improper personal benefit. The Texas Business Corporation Act provides that Texas corporations may indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of such person, if such person (i) conducted himself in good faith and
(ii) reasonably believed that his conduct was in the corporation's best interests or, in the case of any criminal proceeding, that his conduct was not unlawful and opposed to the corporation's best interests. The indemnification provision does not permit indemnification of officers, directors and employees
(i) when such persons are found liable to the corporation or (ii) for any transaction from which such persons derive improper personal benefits. The foregoing provisions may reduce the likelihood of derivative litigation against directors, officers and employees of the Company and may discourage or deter shareholders or management from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its shareholders.

     The Company has entered into an indemnification agreement with each director (an "Indemnitee"). Pursuant to the indemnification agreement, the Company will indemnify an Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the agreement, ICCA's Articles of Incorporation and By-laws, or statute. In addition, the Company will indemnify each Indemnitee against any and all expenses incurred in connection with claims relating to the fact that such Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or any subsidiary of the Company, and the Company will advance all such expenses. The Company maintains directors' and officers' liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling ICCA pursuant to the foregoing provisions, ICCA has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

TELECTRONIC  S.A.

     During the three years ended December 31, 1997, the Company entered into certain transactions with Telectronic S.A. and its founders, Mr. George A. Cargill and Mr. Eleazar Donaso. Mr. Cargill and Mr. Donoso are both Company shareholders. Mr. Cargill is also a current director of the Company.

     From 1994 to 1996, the Company granted Mr. Cargill 290,000 stock options with a weighted average exercise price of $2.09.

     The Company purchased approximatedly $205,000, $172,000 and $77,000 of certain telecommunication equipment in 1995, 1996 and 1997, respectively, from Teletronic, S.A. In October 1997 the Company issued 300,000 shares of Common Stock to Mr. Donoso for certain financial assistance provided to the Company during its development stage. The Company recognized interest expense of $852,000 related to the aggregate fair value of such shares of Common Stock. During 1997 the Company issued and redeemed $200,000 of bridge notes from Mr. Cargill. In connection with such bridge notes Mr. Cargill received 20,000 warrants to purchase the Company's common stock at an exercise price of $2.56 per warrant.

MR.  HERNAN  STREETER

     During the three years ended December 31, 1997, the Company entered into several transactions with Mr. Herman Streeter. Mr. Streeter formerly served the Company as its Chief Executive Officer and its Chairman of the Board. In addition, he is a principal shareholder of the Company. The Company paid salaries to Mr. Streeter of $120,000 and $110,000 during 1995 and 1996, respectively.

     From 1994 to 1996, the Company granted Mr. Streeter 510,000 stock options with a weighted average exercise price of $1.91, respectively.

     From 1995 and 1996, approximately $1.6 million was loaned to the Company by Laura Investments, Ltd., a company owned by Mr. Streeter. On March 31, 1996 the loans, plus accrued interest, were converted into 839,235 shares of Company Common Stock.

     Mr. Streeter was the founder and Chief Executive Officer of Hewster, which was acquired by the Company during 1996. Prior to its acquisition, Hewster provided approximately $237,000 of telecommunications services to the Company. Mr. Streeter also was the primary shareholder and General Manager of FirstCom Long Distance, which was acquired by the Company during 1997. Prior to this acquisition, the Company made sales of $162,000 to FirstCom Long Distance. Pursuant to provisions of the FirstCom Long Distance purchase agreement, the Company agreed to pay Mr. Streeter a consulting fee of $120,000 during 1998. The Company believes that each of the foregoing transaction was an arm's-length transaction entered into under normal market conditions and in the ordinary course of business.

MAROON  BELLS  CAPITAL  PARTNERS  ("MBCP")

     During the three years ended December 31, 1997, the Company entered into certain transactions with MBCP. Two former directors of the Company, Paul Moore and Phillip Magiera, are principals in MBCP. MBCP has provided certain consulting and financial advisory services to the Company during the past three years.

     From 1994 to 1996, the Company granted MBCP and its principals 1,015,000 stock options with a weighted average exercise price of $2.12.

    During 1995, the Company recognized $100,000 as a financial advisory fee to MBCP. During 1996, the Company purchased $493,000 in equipment whereby MBCP acted as a broker.

     During 1996 and 1997, the Company converted $316,000 and $240,000, respectively, of outstanding liabilities to MBCP into 172,506 and 80,000 shares, respectively, of the Company's Common Stock.

     During October 1997, the Company entered into an agreement with MBCP and its principals, Theodore Swindells, Paul Moore and Phillip Magiera, to compensate them for services rendered to the Company. Pursuant to such agreement, the Company made a cash payment to MBCP of $500,000 at the closing of the Senior Note offering and issued to each of Messrs. Moore and Magiera 250,000 shares of Common Stock and options to acquire 250,000 shares of Common Stock at an exercise price of $2.13 per share. The Company recognized non-cash consulting expense related to the Common Stock and Stock Options of approximately $1.8 million. Messrs. Moore and Magiera resigned from the Company's board of Directors effective as of the date of the agreement.

OTHER  RELATED  PARTY  TRANSACTIONS

     The Company paid approximately $865,000 in legal fees in 1997 to a firm having a Senior Partner who is also a current director of the Company.

     In connection with the FirstCom Long Distance Acquisition, the Company issued to Mr. Silva, a former director of the Company, a fee in the aggregate amount of 100,000 shares of Common Stock for his services in facilitating the transaction.

     During September 1997, ICCA's Board of Directors ratified the issuance of the following shares of Common Stock to the following officers of ICCA: (i) 600,000 shares of Common Stock to Patricio E. Northland, President, Chief Executive Officer and Chairman of the Board and (ii) 250,000 shares of Common
Stock to Douglas G. Geib II, Chief Financial Officer of ICCA. In addition, on the same date, the Company granted the following stock options to the following officers of ICCA at an exercise price of $2.13 per share: (i) Patricio E. Northland, President, Chief Executive Officer and Chairman of the Board, was granted options to acquire 600,000 shares of Common Stock, one-third of which vested immediately and the remainder in equal annual installments over the next two years; and (ii) Douglas G. Geib II, Chief Financial Officer and a director of ICCA, was granted options to acquire 250,000 shares of Common Stock, one third of which vested immediately and the remainder vest in equal annual installments over the next two years. In addition, in October 1997, ICCA agreed upon consummation of the Offering to grant options to acquire an additional 714,000 and 286,000 shares to Mr. Northland and Mr. Geib, respectively, at an exercise price of $4.40 per share -- One third of such options vested immediately and the remainder vest in equal annual installments over the next two years.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock by the Selling Stockholders as of March 10, 1998 and the number of shares of Common Stock which may be offered pursuant to this Prospectus for the account of each of the Selling Stockholders or their transferees from time to time. See "Plan of Distribution." However, such Selling Stockholders are under no obligation to sell all or any portion of the Common Stock being offered hereby, nor are the Selling Stockholders obligated to sell any such shares of Common Stock immediately under this Prospectus. Because the Selling Stockholders may sell all or part of their shares of Common Stock, no estimate can be given as to the number of shares of Common Stock that will be held by any Selling Stockholder upon termination of the Offering made hereby. As described in the footnotes below, certain of the Selling Stockholders have occupied a position, office or other material relationship with the Company or its affiliates within the past three years.


                                                     SHARES BENEFICIALLY OWNED
                                           -------------------------------------------
                                                NUMBER OF SHARES      NUMBER OF SHARES
NAME OF SELLING STOCKHOLDER                PRIOR TO OFFERING OFFERED      HEREBY (1)
-----------------------------------------  -------------------------  ----------------
Patricio E. Northland(2). . . . . . . . .                  3,214,000         3,214,000
Douglas G. Geib II(3) . . . . . . . . . .                  1,286,000         1,286,000
Paul Moore(4) . . . . . . . . . . . . . .                    880,000           880,000
Philip Magiera(5) . . . . . . . . . . . .                    860,000           860,000
Maroon Bells Capital Partners, Inc.(6). .                    355,000           355,000
Eleazar Donoso. . . . . . . . . . . . . .                  1,139,235         1,139,235
Patricio Silva Echenique(7) . . . . . . .                    460,000           460,000
Dong K. Byun(8) . . . . . . . . . . . . .                    388,900           388,900
UBS Securities LLC(9) . . . . . . . . . .                  2,250,000         2,250,000
Hernan Streeter Rios(10). . . . . . . . .                  1,899,515           510,000
George Cargill(11). . . . . . . . . . . .                  2,000,000           310,000
David C. Kleinman(12) . . . . . . . . . .                    200,000           200,000
Moises Blumen Cohen(13) . . . . . . . . .                    100,000           100,000
Jeffery Wattenberg(14). . . . . . . . . .                    100,000           100,000
Windmill Corp.(15). . . . . . . . . . . .                    100,000           100,000
Santiago Boza(16) . . . . . . . . . . . .                     97,000            97,000
Douglas MacLellan(17) . . . . . . . . . .                    115,000           115,000
Rodrigo Garcia(18). . . . . . . . . . . .                     65,000            65,000
Luis Thais Diaz(19) . . . . . . . . . . .                     50,000            50,000
Dinton Trader (UK) Ltd.(20) . . . . . . .                     43,171            43,171
Robert Richman(21). . . . . . . . . . . .                     35,000            35,000
Rudy Beeck(22). . . . . . . . . . . . . .                     20,000            20,000
Alisha O'Hanlon(23) . . . . . . . . . . .                     14,500            14,500
Ganzalo Cuevas(24). . . . . . . . . . . .                      9,000             9,000
Juan Gabriel Valdez(25) . . . . . . . . .                      5,250             5,250
Aurelia Martinez(26). . . . . . . . . . .                      4,000             4,000
Paulina Swinburn(27). . . . . . . . . . .                      4,000             4,000
Huberto Ewert(28) . . . . . . . . . . . .                      2,000             2,000
Cede & Co.(29). . . . . . . . . . . . . .                  5,250,000         5,250,000
United International Properties, Inc.(30)                    200,000           200,000
Mainstreet Limited(31). . . . . . . . . .                     50,000            50,000
Arcadia Importers & Exporters, Inc.(32) .                    851,182           851,182


                                       SHARES BENEFICIALLY OWNED
                                  ------------------------------------
                                  NUMBER OF SHARES   NUMBER OF SHARES
NAME OF SELLING STOCKHOLDER       PRIOR TO OFFERING  OFFERED HEREBY(1)
--------------------------------  -----------------  -----------------
KA Investments, LDC(33). . . . .            140,248            140,248
NU Investments, LLC(34). . . . .            210,372            210,372
Kevin Kimberlin(35). . . . . . .                814                814
John Steinmetz(36) . . . . . . .              7,835              7,835
Spencer Trask Holdings, Inc.(37)              7,322              7,322
Carol Zervoulei(38). . . . . . .                300                300
Andrew Hulsh(39) . . . . . . . .             50,000             50,000
Jose Segrera(40) . . . . . . . .             45,000             45,000

 (1) Assumes that each Selling Stockholder will sell all of the shares of Common Stock offered pursuant to this Prospectus, but not any other shares of Common
Stock beneficially owned by such Selling Stockholder. However, none of the Selling Stockholders has indicated their intention to sell any of the shares of Common Stock owned by them as of the date of this Prospectus.
 (2) Mr. Northland is the President, Chairman of the Board of Directors and Chief Executive Officer of the Company. Includes 2,614,000 shares of Common Stock issuable upon the exercise of outstanding stock options, 1,538,000 of which are fully vested and 538,000 vest on October 7, 1998 and 1999. Unless exercised, options to purchase 1,000,000 shares of Common Stock will expire on October 31, 2006 and options to purchase 1,614,000 shares of Common Stock will expire on October 6, 2007.
 (3) Mr. Geib is the Chief Financial Officer and a director of the Company. Includes 1,036,000 shares of Common Stock issuable upon the exercise of outstanding stock options, 345,334 of which are fully vested and 166,667 vest on April 8, 1998 and 1999 and 178,666 vest on October 7, 1998 and 1999. Unless exercised, options to purchase 500,000 shares of Common Stock will expire on April 8, 2007 and options to purchase 536,000 shares of Common Stock will expire on October 6, 2007.
 (4) Mr. Moore is a former director of the Company. Includes 630,000 shares of Common Stock issuable upon the exercise of outstanding stock options which are fully vested. Unless exercised, options to purchase 80,000 shares of Common Stock will expire on August 1, 2004, options to purchase 100,000 shares of
Common Stock will expire on December 19, 2005, options to purchase 200,000 shares of Common Stock will expire on March 13, 2006 and options to purchase
250,000  shares  of  Common  Stock  will  expire  on  October    3,  2007.
 (5) Mr. Magiera is a former director of the Company. Includes 610,000 shares of Common Stock issuable upon the exercise of outstanding stock options which are fully vested. Unless exercised, options to purchase 160,000 shares of Common Stock will expire on December 19, 2005, options to purchase 200,000 shares of Common Stock will expire on March 13, 2006 and options to purchase 250,000 shares of Common Stock will expire on October 3, 2007.
 (6) Maroon Bells Capital Partners, Inc. is a former provider of financial advisory and consulting services to the Company. Includes 275,000 shares of Common Stock issuable upon the exercise of outstanding stock options which are fully vested. Unless exercised, options to purchase 200,000 shares of Common Stock will expire on March 14, 2006 and options to purchase 75,000 shares of Common Stock will expire on June 30, 2004.
 (7) Mr. Silva is a director of the Company. Includes 360,000 shares of Common Stock issuable upon the exercise of outstanding stock options which are fully vested. Unless exercised, options to purchase 160,000 shares of Common Stock will expire on December 19, 2005 and options to purchase 200,000 shares of Common Stock will expire on March 13, 2006.

 (8)  The  shares  of Common Stock are issuable upon the exercise of outstanding warrants.  Unless  exercised,  the  warrants  will  expire  on  June  30,  1998.
 (9) The shares of Common Stock are issuable upon the exercise of outstanding warrants which are exercisable upon the earliest to occur of: (i) April 27, 1998; (ii) such earlier date as may be determined by UBS Securities LLC; (iii) the occurrence of a Change of Control (as defined in the Indenture) and (iv) the date of effectiveness of a registration statement to register the Senior Notes under the Securities Act. See "Description of Senior Notes" and "Description of Capital Stock."
(10) Mr. Streeter is the former Chairman of the Board of Directors and Chief Executive Officer of the Company. Includes 510,000 shares of Common Stock issuable upon the exercise of outstanding stock options which are fully vested. Unless exercised, options to purchase 100,000 shares of Common Stock will expire on July 12, 2004, options to purchase 185,000 shares of Common Stock will expire on July 31, 2004, options to purchase 100,000 shares of Common Stock will expire on December 19, 2005 and options to purchase 125,000 shares of Common Stock will expire on March 13, 2006.
(11) Mr. Cargill is a director of the Company. Includes 290,000 shares of Common Stock issuable upon the exercise of outstanding stock options which are fully vested and 20,000 shares of Common Stock issuable upon the exercise of outstanding warrants. Unless exercised, options to purchase 80,000 shares of Common Stock will expire on July 31, 2004, options to purchase 160,000 shares of Common Stock will expire on December 19, 2005 and the warrants will expire on October 21, 2002.
(12) Mr. Kleinman is a director of the Company. The shares of Common Stock are issuable upon the exercise of outstanding stock options, 50,000 of which are fully vested and 50,000 vest on May 29, 1998, 1999 and 2000. Unless exercised, the options will expire on May 29, 2007.
(13) Mr. Blumen is the Chief Executive Officer and Administrative Manager of Resetel. The options vest ratably over a five-year period commencing on October 9, 1998. The amount of options which have vested is subject to reduction to the
extent  that  certain  target  earnings  of  Resetel  are  not    attained.
(14) The shares of Common Stock are issuable upon the exercise of outstanding stock options which are fully vested. Unless exercised, the options will automatically expire on December 19, 2005.
(15) The shares of Common Stock are issuable upon the exercise of outstanding stock options which are fully vested. Unless exercised, the options will expire on March 13, 2006.
(16) Mr. Boza is an employee of the Company. The shares of Common Stock are issuable upon the exercise of outstanding stock options, 66,667 of which are fully vested and the remainder of which vest in equal monthly increments over one year commencing January 1998. Unless exercised, the options will expire on December 19, 2005.
(17) Mr. MacLellan is a former director of the Company. The shares of Common Stock are issuable upon the exercise of outstanding stock options which are fully vested. Unless exercised, options to purchase 80,000 shares of Common Stock will expire on July 31, 2004 and options to purchase 10,000 shares of Common Stock will expire on December 19, 2005.
(18) Mr. Garcia is an employee of Hewster. The shares of Common Stock are issuable upon the exercise of outstanding stock options which are fully vested. Unless exercised, the options will expire on July 31, 2004.
(19) Mr. Thias is the Chairman of the Board of Directors of Resetel. The options vest ratably over a five-year period commencing on October 9, 1998. The amount of options which have vested is subject to reduction to the extent that certain target earnings of Resetel are not attained.

(20) The shares of Common Stock are issuable upon the exercise of outstanding stock options and warrants which are fully vested. Unless exercised, the options will expire on June 16, 2001 and the warrants will expire on October 21, 2002.
(21) The shares of Common Stock are issuable upon the exercise of outstanding stock options which are fully vested. Unless exercised, the options will expire on March 14, 2006.
(22) The shares of Common Stock are issuable upon the exercise of outstanding stock options which are fully vested. Unless exercised, the options will expire on December 19, 2005.

(23) Ms. O'Hanlon is a former employee of Hewster. The shares of Common Stock are issuable upon the exercise of outstanding stock options, 9,667 of which are fully vested and the remainder of which vest in equal monthly increments over one year commencing January 1998. Unless exercised, the options will expire on December 19, 2005.
(24) Mr. Cuevas is an employee of the Company. The shares of Common Stock are issuable upon the exercise of outstanding stock options, 6,000 of which are fully vested and the remainder of which vest in equal monthly increments over one year commencing January 1998. Unless exercised, the options will expire on December 19, 2005.
(25) Mr. Valdez is an employee of the Company. The shares of Common Stock are issuable upon the exercise of outstanding stock options, 3,500 of which are fully vested and the remainder vest in equal monthly increments over one year commencing January 1998. Unless exercised, the options will expire on December 19, 2005.
(26) Ms. Martinez is a former employee of the Company. The shares of Common Stock are issuable upon the exercise of outstanding stock options, 2,667 of which are fully vested and the remainder of which vest in equal monthly increments over one year commencing January 1998. Unless exercised, the options will expire on December 19, 2005.
(27) Mr. Swinburn is an employee of the Company. The shares of Common Stock are issuable upon the exercise of outstanding stock options, 2,667 of which are fully vested and the remainder of which vest in equal monthly increments over one year commencing January 1998. Unless exercised, the options will expire on December 19, 2005.
(28) Mr. Ewert is an employee of the Company. The shares of Common Stock are issuable upon the exercise of outstanding stock options, 1,333 of which are fully vested and the remainder of which vest in equal monthly increments over one year commencing January 1998. Unless exercised, the options will expire on December 19, 2005.
(29) The shares of Common Stock are issuable upon the exercise of outstanding warrants which are exercisable upon the earliest to occur of: (i) April 27, 1998; (ii) such earlier date as may be determined by UBS Securities LLC; (iii) the occurrence of a Change of Control and (iv) the date of effectiveness of a registration statement to register the Senior Notes under the Securities Act. See "Description of Senior Notes" and "Description of Capital Stock."
(30) The shares of Common Stock are issuable upon the exercise of outstanding warrants. Unless exercised, the warrants will expire on May 1, 2000.
(31) The shares of Common Stock are issuable upon the exercise of outstanding warrants. Unless exercised, the warrants will expire on October 21, 2002.
(32) Includes outstanding warrants to purchase 20,000 shares of Common Stock. Unless exercised, the warrants will expire on June 30, 2002.
(33) Includes outstanding warrants to purchase 40,000 shares of Common Stock. Unless exercised, the warrants will expire on February 2, 2002.
(34) Includes outstanding warrants to purchase 60,000 shares of Common Stock. Unless exercised, the warrants will expire on February 2, 2002.
(35) The shares of Common Stock are issuable upon the exercise of outstanding warrants. Unless exercised, the warrants will expire on June 30, 2000.
(36) The shares of Common Stock are issuable upon the exercise of outstanding warrants. Unless exercised, the warrants will expire on June 30, 2000.

(37) The shares of Common Stock are issuable upon the exercise of outstanding warrants. Unless exercised, the warrants will expire on June 30, 2000.
(38) The shares of Common Stock are issuable upon the exercise of outstanding warrants. Unless exercised, the warrants will expire on June 30, 2000.

(39) Mr. Hulsh is a director of the Company. The shares of Common Stock are issuable upon the exercise of outstanding stock options, 6,000 of which are fully vested.
(40) Mr. Segrera is an employee of the Company. The shares of Common Stock are issuable upon the exercise of outstanding stock options of which 15,000 vest on December 15, 1998, 1999 and 2000.

                           DESCRIPTION OF SENIOR NOTES

     The Senior Notes were issued under the Indenture, dated as of October 27, 1996, between the Company, as issuer, and State Street Bank and Trust Company, N.A., as Trustee. A copy of the Indenture has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by reference to the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

GENERAL

     The Senior Notes were issued pursuant to an Indenture (the "Indenture") between the Company and State Street Bank and Trust Company, N.A. as trustee (the "Trustee"). The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Notes are subject to all such terms, and Holders of Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture, Proceeds Pledge and Escrow Agreement and Registration Rights Agreement will be made available to prospective investors as set forth under "Available Information." The definitions of certain terms used in the following summary are set forth below under " -- Certain Definitions." For purposes of this "Description of Senior Notes," the term "Company" refers only to InterAmericas Communications Corporation and not to any of its Subsidiaries.

RANKING

     The Senior Notes rank senior in right of payment to all subordinated Indebtedness of the Company incurred in the future, if any. The Senior Notes will rank pari passu in right of payment to all senior Indebtedness of the Company incurred in the future, if any. The Senior Notes will be secured by a first priority pledge pursuant to the Proceeds Pledge and Escrow Agreement of
(1) securities purchased with a portion of the proceeds from the sale of the Senior Notes (the "Pledged Securities"), which initially consist of Government Securities, and the account established with the Trustee for the deposit of the Pledged Securities (the "Pledge Account"), which will be released to the Company upon payment in full of the first six scheduled interest payments due on the Senior Notes and (2) $62.0 million of the net proceeds of the Offering, which have been invested in Cash Equivalents (the "Collateral Funds") and placed in an escrow account (the "Collateral Account") to be held by the Trustee, as Collateral Agent, pending application of such funds by the Company for the payment of (a) Permitted Expenditures (as defined below), (b) in the event of a Change of Control, the Change of Control Payment and (c) in the event of a Special Offer to Purchase or a Special Mandatory Redemption, the purchase or redemption price in connection therewith. See " -- Proceeds Pledge and Escrow Agreement."

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

     The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Senior Notes. The ability of the Company's Subsidiaries to make payments will be subject to, among other things, the terms of such Subsidiaries' Indebtedness, the availability of such funds and the applicable laws of the jurisdictions under which such Subsidiaries are organized.

     The Obligations under the Senior Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Senior Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company. As of December,31,1997, the Company's Subsidiaries have approximately $ 5,049,000 million of Indebtedness and $ 679,000 of trade payables and other liabilities outstanding. In addition, under the Indenture, the Company's Subsidiaries are permitted to incur certain additional Indebtedness the terms of which may restrict the ability of the Company's Subsidiaries to pay dividends to the Company. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

PRINCIPAL  MATURITY  AND  INTEREST

     The Senior Notes are limited to $150.0 million in aggregate principal amount and will mature on October 27, 2007. Interest on the Senior Notes will accrue at the rate of 14% per annum and will be payable in cash semi-annually on April 27 and October 27 (each, an "Interest Payment Date"), commencing on April 27, 1998 to holders of record on the immediately preceding April 12 and October
12. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Senior Notes will be payable as to principal, interest and Liquidated Damages, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes; provided that all payments with respect to Senior Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of same day funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, its office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Notes were issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

PROCEEDS  PLEDGE  AND  ESCROW  AGREEMENT

     Pursuant to the Proceeds Pledge and Escrow Agreement, upon the closing of the Senior Note Offering (the "Closing"), the Company purchased and pledged to the Trustee for the benefit of the Holders of the Senior Notes the Pledged Securities in such amount as is sufficient upon receipt of scheduled interest and principal payments of such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Senior Notes. The

Company used approximately $63.0 million of the net proceeds of the Initial Offering to acquire the Pledged Securities. The Pledged Securities were pledged by the Company to the Trustee for the benefit of the Holders of Senior Notes pursuant to the Proceeds Pledge and Escrow Agreement and are being held by the Trustee in the Pledge Account. Pursuant to the Proceeds Pledge and Escrow Agreement, immediately prior to an interest payment date on the Senior Notes, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due. In the event that the Company exercises the former option, the Company may thereafter direct the Trustee to release to the Company proceeds or Pledged Securities from the Pledge Account in like amount. A failure by the Company to pay interest on the Senior Notes within five days of an Interest Payment Date through October 27, 2000 will constitute an immediate Event of Default under the Indenture.

     Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Senior Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the sixth scheduled interest payment) the Trustee will be permitted to release to the Company at the Company's request any such excess amount. The Senior Notes will be secured by a first priority security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account will also secure all Obligations of the Company under the Senior Notes and the Indenture to the extent of such security.

     Under the Proceeds Pledge and Escrow Agreement, if the Company makes the first six scheduled interest payments on the Senior Notes in a timely manner, all of the remaining Pledged Securities, if any, will be released from the Pledge Account and thereafter the Senior Notes will be secured only by the Collateral Funds and the Collateral Account described below to the extent that Collateral Funds remain in the Collateral Account pursuant to the terms of the Proceeds Pledge and Escrow Agreement.

     In addition to the pledge by the Company of the Pledged Securities, the Proceeds Pledge and Escrow Agreement required the Company to (i) deposit $62.0 million of the net proceeds of the Senior Note Offering in an account under the Trustee's exclusive dominion and control pending application of such funds by the Company for the payment of (a) Permitted Expenditures, (b) in the event of a Change of Control, the Change of Control Payment and (c) in the event of a Special Offer to Purchase or a Special Mandatory Redemption, the purchase or redemption price in connection therewith and (ii) grant to the Trustee, as Collateral Agent, for the benefit of Holders of the Senior Notes and itself as Trustee, a first priority security interest in the Collateral Funds and the Collateral Account securing all Obligations of the Company under the Senior Notes and the Indenture. The Collateral Funds are required to be invested in Cash Equivalents, as directed from time to time by the Company. The Company will be permitted to obtain release of the Collateral Funds as follows: (a) any amount of Collateral Funds for Permitted Expenditures, (b) in the event of a Change of Control, the Change of Control Payment and (c) in the event of a Special Offer to Purchase or a Special Mandatory Redemption, the purchase or redemption price in connection therewith; provided that at least 60% of the aggregate amount of Collateral Funds released from the Collateral Account for Permitted Expenditures must be released in connection with Acquisition Costs or Systems Costs directly related to Telecommunications Businesses in Peru.

     "Permitted Expenditures" means (1)(A) the purchase price and related expenses of any acquisition of (i) long-term assets used or useful in a Permitted Business or (ii) a controlling interest in a Permitted Business (collectively, "Acquisition Costs") or (B) expenditures by the Company or any Restricted Subsidiary of the Company directly related to the engineering, design, construction, installation or development of assets and systems used or useful in a Permitted Business ("Systems Costs"), in each of clauses (A) and
(B), in connection with Telecommunications Businesses in Chile or Peru; (2) the repayment of Indebtedness of any Restricted Subsidiary; provided that the commitments with respect thereto in the case of revolving borrowings are correspondingly reduced and (3) other general corporate purposes in an amount not to exceed $20.0 million.

     The Proceeds Pledge and Escrow Agreement allows the Company to withdraw from the Collateral Account such amounts as are estimated by the Company in good faith and set forth in a written request (as such request may be amended from time to time), accompanied by a supporting budget or other supporting documentation, submitted to the Collateral Agent to be necessary for Permitted Expenditures for the succeeding three months.

     In the event that on or after October 27, 2000 Collateral Funds remain in the Collateral Account, the Company shall make an offer to each Holder of Senior Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes (the "Special Offer to Purchase") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase and Liquidated
Damages, if any; provided that, if after the Special Offer to Purchase is consummated at least $20.0 million in aggregate principal amount of Senior Notes does not remain outstanding, the Company will be required by the terms of the Indenture to redeem all of the Senior Notes (the "Special Mandatory Redemption") at a redemption price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. If required by the terms of the Indenture to make a Special Offer to Purchase, the Company will mail a notice to each Holder offering to repurchase Senior Notes in the Special Offer to Purchase pursuant to the procedures required by the Indenture and described in such notice. If required by the terms of the Indenture, within ten days following the consummation of the Special Offer to Purchase, the Company will mail a notice to each Holder setting forth the terms of the Special Mandatory Redemption pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the Special Offer to Purchase.

     In the event that the Indenture does not require the Company to make a Special Mandatory Redemption, after the consummation of the Special Offer to Purchase, the Company shall apply all funds held in the Collateral Account not previously released pursuant to the terms of the Indenture and the Proceeds Pledge and Escrow Agreement, at its option, to the acquisition of a controlling interest in a Permitted Business, the making of a capital expenditure or the acquisition of other assets, in each case, in a Permitted Business or to the reduction of senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary of the Company.

     In the event of the Company's bankruptcy, the Company, as a debtor in possession under Chapter 11 of the Bankruptcy Code, would be entitled to petition the United States Bankruptcy Court having jurisdiction over its case for permission, under Section 363 of the Bankruptcy Code, to use the Pledged Securities pledged by it pursuant to the Proceeds Pledge and Escrow

Agreement and the Collateral Funds pledged by it pursuant to the Proceeds Pledge and Escrow Agreement to fund its operations during the pendency of the reorganization proceedings. Permission for such use is likely to be granted so long as the interests of the Trustee, as Collateral Agent, for the benefit of the Holders of Senior Notes and itself as Trustee, are "adequately protected." A secured creditor's interest in cash collateral to be used by a debtor in possession may be adequately protected by, among other means, the granting of liens on substitute collateral which may be substantially less liquid than Cash Equivalents and Government Securities.

OPTIONAL  REDEMPTION

     The Senior Notes are not redeemable at the Company's option prior to October 27, 2002. Thereafter, the Senior Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 27 of the years indicated below:


YEAR                 PERCENTAGE
-------------------  -----------
2002. . . . . . . .     107.000%
2003. . . . . . . .     104.666%
2004. . . . . . . .     102.333%
2005 and thereafter     100.000%

     Notwithstanding the foregoing, at any time on or before October 27, 2000, the Company may on any one or more occasions redeem up to a maximum of 33 1/3% of the aggregate principal amount of Senior Notes at a redemption price equal to 114% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of its Qualified Capital Stock to the public in a registered public offering or to one or more Strategic Equity Investors to the extent that such net cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be used for such purpose as provided in the definition thereof; provided that at least 66 2/3% of the original aggregate principal amount of the Senior Notes remain outstanding immediately after the occurrence of each such redemption; and provided, further, that such redemption shall occur within 45 days of the date of the closing of any such public offering or sale to such Strategic Equity Investors.

SELECTION  AND  NOTICE

     If less than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Senior Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

MANDATORY  REDEMPTION

     Except as set forth above under " -- Proceeds Pledge and Escrow Agreement" and as set forth below under " -- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

REPURCHASE  AT  THE  OPTION  OF  HOLDERS

  Change  of  Control

     Upon the occurrence of a Change of Control, each Holder of Senior Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of repurchase. Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes on the date specified in such notice (the "Change of Control Payment Date"), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new New Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new New Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar transaction.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of (a) "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole and (b) "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole that are related or ancillary to the business conducted by the Company and its Restricted Subsidiaries in Peru.
Although  there  is  a
developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Notes to require the Company to repurchase such Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than (a) all of the assets of the Company and its Restricted Subsidiaries taken as a whole or (b) all of the assets of the Company and its Restricted Subsidiaries taken as a whole that are related or ancillary to the business conducted by the Company and its Restricted Subsidiaries in Peru to another Person or group may be uncertain.

     The terms of any Indebtedness incurred by the Company's Subsidiaries and the applicable laws of the jurisdictions under which the Company's Subsidiaries are organized may restrict the Company's current and future Subsidiaries from paying any dividends or making any other distribution to the Company. Thus, in the event a Change of Control occurs, the Company could seek the consent of its Subsidiaries' lenders to the purchase of the Senior Notes or could attempt to repay or refinance the borrowings that contain such restrictions. If the Company did not obtain such a consent or repay or refinance such borrowings or if the applicable laws of the jurisdictions under which the Company's Subsidiaries are organized restrict such Subsidiaries' ability to pay dividends or make other distributions to the Company, the Company would likely not have the financial resources to purchase the Senior Notes and the Subsidiaries would be restricted in paying dividends to the Company for the purpose of such purchase. In addition, any future Indebtedness may prohibit the Company from purchasing Senior Notes prior to their maturity, and may also provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Senior Notes, the Company could seek the consent of its lenders to the purchase of Senior Notes or could attempt to repay or refinance the borrowings that contain such prohibition. If the Company did not obtain such consent or repay or refinance such borrowings, the Company would remain prohibited from purchasing Senior Notes. In such event, the Company would be required to seek to refinance the Senior Notes or such other borrowings, and there can be no assurance that the Company would be able to consummate any such refinancing. See "Risk Factors -- Substantial Leverage; Ability to Service Indebtedness" and " -- Holding Company Structure; Inability to Access Cash Flow."

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

  Asset  Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Notes or any guarantee thereof) that are assumed by the transferee of any such assets or Equity Interests pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 270 days after the Company's or any Restricted Subsidiary's receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply such Net Proceeds, at its option, (a) to repay Indebtedness under a Credit Facility (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) or (b) to the acquisition of a Permitted Business or a controlling interest in a Permitted Business or the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under any Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount of Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN  COVENANTS

  Restricted  Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary);
(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Senior Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

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     (a) no Default or Event of Default shall have occurred and be continuing or would  occur  as  a  consequence  thereof;  and

     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the date of Indenture (other than Restricted Payments permitted by clauses (ii), (iii) or (iv) of the following paragraph) shall not exceed, at the date of determination, the sum of
(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) an amount equal to the net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of its Qualified Capital Stock to the extent such net cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be added to the cumulative amount calculated pursuant to this clause (c) as provided in the definition thereof, plus (iii) an amount equal to the net cash proceeds received by the Company from the sale of Disqualified Stock or debt securities of the Company that have been converted into Equity Interests (other than Equity Interests or convertible debt securities sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iv) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (1) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (2) the initial amount of such Restricted Investment.

     The  foregoing  provisions  will  not  prohibit  the  following  Restricted
Payments: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds (other than any such net cash proceeds that constitute Designated Equity Proceeds) of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; (v) the payment of cash (in lieu of the issuance of fractional shares of Common Stock) to holders of Warrants at the time of exercise of such Warrants as required by the terms of the Warrant Agreement entered into in connection with the Initial Offering; (vi) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its

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

Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or other similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; and (vii) any payments specifically described in this Prospectus under the caption "Use of Proceeds."

     The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

     The Board of Directors may designate any Restricted Subsidiary (other than any Subsidiary of the Company that owns all or a material portion of the assets
(i) owned by the Company or any Subsidiary of the Company on the date of the Indenture or (ii) owned by any Person described in this Prospectus under the caption "The Iusatel Acquisition" on the date of the acquisition by the Company of such Person) to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  Incurrence  of  Indebtedness  and  Issuance  of  Preferred  Stock

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired
Debt) and the Company may issue shares of Disqualified Stock if the Company's Debt to Cash Flow Ratio would have been no greater than 5.5 to 1, in the case of any such incurrence or issuance on or before December 31, 2000, or no greater than 5.0 to 1, in the case of any such incurrence or issuance at any time thereafter, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds thereof), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of the applicable four full fiscal quarter period.

     The Indenture also provides that the Company will not incur any Indebtedness that is contractually subordinated to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated to the Senior Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated to any other Indebtedness of the Company solely by virtue of being unsecured.

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

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (i) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) outstanding under all Credit Facilities after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause
(i), does not exceed an amount equal to $40.0 million less the aggregate amount of all Net Proceeds of Asset Sales that have been applied since the date of the Indenture to repay Indebtedness under Credit Facilities (or any such Permitted Refinancing Indebtedness) pursuant to the covenant described above under the caption " -- Repurchase at the Option of Holders -- Asset Sales;" provided, further, that the aggregate principal amount of Indebtedness at any one time outstanding under Credit Facilities that is incurred by, or secured by the Capital Stock or assets of, any Restricted Subsidiary that is located, or that derives substantially all of its revenue from the conduct of business, in Peru shall not exceed $15.0 million;

     (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

     (iii) the incurrence by the Company of Indebtedness represented by the Senior Notes;

     (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by the Company or such Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such acquisition by the Company or such Restricted Subsidiary; and provided further that the principal amount (or accreted value, as applicable) of such Indebtedness (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (iv), does not exceed $5.0 million at any time outstanding;

     (v) Indebtedness of the Company not to exceed, at any one time outstanding, two times the sum of (A) the Current Market Value as of the date of issue of any Qualified Capital Stock of the Company issued to the seller(s) of a Permitted Business as consideration for the acquisition of such business and (B) the net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of its Qualified Capital Stock to the extent that such net cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be used for the purpose of incurring additional Indebtedness pursuant to this clause (v) as provided in the definition thereof; provided that, to the extent that any such Qualified Capital Stock ceases to be outstanding for any reason, any Indebtedness that was incurred as a result of the receipt of net cash proceeds from the issuance of such Qualified Capital Stock shall cease (as of the date on which such Qualified Capital Stock ceases to be outstanding) to be permitted by virtue of this clause (v);

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

     (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness or Indebtedness pursuant to a Credit Facility) that was permitted by the Indenture to be incurred;

     (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (A) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior
Notes and (B)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

     (viii) the guarantee by the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

     (ix) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

     (x) Indebtedness of the Company or any Restricted Subsidiary of the Company
(A) in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business or (B) under Hedging Obligations; provided that such agreements (1) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (2) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

     (xi) the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xi), not to exceed $5.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

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

  Sale  and  Leaseback  Transactions

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described below under the caption " -- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption " -- Repurchase at the Option of Holders -- Asset Sales."

  Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  Dividend  and  Other  Payment  Restrictions  Affecting  Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the terms of any Permitted Debt permitted to be incurred by any Restricted Subsidiary of the Company, (b) Existing Indebtedness as in effect on the date of the Indenture or by reason of any agreement or instrument in effect on the date of the Indenture,
(c) the Indenture and the Senior Notes, (d) applicable law or regulation, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) any mortgage or other Lien on real property acquired or improved by the Company or any Restricted Subsidiary after the date of the

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

Indenture that prohibit transfers of the type described in (iii) above with respect to such real property, (j) any such customary encumbrance or restriction contained in a security document creating a Permitted Lien to the extent related to the property or assets subject to such Permitted Lien, and (k) with respect to a Restricted Subsidiary, an agreement that has been entered into for the sale or disposition of all or substantially all of the Company's Equity Interests in, or substantially all of the assets of, such Restricted Subsidiary.

  Merger,  Consolidation,  or  Sale  of  Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) such transaction will not result in the loss or suspension or material impairment of any licenses or other authorizations that are material to the future prospects of the Company and its Subsidiaries, taken as a whole; and (v) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company or into a parent corporation the principal purpose of which transaction is to change the state of incorporation of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and
(B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions  with  Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $250,000, (1) a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i)

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

above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors or (2) an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (w) the Iusatel Acquisition, (x) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business having terms consistent with industry practice for reasonably similar companies, (y) transactions between or among the Company and/or its Restricted Subsidiaries and
(z) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption " -- Certain Covenants -- Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

  Limitation  on  Issuances  and  Sales  of  Capital  Stock  of  the  Company

     The Indenture provides that the Company will not transfer, convey, sell, lease or otherwise dispose of any Equity Interest of the Company to any Person unless the consideration received therefor is at least equal to the Fair Market Value of such Equity Interests and all of such consideration is in the form of cash.

     The  provisions  of the first paragraph of this covenant does not apply to:

     (i) the transfer, conveyance, sale, lease or other disposition of all or substantially all of the Equity Interests of the Company; provided that the transfer, conveyance, sale, lease or other disposition of all or substantially all of the Equity Interest of the Company will be governed by the provisions of the Indenture described above under the caption " -- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption " -- Merger, Consolidation or Sale of Assets" and not by the provisions of this covenant;

     (ii) the transfer, conveyance, sale, lease or other disposition of Equity Interests of the Company in exchange for long-term assets used or useful in a Permitted Business or a controlling interest in a Permitted Business; provided that the Company delivers to the Trustee (a) with respect to any such transfer, conveyance, sale, lease or other disposition or series of related transfers, conveyances, sales, leases or other dispositions involving Equity Interests with a fair market value less than $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such transfer, conveyance, sale, lease or other disposition is fair to the Company's shareholders and (b) with respect to any such transfer, conveyance, sale, lease or other disposition or series of related transfers, conveyances, sales, leases or other dispositions involving Equity Interests with a fair market value equal to or in excess of $5.0 million, an opinion as to the fairness to the Company's shareholders of such transfer, conveyance, sale, lease or other disposition from a financial point of view issued by UBS Securities or any other investment banking firm of national standing chosen by the Company; and

     (iii) (A) the grant or issuance of options, warrants or other rights to acquire Capital Stock of the Company ("Options") pursuant to a stock option plan which (a) shall have been approved by the Company's stockholders, (b) shall prohibit the granting of Options prior to

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     June  30,  1998 (other than to directors or employees of the Company or any
Subsidiary of the Company appointed or hired subsequent to the date of the Indenture), (c) shall limit the aggregate number of shares of common stock of the Company issuable in any fiscal year upon the exercise of Options to 1.0 million (subject to adjustments for stock splits and other customary events) and
(d) shall provide that any Option must have an exercise price equal to or in excess of the market price for the underlying common stock of the Company on the date such Option is granted by the Company and (B) the issuance of Capital Stock of the Company upon the exercise of any such Option.

  Limitation on Issuances and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries

     The Indenture provides that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Equity Interest of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests of such Wholly Owned Restricted Subsidiary owned by the Company or any of its Subsidiaries and (b) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption" -- Repurchase at the Option of Holders -- Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if required by applicable law, shares of Capital Stock (y) constituting directors' qualifying shares and (z) of non-U.S. Restricted Subsidiaries sold to non-U.S. nationals as required by the laws of the jurisdiction of incorporation of such non-U.S. Restricted Subsidiary) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

  Limitations  on  Issuances  of  Guarantees  of  Indebtedness  by  Subsidiaries

     The Indenture provides that the Company will not permit any Subsidiary, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the guarantee of the payment of the Senior Notes by such Subsidiary, which guarantee shall be senior to or pari passu with such Subsidiary's guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such guarantee by a Subsidiary of the Senior Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. A form of such guarantee is attached as an exhibit to the Indenture.

  Business  Activities

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

  Payments  for  Consent

     The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Senior Notes for or as an inducement to any consent, waiver or amendment

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of  any  of  the terms or provisions of the Indenture or the Senior Notes unless such consideration is offered to be paid or is paid to all Holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Senior Notes are outstanding, the Company will furnish to the Holders of Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Form 10-Q or, if the Company is eligible to file such Form, Form 10-QSB and Form 10-K or, if the Company is eligible to file such Form, Form 10-KSB if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case, within the time periods set forth in the Commission's rules and regulations. In addition, commencing after the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) within the time periods set forth in the Commission's rules and regulations and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Senior Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

  Events  of  Default  and  Remedies

     The  Indenture  provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest and Liquidated Damages, if any, on the Senior Notes, provided, however, that prior to October 27, 2000, the failure by the Company to pay interest on the Senior Notes within five days of an Interest Payment Date will constitute an immediate Event of Default; (ii) default in payment when due of the principal of or premium, if any, on the Senior Notes; (iii) failure by the Company to comply with the provisions described under the captions " -- Proceeds Pledge and Escrow Agreement," " -- Repurchase at the Option of Holders -- Change of Control," " -- Repurchase at the Option of Holders -- Asset Sales," " -- Certain Covenants -- Restricted Payments," " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" or " -- Certain Covenants -- Merger, Consolidation or Sale of Assets;" (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Senior Notes;
(v) breach by the Company of any material representation, warranty or agreement set forth in the Proceeds Pledge and Escrow Agreement, or repudiation by the Company of its obligations under the Proceeds Pledge and Escrow Agreement or the unenforceability of the Proceeds Pledge and Escrow Agreement against the Company for any reason; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace

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

period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Upon such declaration, the principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on the Senior Notes shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, the foregoing amount shall ipso facto become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages, if any) if it determines that withholding notice is in their interest.


     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default occurs prior to October 27, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Notes prior to October 27, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

     The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal or premium, if any, interest or Liquidated Damages, if any on the Senior Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

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

  No  Personal  Liability  of  Directors,  Officers,  Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Senior Notes, the Subsidiary Guarantees, the Indenture or the Proceeds Pledge and Escrow Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

  Legal  Defeasance  and  Covenant  Defeasance

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Senior Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

  Transfer  and  Exchange

     A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any New Note selected for redemption. Also, the Company is not required to transfer or exchange any New Note for a period of 15 days before a selection of Senior Notes to be redeemed.

     The registered Holder of a Senior Note will be treated as the owner of it for all purposes.

  Amendment,  Supplement  and  Waiver

     Except as provided in the next two succeeding paragraphs, the Indenture, the Senior Notes or the Proceeds Pledge and Escrow Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing default or compliance with any provision of the Indenture, the Senior Notes or the Proceeds Pledge and Escrow Agreement may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting Holder): (i) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the caption " -- Repurchase at the Option of Holders" and certain provisions set forth under the caption "-- Proceeds Pledge and Escrow Agreement"), (iii) reduce the rate of or change the time for payment of interest on any New Note, (iv) waive a Default or Event of Default in the

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

payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration), (v) make any New Note payable in money other than that stated in the Senior Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Senior Notes to receive payments of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Senior Notes, (vii) waive a redemption payment with respect to any New Note (other than a payment required by one of the covenants described above under the caption " -- Repurchase at the Option of Holders" and certain provisions set forth under the caption "-- Proceeds Pledge and Escrow Agreement") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the covenants described under the caption " -- Proceeds Pledge and Escrow Agreement," including the related definitions will require the consent of the Holders of at least 75% in aggregate principal amount of the Senior Notes then outstanding if such amendment would adversely affect the rights of Holders of Senior Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Senior Notes, the Company and the Trustee may amend or supplement the Indenture or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Company's obligations to Holders of Senior Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Senior Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

  Concerning  the  Trustee

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

  Additional  Information

     Anyone who receives this Prospectus may obtain a copy of the Indenture, Proceeds Pledge and Escrow Agreement and Registration Rights Agreement without charge by writing to InterAmericas Communication Corporation, 2600 Douglas Road, Suite 501, Coral Gables, Florida 33134, Attention: Chief Financial Officer.

  Registration  Rights;  Liquidated  Damages

     The Company and the Initial Purchaser entered into the Registration Rights Agreement on the Closing Date. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Senior Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted
Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Senior Notes. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Senior Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Senior Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Senior Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Senior Note until (i) the date on which such Senior Note has been exchanged by a person other than a broker-dealer for a new Senior Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an existing Senior Note for a new Senior Note, the date on which such new Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Senior Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Senior Note is distributed to the public pursuant to Rule 144 under the Act.

     The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Senior Notes in exchange for all Senior Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) the Company fails to file

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any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Existing Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Existing Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Existing Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Existing Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Senior Notes are required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and are required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Senior Notes included in the Shelf Registration Statement and benefit from the provisions regarding
Liquidated  Damages  set  forth  above.

  Certain  Definitions

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management

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or  policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 5% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary,
(iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments," and (iv) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital  Stock"  means  (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bankwatch, Inc. rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses

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(ii)  and  (iii)  above  entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the sale, lease, transfer, conveyance or other disposition (other than to the Company or a Wholly Owned Restricted Subsidiary of the Company), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that are related or ancillary to the business conducted by the Company and its Restricted Subsidiaries in Peru to any "person" (as defined above), (iii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 35% of the Voting Stock of the Company (measured by voting power rather than number of shares) or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the

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Company  by such Restricted Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof,
(ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

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

     "Credit Facility" means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Current Market Value" means, with respect to any shares of Qualified Capital Stock, (i) the last reported bid price of such Qualified Capital Stock on the principal national securities exchange on which such Qualified Capital Stock is then being traded on the fifth Business Day following the consummation of the acquisition of the applicable Permitted Business or (ii) if such Qualified Capital Stock is not then listed or traded on a national securities exchange, the value as determined in good faith by the board of directors of the issuer of such Qualified Capital Stock (whose determination shall be supported by a concurring valuation opinion from a nationally recognized investment banking firm if such Current Market Value exceeds $5.0 million).

     "Debt to Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of the Company as of such date to (b) the Consolidated Cash Flow of the Company for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Company and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. In addition, for purposes of calculating Consolidated Cash Flow for the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Debt to Cash Flow Ratio is made (the "Calculation Date") shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Equity Proceeds" means any net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of its Qualified Capital Stock (other than Qualified Capital Stock sold to a Subsidiary of the Company) providing the basis for (i) a redemption of Senior Notes in a transaction consummated in compliance with the second paragraph of the section captioned "-- Optional Redemption," (ii) an addition to the cumulative account calculated pursuant to clause (c) of the first paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments,"
(iii) the incurrence of additional Indebtedness pursuant to clause (v) of the second paragraph of the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" or (iv) an Investment pursuant to clause (f) of the definition of "Permitted Investments," in each case, as designated by a written resolution of the Board of Directors of the Company filed with the Trustee on or prior to the date on which such net cash proceeds are received by the

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Company.  In  no event shall the same net cash proceeds be treated as Designated
Equity Proceeds for more than one purpose under the Indenture. Once designated for a particular purpose, such net cash proceeds may not be redesignated for an alternative purpose. In addition, to the extent that any such Qualified Capital Stock ceases to be outstanding for any reason, any Indebtedness, Restricted Payment or Investment that was incurred or made as a result of the receipt of net cash proceeds from the issuance of such Qualified Capital Stock shall cease (as of the date on which such Qualified Capital Stock ceases to be outstanding) to be permitted by virtue of the issuance of such Qualified Capital Stock.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means up to $1.0 million in aggregate principal amount of (a) Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of the Indenture and (b) Acquired Debt incurred by the Company and its Restricted Subsidiaries in connection with the Iusatel Acquisition, until such amounts are repaid.

     "Fair Market Value" means, with respect to assets, Equity Interests or any other securities having a fair market value (a) of less than $5.0 million, the fair market value of such assets, Equity Interests or any other securities determined in good faith by the Board of Directors of the Company (including a majority of the Independent Directors thereof) and evidenced by a board resolution and (b) equal to or in excess of $5.0 million, the fair market value of such assets, Equity Interests or any other securities as determined by an investment banking firm of national standing; provided that the fair market value of the assets purchased in an arm's-length transaction by an Affiliate of the Company (other than a Subsidiary) from a third party that is not also an Affiliate of the Company or such purchaser and contributed to the Company within five Business Days of the consummation of the acquisition of such assets by such Affiliate shall be deemed to be the aggregate consideration paid by such Affiliate (which may include the fair market value of any non-cash consideration to the extent that the valuation requirements of this definition are complied with as to any such non-cash consideration); provided, further, that the fair market value of Equity Interests issued and sold to the public in a registered public offering or to one or more Strategic Equity Investors shall be deemed to be the aggregate cash consideration paid to the Company in such public offering or by such Strategic Equity Investors.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

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     "Guarantee"  means  a  guarantee  (other  than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligation" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements and arrangements designed to protect such Person against fluctuations in interest rates and (ii) foreign exchange swap agreements, foreign exchange option agreements, foreign exchange futures agreements and other agreements and arrangements designed to protect such Person against fluctuations in foreign currency exchange rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity
Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness in connection with such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness of an Unrestricted Subsidiary (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Senior Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any Telecommunications Business that operates primarily in Latin American or Caribbean markets or any Telecommunications Business reasonably related or ancillary thereto.

     "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company and that is engaged in a Permitted Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;" (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f)
Investments (measured as of the time made and without giving effect to subsequent changes in value) in a Person engaged in a Permitted Business, having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed the sum of (A) $5.0 million plus (B) 100% of the aggregate net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of its Qualified Capital Stock to the extent that such net cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be applied to make Investments pursuant to this clause (f) as provided in the definition thereof; provided that, to be extent that any such Qualified Capital Stock ceases to be outstanding for any reason, any Investment that was made as a result of the receipt of net cash proceeds from the issuance of such Qualified Capital Stock shall cease to be permitted by virtue of this clause (f) as of the date on which such Qualified Capital Stock ceases to be outstanding; (g) any Investment in prepaid expenses, negotiable instruments held for collection, and lease, utility, workers' compensation, performance and other similar deposits; (h) loans and advances to employees made in the ordinary course of business in an aggregate amount not to exceed $1.0 million at any one time outstanding; and (i) Investments made in connection with Hedging Obligations.

     "Permitted  Liens"  means,  without  duplication,  each  of  the following:

     (i) Liens in favor of the Company or any of its Wholly Owned Restricted Subsidiaries;

     (ii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary;

     (iii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

     (iv)  Liens  existing  on  the  date  of  the  Indenture;

     (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

     (vii) Liens securing Indebtedness of any Restricted Subsidiary of the Company that does not exceed $5.0 million at any one time outstanding represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of such Restricted Subsidiary;

     (viii)  Liens  on  assets  of  Unrestricted  Subsidiaries  that  secure
Non-Recourse  Debt  of  Unrestricted  Subsidiaries;

     (ix)  Liens  created  pursuant to the Proceeds Pledge and Escrow Agreement;

     (x) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary;

     (xi)  Liens  securing  the  Senior  Notes;

     (xii) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not material in amount, and which do not, in any case, materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Restricted Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

     (xiii) Liens arising by reason of any judgment, decree or order or any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

     (xiv) any interest or title of a lessor under any Capital Lease Obligation; and

     (xv) any extension, renewal or replacement, in whole or in part, of any Permitted Lien, provided that any such extension, renewal or replacement shall be no more restrictive in any material respects that the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means Patricio E. Northland, the current President of the Company, and Douglas G. Geib II, the current Chief Financial Officer of the Company.

     "Proceeds Pledge and Escrow Agreement" means the Proceeds Pledge and Escrow Agreement, dated as of the date of the Indenture, by and between the Company and the Trustee, as Collateral Agent, governing the disbursement of funds from the Pledge Account and the Collateral Account.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) or trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Strategic Equity Investor" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has, or 80% or more of the voting power of the Capital Stock of which is owned by a Person that has an equity market capitalization, at the time of its initial Investment in the Company, in excess of $2.0 billion.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity (x) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) or (y) which such Person either alone or together with one or more Restricted Subsidiaries of such Person has the absolute right, pursuant to law, contract or otherwise, to direct the payment of dividends or the making of other distributions, loans or advances by such corporation, association or other business entity and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantee" means any guarantee of payment of the Senior Notes by a Subsidiary issued by such Subsidiary pursuant to the covenant described above under the caption "-- Certain Covenants -- Limitations on Issuances of Guarantees of Indebtedness by Subsidiaries."

     "Telecommunications Business" means any business that derives substantially all of its revenue from the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment for use in a telecommunications business or (iii) evaluating, participating in or pursuing any other activity or opportunity that is primarily related to those identified in (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

     "Unrestricted Subsidiary" means any Subsidiary (other than any Subsidiary of the Company that owns all or a material portion of the assets (i) owned by the Company or any Subsidiary of the Company on the date of the Indenture or
(ii) owned by any Person described in this Prospectus under the caption "The Iusatel Acquisition" on the date of the acquisition by the Company of such Person) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such
Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing

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

requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than (i) directors' qualifying shares or (ii) shares of non-U.S. Restricted Subsidiaries held by non-U.S. nationals as required by the laws of the jurisdiction of incorporation of such non-U.S. Restricted Subsidiary) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person; provided, that no Restricted Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which are not owned by such Person, shall in any case be a "Wholly Owned Restricted Subsidiary" under the Indenture unless such Person either alone or together with one or more Wholly Owned Restricted Subsidiaries of such Person has the absolute right, pursuant to law, contract or otherwise, to direct the payment of dividends or the making of other distributions, loans or advances by such Restricted Subsidiary.

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                          DESCRIPTION OF CAPITAL STOCK

     The following statements are qualified in their entirety by reference to ICCA's Certificate of Incorporation and By-laws, copies of which are available from the Company.

     The authorized capital stock of ICCA consists of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

COMMON  STOCK

     As of March 10, 1998, there were 19,084,300 outstanding shares of Common Stock held of record by approximately 200 persons or entities. Holders of the Common Stock are entitled to cast one vote for each share held of record on all matters acted upon at any meeting of ICCA's shareholders. Holders of Common Stock are entitled to receive ratably such dividends if and when declared by the Board of Directors out of funds legally available therefor, subject to preferences that may be applicable to any outstanding Preferred Stock. There are no cumulative voting rights, the absence of which will, in effect, allow the holders of a majority of the outstanding shares of the Common Stock to elect all of the directors then standing for election. In the event of any liquidation, dissolution or winding up of ICCA, each holder of Common Stock will be entitled to participate, subject to the rights of any outstanding Preferred Stock, ratably in all assets of ICCA remaining after payment of liabilities. Holders of Common Stock have no preemptive or conversion rights. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED  STOCK

     As of March 10, 1998, there were no outstanding shares of Preferred Stock. The Board of Directors has the authority to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and the number of shares constituting any series, without any further vote or action by the shareholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock. In addition, because the terms of such Preferred Stock may be fixed by the Board of Directors without shareholder action, the Preferred Stock could be designated and issued quickly in the event ICCA requires additional equity capital. The Preferred Stock could also be designated and issued with terms calculated to defeat a proposed take-over of the Company or with terms that may have the effect of delaying, deferring or preventing a change of control of ICCA. Under certain circumstances, this could have the effect of decreasing the market price of the Common Stock.

FEBRUARY  1997  WARRANTS

     ICCA has outstanding warrants (the "February 1997 Warrants") to purchase an aggregate of 100,000 shares of Common Stock, exercisable through February 2, 2002 at an exercise price of $5.00 per share, which price is subject to adjustment under certain circumstances. The February 1997 Warrants were issued in connection with the private placement of $1.5 million aggregate principal amount of the 7% Convertible Debentures.

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MAY  1997  WARRANTS

     ICCA has outstanding warrants (the "May 1997 Warrants") to purchase an aggregate of 20,000 shares of Common Stock, exercisable through June 30, 2002 at an exercise price of $2.37 per share, which price is subject to adjustments under certain circumstances. The May 1997 Warrants were issued in connection with the private placement of $2.0 million aggregate principal amount of the 8% Convertible Debentures.

TELEPORT  CHILE  UNIT  WARRANTS

     ICCA has outstanding warrants (the "Teleport Warrants") to purchase an aggregate of 388,900 shares of Common Stock of ICCA, exercisable through June 30, 1998, at an exercise price of $3.00 a share or at a price at which any of ICCA's Common Stock is sold through a private placement or registered offering through the expiration date of the Teleport Warrants. The Teleport Warrants were issued in connection with the assignment to Teleport Chile of a loan in the aggregate principal amount of $1.0 million made to the Company by Cablex Electronique Ltd. dated July 8, 1994.

VISAT  NOTE  WARRANTS

     ICCA has outstanding warrants (the "VISAT Note Warrants") to purchase an aggregate of 200,000 shares of Common Stock at an exercise price of $3.50 a share. The VISAT Note Warrants were issued in connection with a loan to ICCA dated May 2, 1995.

BRIDGE  WARRANTS

     The Company has outstanding warrants (the "Bridge Warrants") to purchase an aggregate of 95,000 shares of Common Stock at exercise prices between $2.56 and $3.06 per share. The Bridge Warrants were issued in connection with the Bridge Notes.

UNIT  WARRANTS

     The Company has outstanding Unit Warrants to purchase an aggregate of 5,250,000 shares of Common Stock. The Unit Warrants were issued pursuant to a Unit Warrant Agreement (the "Unit Warrant Agreement") between the Company and State Street Bank and Trust Company, as Unit Warrant Agent (the "Unit Warrant Agent"), a copy of which is available for inspection at InterAmericas Communication Corporation, 2600 Douglas Road, Suite 501, Coral Gables, Florida 33134, Attn: Chief Financial Officer. The following summary of certain provisions of the Unit Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Unit Warrant Agreement, including the definitions therein of certain terms used below.

General
-------

     Each Unit Warrant, when exercised, will entitle the holder thereof to receive one fully paid and non-assessable share of Common Stock of the Company, par value $.001 per share ("Unit Warrant Share"), at an exercise price of $4.40 per share, subject to adjustment (the "Exercise Price"). The Exercise Price and the number of Unit Warrant Shares are both subject to adjustment in certain cases referred to below. The Unit Warrants will entitle the holders thereof to purchase in the aggregate 5,250,000 Unit Warrant Shares, or approximately 15.2% of the Company's Common Stock on a fully diluted basis as of the closing of the Offering.

     The Unit Warrants will become exercisable after the Separation Date. Unless exercised, the Unit Warrants will automatically expire on October 27, 2007 (the "Expiration Date"). The Company will give notice of expiration not less than 90 and not more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Unit Warrants. If the Company fails to give such notice, the Unit Warrants will not expire until 90 days after the Company gives such notice. In no event will holders be entitled to any damages or other remedy for the Company's failure to give such notice other than any such extension.

     The Unit Warrants may be exercised by surrendering to the Company the warrant certificates evidencing the Unit Warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made (A) by tendering Senior Notes having an aggregate principal amount, plus accrued and unpaid interest, if any, thereon, to the date of exercise equal to the Exercise Price, (B) by tendering Unit Warrants having a fair market value (as determined in good faith by the Company's Board of Directors) equal to the Exercise Price or (C) by a combination of Senior Notes and Unit Warrants. Upon surrender of the warrant certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole shares of Common Stock to which the holder is entitled. If less than all of the Unit Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of Unit Warrants.

     No fractional shares of Common Stock will be issued upon exercise of the Unit Warrants. The Company will pay to the holder of the Unit Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional share of Common Stock less a corresponding fraction of the Exercise Price.

     The holders of the Unit Warrants will have no right to vote on matters submitted to the stockholders of the Company and will have no right to receive dividends. The holders of the Unit Warrants will not be entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding up of the Company. In the event of bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold \that unexercised Unit Warrants are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court, and the holders of the Unit Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their Unit Warrants prior to the commencement of any such case.

     In the event of a taxable distribution to holders of Common Stock that results in an adjustment to the number of shares of Common Stock or other consideration for which a Unit Warrant may be exercised, the holders of the Unit Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend.

Adjustments
-----------

     The number of shares of Common Stock purchasable upon exercise of Unit Warrants and the Exercise Price will be subject to adjustment in certain events including: (i) the payment by the Company of dividends and other distributions on its Common Stock in Common Stock, (ii) subdivisions, combinations and reclassifications of the Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitled them to subscribe for Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock at an offering price (or with an initial conversion, exchange or exercise price) which is less than the Fair Value per share (as defined) of Common Stock, (iv) the distribution to all holders of Common Stock of any of the Company's assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any such securities (excluding those rights and warrants referred to in clause (iii) above), (v) the issuance of shares of Common Stock for a consideration per share less than the Fair Value per share of Common Stock (excluding securities issued in transactions referred to in clauses (i) through (iv) above), (vi) the issuance of securities convertible into or exchangeable for Common Stock for a conversion or exchange price plus consideration received upon issuance less than the Fair Value per share of Common Stock (excluding securities issued in transactions referred to in clauses (i) through (iv) above), and (vii) certain other events that could have the effect of depriving holders of the Unit Warrants of the benefit of all or a portion of the purchase rights evidenced by the Unit Warrants.

     "Fair Value" per security at any date of determination shall be (l) in connection with a sale to a party that is not an Affiliate of the Company in an arm's-length transaction (a "Non-Affiliate Sale"), the price per security at which such security is sold and (2) in connection with any sale to an Affiliate of the Company, (a) the last price per security at which such security was sold in a Non-Affiliate Sale within the three-month period preceding such date of determination or (b) if clause (a) is not applicable, the fair market value of such security determined in good faith by a nationally recognized investment banking, appraisal or valuation firm, which is not an Affiliate of the Company, in each case, taking into account, among all other factors deemed relevant by the Board of Directors or such investment banking, appraisal or valuation firm, the trading price and volume of such security on any national securities exchange or automated quotation system on which such security is traded.

     No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price; provided however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment.

     In the case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Unit Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Unit Warrants been exercised immediately prior thereto.

Reservation  of  Shares
-----------------------

     The Company has authorized and reserved for issuance and will at all times reserve and keep available such number of shares of Common Stock as will be issuable upon the exercise of all outstanding Unit Warrants. Such shares of Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

Amendments
----------

     From time to time, the Company and the Warrant Agent, without the consent of the holders of the Unit Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Unit Warrants will require the written consent of the holders of a majority of the then outstanding Unit Warrants (excluding Unit Warrants held by the Company or any of its Affiliates). The consent of each holder of the Unit Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of Common Stock purchasable upon exercise of Unit Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

Registration  Rights
--------------------

     The holders of the Unit Warrants and the Unit Warrant Shares are entitled to certain rights with respect to the registration of the Unit Warrant Shares under the Securities Act, including the right to have the Unit Warrant Shares included in the Registration Statement of which this Prospectus forms a part.

TRANSFER  AGENT  AND  REGISTRAR

     The transfer agent for the Common Stock and warrant agent for the warrants (other than the Unit Warrants) is OTC Transfer, Inc., Salt Lake City, Utah.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of this Offering, the Company will have outstanding 19,084,300 shares of Common Stock. All of such shares may be sold under Rule 144, subject to the volume and manner of sale limitations contained in Rule 144 and to the lock-up agreement referred to below.

     During October 1997, the Company issued 851,162 shares of Common Stock in connection with the conversion of $1.45 million aggregate principal amount of its 8% Convertible Debentures, plus related accrued interest and issued 250,620 shares of Common Stock in connection with the conversion of $500,000 aggregate principal amount of its 7% Convertible Debentures, plus, related accrued interest.

     All of the executive and directors and certain shareholders of ICCA were deemed to beneficially own 8,922,083 shares of Common Stock (including options to purchase 3,643,333 shares) upon consummation of the Senior Note Offering have agreed not to sell, otherwise dispose of or pledge any shares of Common Stock or securities convertible into or exercisable or exchangeable for such Common Stock for a period of 180 days from the commencement of the Senior Note Offering without the prior written consent of UBS Securities.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), who has beneficially owned restricted securities within the meaning of Rule 144 ("Restricted Shares") for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock and
(ii) the average weekly trading volume of the Common Stock on the Nasdaq SmallCap market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an "affiliate" of the Company at any time during the 90 days preceding a sale, and who owns restricted shares that were purchased from the Company (or any affiliate) at least two years previously, will be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     No prediction can be made as to the effect, if any, that future sales of shares, the availability of shares for future sale, or the registration of substantial amounts of currently restricted shares will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, under Rule 144, pursuant to the exercise of registration rights or otherwise, and even the potential for such sales, could have a material adverse effect on the prevailing market price of the Common Stock and impair the Company's ability to raise capital through the sale of its equity securities. See "Risk Factors -- Shares Eligible for Future Sale."

                              PLAN OF DISTRIBUTION

     The Shares are being offered hereby on behalf of the Selling Stockholders. Except for the exercise price of the Selling Stockholders' warrants and options, none of the proceeds from the sale of the Shares by the Selling Stockholders pursuant to this Prospectus will be received by the Company. The Shares may be sold or distributed by the Selling Stockholders or by donees, transferees or pledges of, or the successors in interest to, the Selling Stockholders from time to time in transactions for their own account, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may change, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The sale of the Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on the Nasdaq Stock Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into established trading markets, including direct sales to purchasers or sales effected through agents; or (v) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of the Shares in the course of hedging the position they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus. There can be no assurance that all or any of the Shares will be issued to, or sold by, the Selling Stockholders.

     Brokers-dealers, underwriters or agents participating in the sale of the Shares may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers or other persons who act in connection with the sale of the Shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commission they receive and proceeds of any sale of the Shares may be deemed to be underwriting discounts and commission under the Securities Act. Neither the Company nor any Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder any other stockholders, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

     The Selling Stockholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any other such persons. The foregoing may affect the marketability of the Shares.

     The Company will pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. The Company has also agreed to indemnify certain of the Selling Stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     Legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Baker & McKenzie, Miami, Florida.

                                     EXPERTS

     The consolidated financial statements of InterAmericas Communications Corporation and its subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1997, included in this Prospectus, have been so included in reliance on the report (which contain an explanatory paragraph relating to the terms of transactions and relationships with related parties as described in Note 4 to the Consolidated Financial Statements) of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

                            GLOSSARY OF DEFINED TERMS

     ATM (Asynchronous Transfer Mode): An information transfer standard that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bytes of a standard 53 byte-long packet or cell. The ATM format can be used by many different information systems, including LANs, to deliver traffic at varying rates, permitting a mix of data, voice and video.

     Backbone: Refers to the major fiber cable carrying the accumulated transmissions of many businesses connected to a network system. Similar to a water main, the backbone is the high volume conduit for transmissions input by multiple smaller connections (last-mile connections) from business offices.

     Bandwidth: The range of frequencies that can be passed through a medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information carrying capacity of such medium. For fiber optic transmission, electronic transmitting devices determine the bandwidth, not the fibers themselves.

     CAP (Competitive Access Provider): A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access telecommunications services and switched access services. CAPs are also referred to in the industry as alternative access vendors, alternative local telecommunications service providers (ALTS) and metropolitan area network providers (MANs).

     Carrier's carrier: Refers to a telecommunications network that provides wholesale telecommunications transmission to other major telecommunications networks such as long distance, local and cellular telephone companies.

     Centrex: Refers to the switching capability provided by a telephone company's central office to a customer over telephone lines on a subscription basis. Centrex allows a customer to receive such services as intra-office call routing and voice mail from a telephone company's switch, thereby avoiding the purchase of a private switch known as PBX.

     CLEC (competitive local exchange carrier): A company that provides local exchange services in competition with the incumbent local exchange carrier.

     CTC:    Compania  de  Telefonos  de Chile, S.A., the PTT of Chile which was privatized  in  1987.

     Dedicated  lines:   Telecommunications lines reserved for use by particular
customers along predetermined routes (in contrast to telecommunications lines within the local telephone PTT's public switched network).

     Digital: Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information, as opposed to the continuously variable analog signal. The precise digital numbers preclude any distortion (such as graininess or snow, in the case of video transmission, or static or other background distortion, in the case of audio transmission).

     Drop and insert: Refers to a network's capability to share capacity among users without dedicating any fiber strand to a single end user.

     Earth  station:    A  parabolic  antenna  and  associated  electronics  for
receiving  or  transmitting  satellite  signals.

     Enhanced  services:    Refers  to  private  line  services, and LAN and WAN
connectivity  services.

     Entel: Empresa Nacional de Telefonos, S.A. Privatized in 1989, Entel has historically been Chile's national long distance company. Under the Multicarrier Agreement, Entel is now licensed to provide all types of telecommunications services within Chile.

     ESN  (Enhanced  Services  Network):    The  name  used  to  describe  the
communication services providing digital connectivity, primarily for data applications via frame relay, ATV, or digital interexchange private line facilities.

     Fiber optics: Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. Fiber optic cable currently is the medium of choice for the telecommunications and cable industries. Fiber is resistant to electrical interference and many environmental factors that affect copper wiring and satellite transmission.

     Frame relay: A form of data communications packet switching that uses smaller packets and requires less error checking than traditional technologies such as X.25 or SNA. Frame Relay is used in wide area networks to interconnect LANs and computer systems. Frame Relay was designed to operate at higher speeds on modern fiber optic networks.

     Gateway Switch: A switch which is used to establish connection with other carriers.

     GHz or Gigahertz: A unit of frequency equal to one billion cycles or hertz per second.

     ILEC  (incumbent  local  exchange  carrier):    The name used to describe a
company  which  is  the  principal  local  exchange  carrier.

     Interconnection: Interconnection of facilities between or among local exchange carriers, including potential physical collocation of one carrier's equipment in the other carrier's premises to facilitate such interconnection.

     ISP (Internet Service Provider): The name used for those companies which provide its subscribers with access to the Internet.

     Internet:    The name used to describe the global open network of computers that permits a person with access to exchange information with any other computer connected to the network.

     LAN (Local Area Network): Refers to the interconnection of computers for the purpose of sharing files, programs and printers. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

     Last  mile:    A  shorthand  reference  to  the  last  section  of  a
telecommunications path to the ultimate end-user which may be less than or greater than one mile.

     LEC  (local  exchange  carrier):    A  company  providing  local  telephone
services.

     Long distance carriers (interexchange carriers): Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities.

     Long  exchange  services:    Services  provided  within  a  geographic area
determined by the appropriate state regulatory authority which calls are transmitted without toll charges to the calling or called party.

     Ministry of Transportation and Telecommunications: Chile's government body which, through the Undersecretariat of Telecommunications, is responsible for regulating and registering all telecommunications equipment and services. Its role is equivalent to that of the Federal Communications Commission in the United States.

     Ministry of Transportation, Communications, Housing and Construction: The Peruvian government entity with the authority to regulate telecommunications and with the authority to grant concessions and licenses for telecommunications service providers such as the Company.

     Multicarrier  Agreement:    The  legislation  passed by Chile's Ministry of
Telecommunications in 1994 which opens Chile's long distance market to competition while temporarily limiting the market share in that market which may be held by the CTC.

     Node:    Devices  on  a  network  that  demand  or supply services or where transmission  paths  are  connected.

     PBX  (private  branch  exchange):   A customer owned and operated switch on
customer premises, typically used by large businesses with multiple telephone lines.

     PDH (Plesiochronous Digital Hierarchy): Refers to a digital transmission system that operates as a Time Division Multiplexing (TDM) system by combining multiple signals of 2 Mbit/s through the use of a multiplexor that operates by adding "dummy" bits (otherwise known as justification bits). The justification bits are recognized as such when multiplexing occurs, and discarded as original signals. This process is known as plesiosynchronous operation. The use of plesiosynchronous operation has led to the adoption of the term plesiosynchronous digital hierarchy, or PDH.

     POPs  (points  of  presence):   Locations where a long distance carrier has
installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

     PTT  (Public  Telephone  and  Telegraph):   A government or privately-owned
monopoly  carrier  of  telecommunications  services  or having a dominant market
share  such  as  CTC.            Private  Line:   Refers to a private, dedicated
telecommunications connection between different locations (excluding long distance carriers' POPs).

     Public switched network: Refers to traditional public (not dedicated) LEC networks that switch calls between different customers.

     Redundant  electronics:   Describes a telecommunications facility using two
separate electronic devices to transmit the telecommunications signal so that if one device malfunctions, the signal may continue without interruption.

     Right-of-way: Rights negotiated with the appropriate entity, such as a utility company or transportation agency, to secure access to poles, ducts, conduits or subway tunnels, as the case may be, to install the fiber optic lines.

     SONET (Synchronous Optical Network Technology): Refers to a set of standards for optical communications transmission systems that define the optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SONET facilitates the interoperability of dissimilar vendors equipment. SONET benefits business customers by minimizing the equipment necessary for various telecommunications applications and supports networking diagnostic and maintenance features. Allows selective adding and dropping of signals.

     Switch:    A  device  that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is the process of interconnecting circuits to form a transmission path between users.

     Switched  services:    Refers  to  transportation of switched traffic along
dedicated lines between the local telephone company's central offices and the long distance carrier's POPs.

     SDH (Synchronous digital hierarchy): An open standard for signals used in optical fiber networks. It provides a basic data transport format that can be used for all types of digital information (voice, video, data, facsimile and graphics) and is used internationally. The specified base rate is 51.48 MBPS (called synchronous transport signal level 1, or STS-1), and specifications exist for data speeds up to 2.4 Gbps.

         Teleport:    Refers to a facility capable of transmitting and receiving satellite  signals  for  other  users.

ITEM  7.    FINANCIAL  STATEMENTS
---------------------------------


                          INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
INTERAMERICAS COMMUNICATIONS CORPORATION
     Report of Independent Certified Public
      Accountants. . . . . . . . . . . . . . . . . . . . . .  F-2
     Consolidated Balance Sheets as of December 31, 1996 and
      1997 . . . . . . . . . . . . . . . . . . . . . . . . .  F-3
     Consolidated Statements of Operations for the years
      ended December 31, 1995, 1996 and 1997 . . . . . . . .  F-4
     Consolidated Statements of Stockholders' Equity for the
      years ended December 31, 1995, 1996 and.1997 . . . . .  F-5
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1995, 1996 and 1997 . . . . . . . .  F-6
     Notes to Consolidated Financial Statements. . . . . . .  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of InterAmericas Communications Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of InterAmericas Communications Corporation and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As described in Note 4, during 1996 and 1995, the Company had significant transactions and relationships with related parties. Because of these relationships, it is possible that the terms of these transactions may not be the same as those that would result from transactions among among wholly unrelated parties.

/s/  Price Waterhouse LLP
----------------------
Price Waterhouse LLP

Miami,  Florida
March  2,  1998


INTERAMERICAS  COMMUNICATIONS  CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


                                                               DECEMBER 31,
                                                           --------------------
                                                             1996       1997
                                                           ---------  ---------
ASSETS

Current assets:
  Cash and cash equivalents . . . . . . . . . . . . . . .  $    723   $ 13,705
  Restricted cash . . . . . . . . . . . . . . . . . . . .         -     59,659
  Restricted investments. . . . . . . . . . . . . . . . .         -     20,404
  Accounts receivable, net of allowance of $168 in 1997 .       113      2,367
  Prepaid expenses and other current assets . . . . . . .       491      1,208
                                                           ---------  ---------
          Total current assets. . . . . . . . . . . . . .     1,327     97,343

Restricted investments. . . . . . . . . . . . . . . . . .         -     37,488
Telecommunications networks, net. . . . . . . . . . . . .     3,956      9,348
Intangible assets, net. . . . . . . . . . . . . . . . . .     5,029     10,881
Deferred financing costs. . . . . . . . . . . . . . . . .        42     14,971
                                                           ---------  ---------
          Total assets. . . . . . . . . . . . . . . . . .  $ 10,354   $170,031
                                                           =========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable. . . . . . . . . . . . . . . . . . . .  $    299   $  4,023
  Accrued interest. . . . . . . . . . . . . . . . . . . .        83      3,797
  Other accrued expenses. . . . . . . . . . . . . . . . .       591      1,709
  Due to related parties. . . . . . . . . . . . . . . . .       416        263
  Lease obligations, current. . . . . . . . . . . . . . .       114        313
  Other current liabilities . . . . . . . . . . . . . . .       323        322
                                                           ---------  ---------
       Total current liabilities . . . . . . . . . . .        1,826     10,427

Senior notes, net . . . . . . . . . . . . . . . . . . . .         -    131,626
Lease obligations, less current portion . . . . . . . . .       248        356
                                                           ---------  ---------
          Total liabilities . . . . . . . . . . . . . . .     2,074    142,409
                                                           ---------  ---------

Commitments and contingencies . . . . . . . . . . . . . .         -          -
                                                           ---------  ---------

Stockholders' equity
  Preferred stock, $.001 par value, authorized 10,000,000
     shares, none issued
  Common stock, $.001 par value, authorized 50,000,000
     shares, issued and outstanding as of December 31,
     1996 and 1997  16,152,518 and
     19,084,300 shares, respectively. . . . . . . . . . .        16         19
  Additional paid in capital. . . . . . . . . . . . . . .    18,493     26,887
  Warrants. . . . . . . . . . . . . . . . . . . . . . . .         -     26,737
  Accumulated deficit . . . . . . . . . . . . . . . . . .   (10,151)   (25,783)
 Cumulative translation adjustments . . . . . . . . . . .       (78)      (238)
                                                           ---------  ---------
          Total stockholders' equity. . . . . . . . . . .     8,280     27,622
                                                           ---------  ---------

          Total liabilities and stockholders' equity. . .  $ 10,354   $170,031
                                                           =========  =========

The accompanying notes are an integral part of these consolidated financial statements.


INTERAMERICAS  COMMUNICATIONS  CORPORATION

                              CONSOLIDATED STATEMENTS OF OPERATIONS
                          (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


                                                            YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------
                                                    1995            1996              1997
                                                -------------  ---------------  ----------------
Revenues . . . . . . . . . . . . . . . . . . .  $        224   $          652   $         1,130
                                                -------------  ---------------  ----------------
Operating expenses:
  Cost of revenues . . . . . . . . . . . . . .           408              958             1,203
  Selling, general and administrative. . . . .         1,906            3,272             5,265
Non-cash compensation and consulting
                                                          12               73             4,640
  Depreciation and amortization. . . . . . . .           396              706               967
                                                -------------  ---------------  ----------------
                                                 ______2,722    __     _5,009    __     _12,075
                                                -------------  ---------------  ----------------

Loss from operations . . . . . . . . . . . . .        (2,498)          (4,357)          (10,945)

Interest expense . . . . . . . . . . . . . . .          (319)            (246)           (5,934)
Interest income. . . . . . . . . . . . . . . .            10               80             1,315
Other expense, net . . . . . . . . . . . . . .           (66)            (103)              (68)
                                                -------------  ---------------  ----------------

Net loss . . . . . . . . . . . . . . . . . . .  $     (2,873)  $       (4,626)  $       (15,632)
                                                =============  ===============  ================


Net basic and diluted loss per share . . . . .  $       (.31)  $         (.31)  $          (.94)
                                                =============  ===============  ================
Weighted average common shares outstanding . .
                                                   9,407,000       14,795,660        16,667,719
                                                =============  ===============  ================

The  accompanying  notes  are  an  integral  part  of  these  consolidated financial statements.


                                        INTERAMERICAS  COMMUNICATIONS  CORPORATION

                                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                        (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

                                                               ADDITIONAL     ACCRUED                CUMULATIVE
                                              COMMON STOCK       PAID-IN   DISTRIBUTIONS ACCUMULATED TRANSLATION
                                           --------------------
                                             SHARES    AMOUNTS   CAPITAL    AND WARRANT    DEFICIT    ADJUSTMENT     TOTAL
                                           ----------  --------  --------  -------------  ---------  ------------  ---------
Balances at December 31, 1994 . . . . . .   6,316,024  $      6  $  2,637  $     (6,088)  $ (2,652)  $       (14)  $ (6,111)

Common stock issued in private
  placements. . . . . . . . . . . . . . .     635,761         1     1,962             -          -             -      1,963
Conversion of debt. . . . . . . . . . . .   4,888,900         5     1,126         6,088          -             -      7,219
Stock issued for acquisitions . . . . . .     111,000         -       400             -          -             -        400
Imputed interest on related party
  notes . . . . . . . . . . . . . . . . .           -         -        16             -          -             -         16
Stock option grants . . . . . . . . . . .           -         -        12             -          -             -         12
Currency translation adjustment . . . . .           -         -         -             -          -            44         44
Net loss. . . . . . . . . . . . . . . . .           -         -         -             -     (2,873)            -     (2,873)
                                           ----------  --------  --------  -------------  ---------  ------------  ---------

Balances at December 31, 1995 . . . . . .  11,951,685        12     6,153             -     (5,525)           30        670

Common stock issued in private
  placements. . . . . . . . . . . . . . .   1,939,042         2     7,430             -          -             -      7,432
Conversion of debt. . . . . . . . . . . .   1,011,791         1     1,985             -          -             -      1,986
Stock issued for acquisitions . . . . . .   1,250,000         1     2,812             -          -             -      2,813
Imputed interest on related party
  notes . . . . . . . . . . . . . . . . .           -         -        40             -          -             -         40
Stock option grants . . . . . . . . . . .           -         -        73             -          -             -         73
Currency translation adjustment . . . . .           -         -         -             -          -          (108)      (108)
Net loss. . . . . . . . . . . . . . . . .           -         -         -             -     (4,626)            -     (4,626)
                                           ----------  --------  --------  -------------  ---------  ------------  ---------

Balances at December 31, 1996 . . . . . .  16,152,518        16    18,493             -    (10,151)          (78)     8,280

Conversion of debt. . . . . . . . . . . .   1,101,782         1     2,459             -          -             -      2,459
Stock issued to certain officers, related
parties  and former directors . . . . . .   1,830,000         2     5,935             -          -             -      5,937
Warrants to purchase common stock  .. . .           -         -         -        26,737          -             -     26,737
Currency translation adjustment . . . . .           -         -         -             -          -          (160)      (160)
Net loss. . . . . . . . . . . . . . . . .           -         -         -             -    (15,632)            -    (15,632)
                                           ----------  --------  --------  -------------  ---------  ------------  ---------

Balances at December  31, 1997. . . . . .  19,084,300  $     19  $ 26,887  $     26,737   $(25,783)  $      (238)  $ 27,622
                                           ==========  ========  ========  =============  =========  ============  =========

The  accompanying  notes  are  an  integral  part  of  these  consolidated  financial  statements.


                      INTERAMERICAS  COMMUNICATIONS  CORPORATION

                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)


                                                        YEAR  ENDED  DECEMBER  31,
                                                      -------------------------------
                                                        1995       1996       1997
                                                      ---------  --------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss . . . . . . . . . . . . . . . . . . . . .  $ (2,873)  $(4,626)    (15,632)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization expense. . . . . .       396       706         967
    Amortization of deferred financing costs and
      original issue discounts . . . . . . . . . . .         -         -         518
    Beneficial conversion features on convertible
      debentures . . . . . . . . . . . . . . . . . .         -         -         466
    Capitalized interest related to network
      construction . . . . . . . . . . . . . . . . .         -         -        (712)
    Services exchanged for common stock. . . . . . .        12        73         852
    Non-cash compensation and consulting expense . .         -         -       4,640
    Interest converted to equity . . . . . . . . . .       183        49          45
    Changes in assets and liabilities:
      Accounts receivable. . . . . . . . . . . . . .       (70)     (105)        (29)
      Prepaid expenses and other current assets. . .       202      (197)       (258)
      Other assets . . . . . . . . . . . . . . . . .        76       (53)        (64)
      Accounts payable and accrued expenses. . . . .        (4)      299       3,552
      Due to related parties . . . . . . . . . . . .       (66)     (251)       (179)
      Other current liabilities. . . . . . . . . . .         -       171        (105)
      Deferred taxes . . . . . . . . . . . . . . . .        (6)        -           -
                                                      ---------  --------  ----------

         Cash used in operating activities . . . . .    (2,150)   (3,934)     (5,939)
                                                      ---------  --------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of telecommunications network . . . . . .      (720)   (1,453)     (2,763)
  Acquisition of FirstCom Long Distance. . . . . . .         -         -      (5,799)
  Acquisition of Visat . . . . . . . . . . . . . . .      (450)        -           -
  Acquisition of FirstCom Networks . . . . . . . . .         -    (1,515)          -
                                                      ---------  --------  ----------

         Cash used in investing activities . . . . .    (1,170)   (2,968)     (8,562)
                                                      ---------  --------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of Senior Notes . . . . . . . . . . . . .         -         -     150,000
  Deferred financing costs . . . . . . . . . . . . .         -         -      (7,000)
  Restricted cash and investments. . . . . . . . . .         -         -    (117,551)
  Net proceeds from convertible debentures . . . . .         -         -       1,950
  Issuance of common stock . . . . . . . . . . . . .     1,963     7,430           -
  Net proceeds from issuance of (repayments to)
    notes payable and Bridge Notes . . . . . . . . .       893    (1,061)          -
  Additions to notes payable to related party. . . .       407     1,232           -
  (Payments under) proceeds from leasing
    obligations. . . . . . . . . . . . . . . . . . .         -       (31)         84
                                                      ---------  --------  ----------

         Cash provided by financing activities, net.   3,  263     7,570      27,483
                                                      ---------  --------  ----------

Net increase (decrease) in cash and cash
  equivalents. . . . . . . . . . . . . . . . . . . .       (57)      668      12,982
Effect of exchange rate changes on cash. . . . . . .         -        (2)          -
Cash and cash equivalents at beginning of year . . .       114        57         723
                                                      ---------  --------  ----------
Cash and cash equivalents at end of year . . . . . .  $     57   $   723   $  13,705
                                                      =========  ========  ==========

Supplemental cash flow information
 Cash paid for interest. . . . . . . . . . . . . . .  $      2   $   153   $     545
                                                      =========  ========  ==========

Capital  lease  obligations  of  $221  and  $172  were  incurred  in  1995  and  1996 respectively.

During  1997,  the  Company  capitalized  $712  of  interest  costs  related  to  the construction  of  a  fiber  optic  network.

The  accompanying  notes  are  an  integral  part  of  these  consolidated  financial statements.


                    INTERAMERICAS COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

1.  ORGANIZATION  AND  BUSINESS  FORMATION

     InterAmericas Communications Corporation ("the Company") is a provider of telecommunications services in Chile and Peru. The Company has historically operated as a Latin American telecommunications development stage company which has developed its operations in Latin America through the acquisition of holding and operating companies that own licenses, concessions or rights-of-way in what the Company believes to be attractive markets. The Company operates in Chile as Visat, S.A. ("Visat"), FirstCom Networks, S.A. ("FirstCom Networks"), formerly Hewster Chile, S.A., and FirstCom Long Distance, S.A. ("FirstCom Long Distance"), formerly Iusatel Chile, S.A., and in Peru as Red de Servicios de Telecomunicaciones, S.A. ("Resetel").

     Visat holds a government concession to provide intermediate telecommunications services, including the installation and operation of a network of 12 satellite earth stations and a switch throughout Chile, which allows the Company to transmit either "C" or "KU" bands for satellite communications and broad band distribution. FirstCom Networks is engaged in the development of a fiber optic network and provides various network installation and systems integration services in Santiago, Chile. FirstCom Long Distance provides domestic and international long distance services in Chile. FirstCom Long Distance's long distance traffic switched and transported, in part, through its own gateway switch and satellite earth station, as well as through interconnections with other long distance carriers. Resetel is building a fiber optic telecommunications network in Lima and Callao, Peru.

During the three years ended December 31, 1997, the Company made the following acquisitions, each of which was accounted for as a purchase. The consolidated financial statements include the operating results from the effective date of acquisition.

ACQUISITION  OF  RESETEL

     On May 7, 1996, the Company acquired 100% of Resetel's outstanding stock in exchange for 1,250,000 shares of Common Stock of the Company. The purchase price of approximately $2,800 has been substantially allocated to a local carrier concession. A fair value of $2.25 was assigned to each share issued to the shareholders of Resetel based on the net proceeds per share of the Company's March 1996 private placement.

ACQUISITION  OF  FIRSTCOM  NETWORKS

     On July 31 and September 2, 1996 the Company acquired 99% and 1%, respectively, of FirstCom Networks' outstanding stock for $1,500 in cash. Goodwill of approximately $1,300 was recorded representing the excess cost over the fair value of net assets acquired in the transaction.

ACQUISITION  OF  FIRSTCOM  LONG  DISTANCE

     On December 17, 1997, the Company acquired 100% of FirstCom Long Distance's outstanding stock for $5,900 million in cash. In addition, the Company incurred other direct acquisition costs totaling approximately $300, which includes the fair market value of 100,000 shares of Company Common Stock paid to a former director for his services in facilitating the transaction. The purchase agreement provides for an additional payment of up to $850 if FirstCom Long Distance achieves certain operating results for the year ending December 31, 1998.

     The excess purchase price, of approximately $6,200, over the fair value of the net assets acquired has been allocated to FirstCom Long Distance's telephone carrier concession. The Company has accounted for the acquisition of FirstCom Long Distance as if it occurred on December 31, 1997, since FirstCom Long Distance's estimated operating results for the period from December 17, 1997 to December 31, 1997 were not material.

OTHER  RELATED  ACQUISITION  DISCLOSURES

     The results of operations of Resetel and FirstCom Networks for the period from January 1, 1996 to the respective date of acquisition were not significant. The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition of FirstCom Long Distance had occurred at the beginning of the periods presented, and do not purport to be indicative of the results that actually would have occurred if the acquisition had been consummated as of those dates or of results which may occur in the future:


                       (UNAUDITED)
                       DECEMBER  31,
                       --------------
                      1996       1997
                    ---------  ---------
Revenue. . . . . .  $  8,474   $ 10,927
Net loss . . . . .   (31,630)   (39,895)
Net loss per share  $  (2.14)  $  (2.40)

     The Company assesses the carrying amount of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment would include a comparison of estimated future cash flows to be generated during the remaining life of each intangible asset to its net carrying value. Following is a summary of the intangible assets resulting from the Company's acquisitions:


                                                   ESTIMATED
                                   DECEMBER 31,      USEFUL
                                  -------------
                                  1996      1997      LIFE
                                 -------  --------  --------
Satellite transmission rights .  $1,166   $ 1,166   10 years
Concessions . . . . . . . . . .   2,819     9,095   20 years
Goodwill. . . . . . . . . . . .   1,289     1,289   10 years
                                 -------  --------
                                  5,274    11,550
Less: accumulated  amortization    (245)     (669)
                                 -------  --------
                                 $5,029   $10,881
                                 =======  ========

2.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  AND  RELATED  ITEMS

PRINCIPLES  OF  CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

FOREIGN  CURRENCY  TRANSLATION

     Assets and liabilities are translated at end-of-period exchange rates. Income, expense and cash flows are translated at weighted average exchange rates for the period. The resulting currency translation adjustments are accumulated and reported as a component of stockholders' equity.

Primarily as a result of the Company's U.S. dollar denominated senior note financing during October 1997, effective January 1, 1998 the Company's subsidiaries will use the U.S. dollar as their functional currency. Management does not expect this change to have a significant impact on the Company's results of operations.

RECLASSIFICATIONS

     Certain amounts in the 1995 and 1996 consolidated financial statements were reclassified to conform with the 1997 presentation.

FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

     The carrying amount of cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximated fair value based on the short maturity of these financial instruments. The carrying amount of debt and capital leases approximated fair value based on the prevailing market rates currently available to the Company for similar financial instruments.

CASH  AND  CASH  EQUIVALENTS

     The Company considers all certificates of deposit and highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

RESTRICTED  CASH  AND  INVESTMENTS

     Restricted cash represents proceeds from the senior note offering (see Note
3) to be used, in accordance with the terms of the related indenture agreement, primarily for the purchase of the telecommunications equipment in Peru and Chile. Restricted investments are U.S. Treasury Notes that are restricted for the repayment of interest on the senior notes, and are stated at amortized cost, which approximated fair value at December 31, 1997. These investments mature at various dates through October 2000. Management designated these investments as held-to-maturity.

TELECOMMUNICATIONS  NETWORKS

     Telecommunications networks are recorded at cost and are depreciated on a straight-line method over the estimated useful lives of the related assets.
Construction, engineering, interest and labor costs directly related to the development of the Company's networks are capitalized. The Company begins depreciating these costs when the networks become commercially operational.

     Telecommunications  networks  consists  of:


                                                                         ESTIMATED
                                                         DECEMBER 31,      USEFUL
                                                       -----------------
                                                        1996      1997      LIFE
                                                       -------  --------  --------
Telecommunications equipment. . . . . . . . . . . . .  $2,868   $ 6,547   10 to 20
Telecommunications equipment pending installation and
construction in progress. . . . . . . . . . . . . . .   1,021     2,627          -
Office equipment and furniture. . . . . . . . . . . .   1,007     1,663     3 to 7
                                                       -------  --------
                                                        4,896    10,837
Less: accumulated depreciation
                                                         (940)   (1,489)
                                                       -------  --------
                                                       $3,956   $ 9,348
                                                       =======  ========

ACCOUNTING  ESTIMATES

     The preparation of financial statements require management to make estimates and assumptions that affect the amounts reported in the financial
statements  and  accompanying  notes.    Actual  results could differ from those
estimates.

ACCRUED  EXPENSES

Accrued  expenses  consist  of:


                                          DECEMBER  31,
                                          -------------
                                          1996    1997
                                          -----  ------
Purchases of telecommunication equipment  $ 376  $    -
Professional fees. . . . . . . . . . . .     63     622
Payroll. . . . . . . . . . . . . . . . .     14     447
Other. . . . . . . . . . . . . . . . . .    138     640
                                          -----  ------
                                          $ 591  $1,709
                                          =====  ======

COMMON  STOCK  EXCHANGED  FOR  OTHER  THAN  CASH

     Common stock exchanged for services and as inducements to make loans have been recorded as consulting, compensation or interest expense and additional paid in capital at the fair value of the common stock.

REVENUE  RECOGNITION

     Revenue  is  recognized  as  services  are  provided.

NET  LOSS  PER  SHARE

     The computation of net loss per share of common stock is computed by dividing net loss for the year by the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 1995, 1996 and 1997 excludes approximately 2.2 million, 4.3 million and 15.6 million, respectively of antidilutive stock options and warrants.

STOCK  BASED  COMPENSATION

     The Company accounts for stock-based compensation using the intrinsic value method which requires the recognition of related expense on the grant date when the exercise price of the stock option granted is less then the fair value of the underlying common stock. Additionally, the Company provides pro forma disclosure of net loss and loss per share as if the fair value based method had been applied in measuring compensation expense for stock options granted in 1997 and 1996.

     The policy of the Company has been to grant options at an exercise price equal to the estimated market value of the Company's common stock at the date of the grant, except for certain grants made in 1995 and 1997 for which $12 and $882, respectively was charged to expense. Had compensation costs for the Company's stock option grants been determined based on the fair value at the grant dates of options granted consistent with the fair value based method, the Company's loss and loss per share would have been increased to the pro forma amounts indicated below:


                                   1996      1997
                                 --------  ---------
Net loss . . . . .  As Reported  $(4,626)  $(15,632)
                    Pro forma     (7,510)   (21,237)

Net loss per share  As Reported     (.31)      (.94)
                    Pro forma       (.51)     (1.27)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions; volatility of 90%, risk-free interest rate of 6.72%, zero dividend yield and expected lives ranging from 4 to 8 years. The weighted average fair value of options granted in 1996 and 1997 were $2.38 and $2.47, respectively.

INCOME  TAXES

     The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     The Company is subject to federal, state and foreign income taxes but has not incurred a liability for such taxes due to losses incurred. At December 31, 1997 the Company has net tax operating loss carryforwards of approximately $16,100 for U.S. income tax purposes and approximately $21,300 for foreign income tax purposes. These carryforwards are available to offset future taxable income, if any, and expire for U.S. income tax purposes in the years 2007 through 2012. The foreign net operating loss carryforwards related (1) to Peru, $665 expire in the years 2000 through 2001 and (2) to Chile, $20,600, do not expire.

     The Company has deferred tax assets of approximately, $1,900 and $9,700 at December 31, 1996 and 1997, respectively, consisting primarily of net operating loss carryforwards. The deferred tax assets have been fully offset by a valuation allowance resulting from the uncertainty surrounding the future realization of the net operating loss carryforwards.

RECENT  ACCOUNTING  PRONOUNCEMENTS

     During June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information" effective for fiscal years beginning after December 1997. Management does not expect Statements No. 130 and 131 to have a significant impact on the Company's reporting and disclosure requirements in 1998.

     Statement No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purposes financial statement. Statement No. 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders.


3.  CAPITALIZATION

     The Company has had material transactions impacting its capitalization during the past three years. The following information, in addition to the disclosures in Note 4 - Related Party Transactions and Note 5 - Stock Options and Warrants, describes the most significant of these transactions.

SENIOR  NOTE  OFFERING

     On October 27, 1997, the Company completed a private offering (the "Senior Note Offering") pursuant to Rule 144A and Regulation S promulgated under the U.S. Securities Act of 1933 of 150,000 Units, consisting of an aggregate of $150,000 aggregate principal amount of 14% Senior Notes due October 27, 2007 ("Senior Notes") and 5,250,000 warrants (the "Unit Warrants") to purchase 5,250,000 shares of Common Stock of the Company at an exercise price of $4.40 per share. In addition, UBS Securities LLC, the initial purchaser of the Units in the Senior Note Offering, was granted 2,250,000 warrants (the "Initial Warrants") to acquire 2,250,000 shares of Common Stock of the Company at an exercise price of $4.40 per share. The Unit Warrants are exercisable on the earlier of April 27, 1998 or the registration with the SEC of the Senior Notes and the Initial Warrants are immediately exercisable and both expire on October 27, 2007. Interest is payable semi-annually beginning on April 1, 1998.

     The fair value of the Unit Warrants, approximately $18,500 is reflected as an original issue discount on the Senior Notes in the accompanying consolidated balance sheet. Additionally, the Company incurred direct financing costs of approximately $14,900, including the fair value of $7,900 of the Initial Warrants. The original issue discount and direct financing costs are being amortized to interest expense over ten years.

     The Senior Notes are redeemable on or after October 27, 2002 at the option of the Company, in whole or in part from time to time, at specified redemption prices declining annually to 100% of the principal amount on or after October 27, 2005, plus accrued and unpaid interest. Upon a change in control, the Company is required to make an offer to purchase the Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any. The Senior Notes contain certain restrictive covenants that, among other things, limit the ability of the Company to incur additional debt or issue preferred stock, pay dividends, enter into related party transactions or make certain other restricted payments.

     The net proceeds to the Company from the Senior Note Offering were approximately $142,500, after deducting the underwriting discount and offering expenses. Approximately $57,300 of the proceeds were used to purchase a portfolio of securities that was deposited in escrow for payment of interest on the Senior Notes through October 27, 2000 and, under certain circumstances, as security for repayment of principal of the Senior Notes. During November and December of 1997, the Company used the net proceeds of the Senior Note Offering as follows: (i) $5,900 for the acquisition of FirstCom Long Distance, (ii) $4,300 for the purchase of telecommunications equipment and the repayment of its subsidiaries liabilities, (iii) $2,600 to settle all of the Company's outstanding obligations related to convertible debentures and (iv) $975 to repay certain bridge notes. The Company expects to use the remaining proceeds primarily to expand and operate the Company's telecommunications businesses in Peru and Chile.

     In addition to the deposit of a portion of the proceeds from the Senior Note Offering to fund interest payments on the Senior Notes through October 2000, the Company deposited $62 million of the proceeds from the Senior Note Offering in a separate account under a trustee's control pending application of such funds by the Company for the payment of, as such terms are defined in the Indenture: (a) Permitted Expenditures; (b) in the event of a Change in Control of the Company, the Change in Control Payment and (c) in the event of a Special Offer to Purchase, or a Special Mandatory Redemption, the purchase or redemption price in connection therewith.

CONVERTIBLE  DEBENTURES

     On February 3, 1997, the Company issued $1,500 aggregate principal amount of 7% Convertible Debentures due February 3, 2000 and warrants to purchase an aggregate 100,000 shares of the Company's Common Stock. On May 6, 1997 the Company issued $2,000 aggregate principal amount of 8% Convertible Debentures due April 30, 1998 and warrants to purchase an aggregate 20,000 shares of the Company's Common Stock (collectively the "Convertible Debentures").

     During 1997, the Company issued 1,101,782 shares of Common Stock in connection with the conversion of $1,950 aggregate principal amount of the Convertible Debentures, plus related accrued interest. Effective December 31, 1997 the Company settled all of the Company's remaining financial obligations related to the Convertible Debentures for $2,600 in cash.

PRIVATE  ISSUANCES  OF  COMMON  STOCK

     In October 1994, the Company commenced a private offering of its common stock. The Company issued 315,714 shares of common stock and raised $1,100 prior to December 31, 1994. In early 1995, the Company closed the private placement, having issued a total of 951,476 shares of common stock and raised a total of $3,000, net of expenses of $260.

     In February 1996, the Company commenced a private offering of its common stock. The Company issued 500,000 shares of common stock and raised $1,120 through March 31, 1996, net of expenses of $80. In June 1996, the Company commenced a private offering of its common stock. The Company issued 1,439,000 shares of common stock and raised $6,400 through August 1996, net of expenses of $520.

     During 1997, the Company issued 850,000 shares of common stock to two officers and recognized related non-cash compensation expense of approximately $2,300.

4.  RELATED  PARTY  TRANSACTIONS

TELECTRONIC  S.A.

     During the three years ended December 31, 1997, the Company entered into certain transactions with Telectronic S.A. and its founders, Mr. George A. Cargill and Mr. Eleazar Donoso. Mr. Cargill and Mr. Donoso are both Company shareholders. Mr. Cargill has been a director of the Company since 1994.

     From 1994 to 1997, the Company granted Mr. Cargill 290,000 stock options with a weighted average exercise price of $2.09. The exercise price of such grants was equal to the grant date fair value of the underlying Common Stock.

     The Company purchased approximately $205, $172 and $77 of certain telecommunication equipment in 1995, 1996 and 1997, respectively, from Telectronic, S.A.

     In October 1997, the Company issued 300,000 shares of Common Stock to Mr. Donoso for certain financial assistance provided to the Company during its development stage. The Company recognized interest expense of $852 related to the aggregate fair value of such shares of Common Stock.

     During 1997, the Company issued and redeemed $200 of bridge notes from Mr. Cargill. In connection with such bridge notes Mr. Cargill received 20,000 warrants to purchase the Company's common stock at an exercise price of $2.56 per warrant.

MR.  HERNAN  STREETER

     During the three years ended December 31, 1997, the Company entered into several transactions with Mr. Hernan Streeter. Mr. Streeter formerly served the Company as its Chief Executive Officer and its Chairman of the Board. In addition, he is a principal shareholder of the Company. The Company paid salaries to Mr. Streeter of $120 and $110 during 1995 and 1996, respectively.

     From 1994 to 1996, the Company granted Mr. Streeter 510,000 stock options with a weighted average exercise price of $1.91. The exercise price of such grants was equal to the grant date fair value of the underlying Common Stock.

     During 1995 and 1996, approximately $1,600 was loaned to the Company by Laura Investments, Ltd., a company owned by Mr. Streeter. During 1996, the Company paid $86 of interest to Laura Investments, Ltd. On March 31, 1996 the loans, plus accrued interest, were converted into 839,235 shares of Company Common Stock.

     Mr. Streeter was the founder and Chief Executive Officer of FirstCom Networks, which was acquired by the Company during 1996. Prior to its acquisition, FirstCom Networks provided approximately $237 of telecommunication services to the Company. Mr. Streeter also was the primary shareholder and General Manager of FirstCom Long Distance, which was acquired by the Company during 1997. Prior to this acquisition, the Company made sales of $162 to FirstCom Long Distance. Pursuant to provisions of the FirstCom Long Distance purchase agreement, the Company agreed to pay Mr. Streeter a consulting fee of $120 during 1998.

MAROON  BELLS  CAPITAL  PARTNERS  ("MBCP")

     During the three years ended December 31, 1997, the Company entered into certain transactions with MBCP. Two former directors of the Company, Paul Moore and Phillip Magiera, are principals in MBCP. MBCP has provided certain consulting and financial advisory services to the Company during the past three years.

     From 1994 to 1996, the Company granted MBCP and its principals 1,015,000 stock options with a weighted average exercise price of $2.12. The exercise price of such grants was equal to the grant date fair value of the underlying Common Stock.

     During 1995, the Company recognized $100 as a financial advisory fee to MBCP. During 1996, the Company purchased $493 in equipment whereby MBCP acted as a broker. Additionally, during 1996 and 1997, the Company made expense reimbursements of $219 and $132, respectively, to MBCP and its principals.

     During 1996 and 1997, the Company converted $316 and $240, respectively, of outstanding liabilities to MBCP into 172,506 and 80,000 shares, respectively, of the Company's Common Stock.

     During October 1997, the Company entered into an agreement with MBCP and its principals, Theodore Swindells, Paul Moore and Phillip Magiera, to compensate them for services rendered to the Company. Pursuant to such agreement, the Company made a cash payment to MBCP of $500 at the closing of the Senior Note offering and issued to each of Messrs. Moore and Magiera 250,000 shares of Common Stock and options to acquire 250,000 shares of Common Stock at an exercise price of $2.13 per share. The Company recognized non-cash consulting expense related to the Common Stock and stock options of approximately $1,800. Messrs. Moore and Magiera resigned from the Company's Board of Directors effective as of the date of the agreement.


OTHER  RELATED  PARTY  TRANSACTIONS

     The Company paid approximately $865 in legal fees in 1997 to a law firm having a senior partner who is also a current director of the Company.

5.    STOCK  OPTIONS  AND  WARRANTS

     Under the terms of the Company's stock option agreements, options have a maximum term of ten years from the date of the grant. The options vesting period varies from full vesting upon issuance of options to one forty eighth per month to the end of the option term. A summary of the Company's stock option activity is as follows:


                                          1995                  1996                  1997
                                  --------------------  --------------------  --------------------
                                             WEIGHTED              WEIGHTED              WEIGHTED
                                              AVERAGE               AVERAGE               AVERAGE
                                             EXERCISE              EXERCISE              EXERCISE
                                   SHARES      PRICE     SHARES      PRICE     SHARES      PRICE
                                  ---------  ---------  ---------  ---------  ---------  ---------
Outstanding at beginning of year    605,000  $    2.13  1,565,000  $    2.03  3,625,000  $    2.31
Granted. . . . . . . . . . . . .    960,000       1.96  2,060,000       2.52  3,670,000       3.15
Exercised. . . . . . . . . . . .          -          -          -          -          -          -
Cancelled. . . . . . . . . . . .          -          -          -          -          -          -
                                  ---------  ---------  ---------  ---------  ---------  ---------
Outstanding at end of year . . .  1,565,000  $    2.03  3,625,000  $    2.31  7,295,000  $    2.73
                                  =========  =========  =========  =========  =========  =========

Options exercisable at year-end.  1,250,350  $    2.57  2,754,734  $    2.54  4,970,365  $    2.50
                                  =========  =========  =========  =========  =========  =========

The following table summarizes information about stock options outstanding at December 31, 1997:


                 OPTIONS OUTSTANDING
               -----------------------

                             WEIGHTED
                              AVERAGE
                             REMAINING             OPTIONS EXERCISABLE
                                         -----------------------------------
EXERCISE         NUMBER     CONTRACTUAL        NUMBER            EXERCISE
PRICE          OUTSTANDING     LIFE          EXERCISABLE          PRICE
-------------  -----------  -----------  -------------------  --------------
 .35. . . . .      100,000            7              100,000  $          .35
1.83 to 1.96.    1,110,000            8            1,063,194   1.83 to  1.96
2.00 to 2.42.    3,130,000            9            1,465,786    2.00 to 2.42
2.50 to 2.81.    1,655,000            8            1,511,917    2.50 to 2.81
4.00 to 4.40.    1,100,000           10              493,518    4.00 to 4.40
6.00 to 8.00.      200,000           10                   --    6.00 to 8.00
               -----------               -------------------

                 7,295,000                         4,970,365
               ===========               ===================

     Included in the preceding table are 1,350,000 stock options, of which 452,952 are exercisable at December 31, 1997 with an exercise price of $2.13 and a weighted average remaining contractual life of 10 years. The exercise price of such stock options was less than the grant date fair value of the underlying Common Stock.

     During 1997 the Company granted two officers 2,650,000 stock options that vest over a two year period. The Company recognized non-cash compensation expense of $527 related to certain of these stock option grants. The terms of 1,000,000 stock options granted during 1996 were modified during 1997 to provide for immediate vesting.

     Including the Initial and Note Warrants described in Capitalization above, the following is a summary of warrants granted by the Company:


                                        1995                1996                 1997
                                  ------------------  ------------------  --------------------
                                           WEIGHTED            WEIGHTED              WEIGHTED
                                            AVERAGE             AVERAGE               AVERAGE
                                           EXERCISE            EXERCISE              EXERCISE
                                  SHARES     PRICE    SHARES     PRICE     SHARES      PRICE
                                  -------  ---------  -------  ---------  ---------  ---------
Outstanding at beginning of year   75,000  $    1.25  680,171  $    2.97    680,171  $    2.97
Granted. . . . . . . . . . . . .  605,171       3.18        -          -  7,715,000       4.35
Exercised. . . . . . . . . . . .        -          -        -          -          -          -
Cancelled. . . . . . . . . . . .        -          -        -          -          -          -
                                  -------  ---------  -------  ---------  ---------  ---------
Outstanding at end of year . . .  680,171  $    2.97  680,171  $    2.97  8,395,171  $    4.24
                                  =======  =========  =======  =========  =========  =========

Options exercisable at year-end.  680,171  $    2.97  680,171  $    2.97    895,171  $    2.80
                                  =======  =========  =======  =========  =========  =========

  These warrants resulted from the Company's financing activities from 1994 to 1997.

6.  COMMITMENTS  AND  CONTINGENCIES

     The Company entered into an operating agreement in 1993 with Metro S.A. to install and operate the Company's optical fiber telecommunication network in the tunnels, conduits and stations of lines 1 and 2 of the Santiago subway system. The Company has given Metro S.A. a $50 performance bond relating to these leases. The monthly lease rental is equivalent to 15% of the net monthly invoicing of the company for services rendered in the metropolitan region of Chile, subject to minimum amounts. The lease expires in the year 2003. Under the agreement, the Company is obligated to provide certain telecommunications services to Metro, S.A.

     The following summarizes future minimum payments under non-cancelable operating lease agreements at December 31, 1997:


1998. . .  $1,001
1999. . .     920
2000. . .   1,007
2001. . .   1,101
2002-2003   2,154
           ------
           $6,183
           ======

     Rental expense under operating leases was $255, $508 and $961 for the years ended December 31, 1995, 1996 and 1997, respectively.

     The Company has entered into employment agreements with key members of management that expire in 2000. These agreements provide for annual compensation and payments upon death, disability and certain changes in control.

            =========================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE MAKING OF THE EXCHANGE OFFER PURSUANT TO THIS PROSPECTUS NOR THE ACCEPTANCE OF THE EXISTING NOTES FOR SURRENDER FOR EXCHANGE PURSUANT THERETO SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------


           TABLE OF CONTENTS

                                      PAGE
                                      ----
Notice to New Hampshire Residents. .     2
Exchange Rate Data . . . . . . . . .     3
Available Information. . . . . . . .     4
Prospectus Summary . . . . . . . . .     5
Risk Factors . . . . . . . . . . . .    11
Use of Proceeds. . . . . . . . . . .    21
Capitalization . . . . . . . . . . .    22
Selected Historical Financial Data .    23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations. . . . . . . . . . .    25
Business . . . . . . . . . . . . . .    32
Management . . . . . . . . . . . . .    55
Certain Relationships and Related
  Party Transactions . . . . . . . .    60
Selling Stockholders . . . . . . . .    62
Description of Senior Notes. . . . .    67
Description of Capital Stock . . . .   102
Shares Eligible for Future Sale. . .   107
Plan of Distribution . . . . . . . .   108
Legal Matters. . . . . . . . . . . .   109
Experts. . . . . . . . . . . . . . .   110
Glossary of Defined Terms. . . . . .   111
Index to Financial Statements. . . .   F-1
------------------------------------  ----


            =========================================================

                       [INTERAMERICAS COMMUNICATIONS LOGO]

                            ------------------------
                                  COMMON STOCK
                            ------------------------

                            ------------------------

                                     , 1998

            =========================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.    OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The estimated expenses of this offering, all of which are to be paid by the Registrant, in connection with the issuance and distribution of the securities registered hereby are as follows:


SEC Registration Fee. . . . . .   *
Printing and Engraving Expenses   *
Legal Fees and Expenses . . . .   *
Accounting Fees and Expenses. .   *
Miscellaneous Expenses. . . . .   *
              Total . . . . . .  $*

---------------

*  To  be  provided  by  amendment.

ITEM  15.    INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     ICCA's Certificate of Incorporation and By-laws contain certain provisions that eliminate the liability of its director and officers to the fullest extent permitted by the Texas Business Corporation Act, except that they do not eliminate liability for: (i) any breach of the duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act or omission for which the liability of a director is expressly provided by an applicable statute; or (iv) any transaction from which the director derived an improper personal benefit. The Texas Business Corporation Act provides that Texas corporations may indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of such person, if such person (i) conducted himself in good faith and
(ii) reasonably believed that his conduct was not unlawful and opposed to the corporation's best interests. The indemnification provision does not permit indemnification of officers, directors and employees (i) when such persons are found liable to the corporation or (ii) for any transaction from which such person derive improper personal benefits. The foregoing provisions may reduce the likelihood of derivative litigation against directors, officers and employees of the Company and may discourage or deter shareholders or management from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its shareholders.

     The Company has entered into an indemnification agreement with each director (an "Indemnitee"). Pursuant to the indemnification agreement, the Company will indemnify an Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the agreement, ICCA's Articles of Incorporation and By-laws, or statute. In addition, the Company will indemnify each Indemnitee against any and all expenses incurred in connection with claims relating to the fact that such Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or any subsidiary of the Company, and the Company will advance all such expenses. The Company maintains directors' and officers' liability insurance.

ITEM  16.    EXHIBITS  AND  FINANCIAL  STATEMENT  SCHEDULES


 EXHIBIT
  NUMBER    EXHIBIT
----------  -------
  3.1   --  Articles of Incorporation of InterAmericas Communications Corporation previously filed as an exhibit to the Registrant's Form 8-A Registration Statement, filed with the
            Commission on November 29, 1994 and incorporated herein by reference.
  3.2   --  By-laws of InterAmericas Communications Corporation previously filed as an Exhibit to the Registrant's Form 8-A Registration Statement, filed with the Commission on
            November 29, 1994 and incorporated herein by reference.
  4.1   --  Purchase Agreement, dated as of October 21, 1997 by and  among InterAmericas
            Communications Corporation, Hewster Chile S.A. Red de Servicios Empresariales
            de Telecomunicaciones S.A. and UBS Securities LLC previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on
            December 10, 1997 and incorporated herein by reference.
  4.2   --  Form of Existing Note previously filed as an exhibit to Registrant's Registration
            Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
  4.3   --  Indenture, dated as of October 27, 1997 between InterAmericas Communications
            Corporation and State Street Bank & Trust Company, N.A. previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the
            Commission on December 10, 1997 and incorporated herein by reference.
  4.4   --  A/B Exchange Registration Rights Agreement, dated as of October 27, 1997, between InterAmericas Communications Corporation and UBS Securities LLC
            previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.
  4.5   --  Warrant Agreement, dated as of October 27, 1997, between the Registrant and
            State Street Bank & Trust Company, N.A. previously filed as an exhibit to
            Registrant's Registration Statement on Form S-4, filed with the Commission on
            December 10, 1997 and incorporated herein by reference.
  4.6   --  Warrant Registration Rights Agreement, dated as of October 27, 1997 between
            InterAmericas Communications Corporation and UBS Securities LLC previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the
            Commission on December 10, 1997 and incorporated herein by reference.
  4.7   --  Specimen of InterAmericas Communications Corporation 14% Senior Note due
            October 27, 2007 previously filed as an exhibit to Registrant's Registration
            Statement on Form S-4, filed with the Commission on December 10, 1997 and
            Incorporated herein by reference.
  4.8   --  Proceeds Pledge and Escrow Agreement, dated as of October 27, 1997 between
            InterAmericas Communications Corporation and State Street Bank and Trust
            Company, N.A., previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the Commission on December 10, 1997 and incorporated herein by reference.

  5.1   --  Opinion of Baker & McKenzie (to be filed by amendment).
 10.1   --  Stock Purchase Agreement, dated as of September 9, 1997, as amended, between
            InterAmericas Communications Corporation and Inversiones Druma S.A. for the
            acquisition of 99.9% of the Outstanding shares of capital of Iusatel Chile S.A., previously filed as an exhibit to Registrant's Current Report on Form 8-K, filed with the Commission on January 5, 1998 and incorporated herein by reference.

 10.2   --  Employment and Severance Agreement, dated as of October 7, 1997, between
            InterAmericas Communications Corporation and Patricio E. Northland, previously filed as an exhibit to Registrant's Current Report on Form 8-K filed with the
            Commission on October 16, 1997 and incorporated herein by reference.

                                      II-2



 EXHIBIT
  NUMBER    EXHIBIT
----------  -------

 10.3   --  Settlement Agreement, dated as of October 4, 1997, between InterAmericas
            Communications Corporation and each of Maroon Bells Capital Partners, Inc.,
            Theodore Swindells, Paul A. Moore and Philip Magiera, previously filed as an exhibit to Registrant's Current Report on Form 8-K filed with the Commission on October
            16, 1997 and incorporated herein by reference.
 10.4   --  Settlement Agreement, dated as of October 3, 1997, between InterAmericas
            Communications Corporation and Eleazar Donoso, previously filed as an exhibit to
            Registrant's Current Report on Form 8-K filed with the Commission on October 16,
            1997 and incorporated herein by reference.

 10.5   --  Employment and Severance Agreement, dated as of  April 14, 1997,  between
            InterAmericas Communications Corporation and Douglas G. Geib,  previously  filed as an exhibit to Registrant's Quarterly Report on Form 10-QSB filed  with the Commission on May 15, 1997 and incorporated herein by reference.
 21.1   --  Subsidiaries of the Registrant previously filed as an exhibit to Registrant's
            Form 10-KSB, filed with the Commission on March 10, 1998 and incorporated herein by reference.
 23.1   --  Consent of Price Waterhouse LLP.
 23.2   --  Consent of Baker & Mckenzie (included in Exhibit 5.1).

 25.1   --  Statement of Eligibility of State Street Bank and Trust Company, N.A. previously filed as an exhibit to Registrant's Registration Statement on Form S-4, filed with the
            Commission on December 10, 1997 and incorporated herein by reference.
 99.1   --  Form of Letter of Transmittal previously filed as an exhibit to Registrant's
            Registration Statement on Form S-4, filed with the Commission on December 10,
            1997 and incorporated herein by reference.
 99.2   --  Form of Notice of Guaranteed Delivery previously filed as an exhibit to Registrant's
            Registration Statement on Form S-4, filed with the Commission on December 10,
            1997 and incorporated herein by reference.
 99.3   --  Form of Exchange Agent Agreement previously filed as an exhibit to Registrant's
            Registration Statement on Form S-4, filed with the Commission on December 10,
            1997 and incorporated herein by reference.
 99.4   --  Form of Information Agent Agreement previously filed as an exhibit to Registrant's
            Registration Statement on Form S-4, filed with the Commission on December 10,
            1997 and incorporated herein by reference.

ITEM  17.    UNDERTAKINGS

     (a)  The  undersigned  Registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  The  undersigned  Registrant  hereby  undertakes  that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Articles of Incorporation and By-Laws, of the Texas Business Corporation Act, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on March 17, 1998.


                                          INTERAMERICAS  COMMUNICATIONS
                                          CORPORATION


                                          By:    /s/  DOUGLAS  G.  GEIB  II
                                          -----------------------------------
                                          Name:  Douglas  G.  Geib  II
                                          Title: Chief  Financial  Officer





SIGNATURE                                 TITLE                   DATE
---------------------------  -------------------------------  -------------
/s/ PATRICIO E. NORTHLAND*.  Chairman of the Board of        March 17, 1998
---------------------------
Patricio E. Northland . . .  Directors, President and Chief
                             Executive Officer (Principal
                             Executive Officer)

/s/ DOUGLAS G. GEIB II. . .  Chief Financial Officer and     March 17, 1998
---------------------------
Douglas G. Geib II. . . . .  Director (Principal Financial
                             and Accounting Officer)

/s/ DAVID C. KLEINMAN*. . .  Director                        March 17, 1998
---------------------------
David C. Kleinman

/s/ GEORGE A. CARGILL*. . .  Director                        March 17, 1998
---------------------------
George A. Cargill

/s/ ANDREW HULSH. . . . . .  Director                        March 17, 1998
---------------------------
Andrew Hulsh


*By: /s/ DOUGLAS G. GEIB II                                  March 17, 1998
---------------------------
Douglas G. Geib II
Attorney in Fact

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER
----------
 23.1   --  Consent of Price Waterhouse LLP.